    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1997

                                                         REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            EMPLOYEE SOLUTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            ARIZONA                                           7361                                     86-0676898
 (STATE OR OTHER JURISDICTION                                                                       (I.R.S. EMPLOYER
      OF INCORPORATION OR                         (PRIMARY STANDARD INDUSTRIAL                       IDENTIFICATION
          ORGANIZATION)                            CLASSIFICATION CODE NUMBER)                           NUMBER)

                        AND ITS GUARANTOR SUBSIDIARIES:

         INDIANA                          ERC OF INDIANA, INC.                     35-1724861
        MINNESOTA                           ERC OF MINN, INC.                      41-1860732
        MICHIGAN                            ERC OF OHIO, INC.                      38-2986964
         NEVADA                             ESI AMERICA, INC.                      94-3232050
         NEVADA                             ESI-MIDWEST, INC.                      86-0826071
         ARIZONA                    ESI RISK MANAGEMENT AGENCY, INC.               86-0806066
         INDIANA                     EMPLOYEE RESOURCES CORPORATION                38-3250667
         GEORGIA                      EMPLOYEE SOLUTIONS-EAST, INC.                58-2118958
        MICHIGAN                    EMPLOYEE SOLUTIONS-MIDWEST, INC.               38-2986965
         INDIANA                    EMPLOYEE SOLUTIONS OF OHIO, INC.               35-1814397
          TEXAS                     EMPLOYEE SOLUTIONS OF TEXAS, INC.              74-2617722
         FLORIDA                   EMPLOYEE SOLUTIONS-SOUTHEAST, INC.              59-2474722
        DELAWARE                   GCK ENTERTAINMENT SERVICES I, INC.              95-4353479
         NEVADA                      LOGISTICS PERSONNEL CORPORATION               86-0802394
         INDIANA                    PHOENIX CAPITAL MANAGEMENT, INC.               35-1814367
        DELAWARE                     TALENT, ENTERTAINMENT AND MEDIA               95-4560704
                                             SERVICES, INC.
   (STATE OR OTHER JURISDICTION           (EXACT NAME OF GUARANTOR          (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      AS SPECIFIED IN ITS CHARTER)     IDENTIFICATION NUMBER)

                            ------------------------

                                                                      PAUL M. GALES, ESQ.
                                                                   EMPLOYEE SOLUTIONS, INC.
               6225 NORTH 24TH STREET                               6225 NORTH 24TH STREET
                  PHOENIX AZ 85016                                     PHOENIX AZ 85016
                   (602) 955-5556                                       (602) 955-5556
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE              (NAME, ADDRESS, INCLUDING ZIP CODE,
    NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S              AND TELEPHONE NUMBER INCLUDING AREA
            PRINCIPAL EXECUTIVE OFFICES)                          CODE, OF AGENT FOR SERVICE)

  COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT
                               SHOULD BE SENT TO:

              KENNETH V. HALLETT, ESQ.                              WILLIAM R. KUNKEL, ESQ.
                   QUARLES & BRADY                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
              411 EAST WISCONSIN AVENUE                              333 WEST WACKER DRIVE
                 MILWAUKEE WI 53202                                    CHICAGO IL 60606

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                  (Calculation of Registration Fee on Next Page)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                      PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    OFFERING PRICE PER AGGREGATE OFFERING      AMOUNT OF
         TO BE REGISTERED             REGISTERED            UNIT               PRICE       REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------
Series B 10% Senior Notes             $85,000,000
  Due 2004........................  principal amount       $1,000           $85,000,000        $25,757.58
--------------------------------------------------------------------------------------------------------------
Guarantees of each of the
  Guarantor Subsidiaries..........         (2)               (3)                (3)              None(3)
==============================================================================================================

(1) Fee based upon 1/33rd of one percent of the aggregate offering amount.
(2) The Series B 10% Senior Notes Due 2004 (the "Exchange Notes") will be guaranteed by each of the Guarantor Subsidiaries.
(3) No additional consideration will be paid by the recipients of the Exchange Notes for the Guarantees. Pursuant to Rule 457(n), no separate fee is payable for the Guarantees.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 31, 1997
PROSPECTUS

                           [EMPLOYEE SOLUTIONS, INC.]
                                                 [EMPLOYEE SOLUTIONS, INC. LOGO]

            OFFER TO EXCHANGE UP TO $85 MILLION IN PRINCIPAL AMOUNT
                   OF ITS SERIES B 10% SENIOR NOTES DUE 2004,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
       FOR ANY AND ALL OF ITS OUTSTANDING $85 MILLION IN PRINCIPAL AMOUNT
                          OF 10% SENIOR NOTES DUE 2004

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
     NEW YORK CITY TIME, ON                      , 199   , UNLESS EXTENDED

    The Series B 10% Senior Notes due 2004 are being offered by Employee Solutions, Inc., an Arizona corporation ("ESI" or the "Company"). ESI hereby offers to exchange (the "Exchange Offer") up to $85 million in aggregate principal amount of ESI's new Series B 10% Senior Notes due 2004 (the "Exchange Notes") for $85 million in aggregate principal amount of ESI's outstanding 10% Senior Notes due 2004 (the "Original Notes"). The Original Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes."

    The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will be freely transferable by holders thereof (other than as described herein) and issued free of any covenant restricting transfer absent registration and will not have the right to earn additional interest as Liquidated Damages (as defined) in the event of a failure to register such Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and contain terms which are substantially identical to the terms of the Original Notes for which they are to be exchanged. For a description of the terms of the Notes, see "Description of the Notes." There will be no cash proceeds to the Company from the Exchange Offer.

    The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Original Notes, or if no interest has been paid on the Original Notes, from October 21, 1997. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on such Original Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. See "The Exchange Offer -- Terms of the Exchange Offer."

    The Notes mature on October 15, 2004, unless previously redeemed. Interest on the Notes is payable semiannually on April 15 and October 15, commencing April 15, 1998. The Notes are redeemable at the option of the Company, in whole or in part, on or after October 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages on the Original Notes (as defined), if any, to the redemption date. Upon a Change of Control (as defined), the Company is required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest (and, in the case of Original Notes, Liquidated Damages, if any), to the date of repurchase.

    The Notes are general unsecured obligations of the Company and rank senior in right of payment to all existing and future Indebtedness (as defined) of the Company that is subordinated to the Notes and will rank pari passu in right of payment with all current and future senior indebtedness of the Company. The Notes are unconditionally guaranteed on a senior basis (the "Guarantees") by certain of the Company's current and future Subsidiaries (as defined) (the "Guarantors"). The Guarantees are general unsecured obligations and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Guarantors and will rank pari passu in right of payment with all other existing and future senior Indebtedness of the Guarantors. Under the Amended Credit Facility (as defined), the Company may borrow on a revolving basis or draw letters of credit up to $20 million, which will be secured by substantially all of the assets of the Company and guaranteed by the Guarantors, which guarantees will be secured by substantially all of the assets of the Guarantors. Accordingly, the Notes and the Guarantees are effectively subordinated to the loans outstanding under the Amended Credit Facility and the guarantees of such loans, respectively, to the extent of the value of the assets securing such loans and guarantees. As of June 30, 1997, on a pro forma basis after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Company had no senior Indebtedness outstanding other than the Notes. See "Description of Notes."

    The Original Notes were sold on October 21, 1997, in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Offering"). Accordingly, the Original Notes may not be offered, resold or otherwise pledged, hypothecated or transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered to satisfy the obligations of the Company under a Registration Rights Agreement relating to the Original Notes. See "The Exchange
Offer -- Purposes and Effects of the Exchange Offer." Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder which is an affiliate of the Company within the meaning of Rule 405 under the Securities Act and other than any broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged and do not intend to engage, and have no arrangement or understanding with any person to engage, in the distribution of such Exchange Notes. See "The Exchange
Offer -- Purpose and Effect of the Exchange Offer."
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DESCRIPTION OF CERTAIN RISKS RELATING TO ESI AND AN INVESTMENT IN ITS SECURITIES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

             The date of this Prospectus is                , 1997.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by so delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company had agreed that, for a period of up to 180 days after the date hereof (or longer under certain circumstances), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Notes constitute securities for which there is no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not currently intend to list either the Original Notes or the Exchange Notes on any securities exchange. To the extent that any Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell Original Notes could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

     The Exchange Offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 P.M., New York time, on           , 199 , unless extended (the
"Expiration Date"). The date of acceptance for exchange of the Original Notes will be the first business day following the Expiration Date. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at anytime prior to the Expiration Date, otherwise, such tenders are irrevocable. The Company will pay all expenses incident to the Exchange Offer.

     THE DISTRIBUTION OF THIS PROSPECTUS AND THE EXCHANGE OFFER DESCRIBED HEREIN MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES MUST INFORM THEMSELVES ABOUT, AND OBSERVE, ANY SUCH RESTRICTIONS.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Cautionary Statement Regarding Forward-Looking Information............................    ii
Available Information.................................................................    ii
Documents Incorporated by Reference...................................................   iii
Summary...............................................................................     1
Risk Factors..........................................................................     9
The Exchange Offer....................................................................    14
Certain Federal Income Tax Consequences...............................................    22
Use of Proceeds.......................................................................    23
Capitalization........................................................................    24
Selected Consolidated Financial Information...........................................    25
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    27
Business..............................................................................    38
Industry Regulation...................................................................    50
Description of Notes..................................................................    54
Plan of Distribution..................................................................    75
Legal Matters.........................................................................    76
Experts...............................................................................    76
Index to Financial Statements.........................................................   F-1

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus which are not historical facts (including statements in the future tense and statements using terms such as "believe," "expect," "anticipate" and similar terms) are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including delay or inability to conclude acquisition transactions, introductions of competing services, cancellations of contracts, changes in applicable regulations, general market acceptance of the Company's professional employer organization services and other services, fluctuations in margins, customers' reorganizations, demand fluctuations, and other factors. The other factors include those set forth in connection with the forward-looking statements or otherwise set forth herein, particularly in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Readers of this Prospectus are also urged to review carefully and consider the various disclosures herein which attempt to advise interested parties of the factors which affect or may affect the Company's business.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company under the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Also, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (such as the Company) that file electronically with the Commission.

     The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the Holders of the Notes and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
(ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     Certain provisions of various instruments, including the Indenture and the Registration Rights Agreement (each as defined), and the Notes are summarized in this Offering Memorandum, but prospective investors should be aware that the summaries are qualified in their entirety by reference to the texts of the original instruments, which will be made available to Holders without charge on request. Requests for such documents should be submitted in writing to Paul M. Gales, Senior Vice President, General Counsel and Secretary, at the Company's principal executive offices at 6225 North 24th Street, Phoenix, Arizona 85016, or by telephone at (602) 955-5556.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-22600) are incorporated into this Offering Memorandum by reference:

          (a) Annual Report on Form 10-K for fiscal year ended December 31, 1996, as amended.

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

          (c) Current Reports on Form 8-K dated as of March 15, 1997 and March 18, 1997 (relating to 1996 earnings) and October 21, 1997 (relating to the sale of the Notes).

          (d) The combined financial statements of Leaseway Personnel Corporation and Leaseway Administrative Personnel, Inc. (together, "Leaseway"), and related pro forma financial statements of the Company, included in the Company's Current Report on Form 8-K dated August 1, 1996 (as amended by Amendment No. 1).

          (e) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the completion of the Exchange Offer.

     The information contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents). Requests should be directed to Paul M. Gales, Senior Vice President, General Counsel and Secretary, at the Company's principal executive offices at 6225 North 24th Street, Phoenix, Arizona 85016, or by telephone at (602) 955-5556.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise indicates, references in this Prospectus to the "Company" or "ESI" refer to Employee Solutions, Inc. and its subsidiaries. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                  THE COMPANY

     The Company is one of the largest professional employer organizations ("PEO") and is the most geographically diverse PEO in the United States, specializing in integrated employment outsourcing solutions for small and mid-sized businesses. As of June 30, 1997, the Company served approximately 1,400 client companies representing 42,900 worksite employees in 46 states. Through internal growth and strategic acquisitions, the Company has increased annual revenues and EBITDA from 1992 to 1996 at compound annual growth rates of 150% and 293%, respectively.

     The Company offers a broad array of integrated outsourcing solutions which provide businesses throughout the United States with comprehensive and flexible outsourcing services to meet their payroll, benefits and human resources needs while helping manage their overall costs. The Company provides significant benefits to its client companies and their worksite employees, including: (i) managing escalating costs associated with workers' compensation, health insurance, workplace safety and employment policies and practices; (ii) enhancing employee recruiting and retention by providing employees with access to a menu of healthcare and other benefits that are more characteristic of larger employers; (iii) providing expertise in transportation personnel and in labor relations; and (iv) reducing the time and effort required by the employer to deal with an increasingly complex administrative, legal and regulatory environment.

     As a PEO, ESI and its "client company" typically agree that ESI will become the "employer of record" for the client company's employees. ESI generally assumes designated obligations for payroll processing and reporting, payment of payroll taxes, human resources management and the provision of employee benefit plans and risk management/workers' compensation services. Additionally, ESI may provide other products and services directly to worksite employees, such as employee payroll deduction programs for disability and specialty health insurance, prepaid telephone cards and other personal financial services. The client company generally retains management control of the worksite employees, including hiring, supervision and termination and determining the employees' job descriptions and salaries.

                              RECENT DEVELOPMENTS

     Effective as of September 1, 1997, the Company acquired a PEO service provider, Phoenix Capital Management, Inc. ("PCM"), and four affiliated PEO companies (collectively referred to as "Employee Resources Corporation" or "ERC"), for 752,587 restricted shares of Company Common Stock plus additional restricted Common Stock to be determined based upon ERC earnings after the acquisition. Since 1995, the Company has operated under an agreement whereby PCM provided certain check processing services for the Company. The Company believes that the acquisition of PCM will reduce its expenses by allowing the Company to internally provide these services. The acquisition of ERC adds approximately 150 clients with 1,800 worksite employees, primarily in the transportation industry, and annualized revenues of $29 million. In addition, effective September 1, 1997, the Company acquired Prompt Pay, Inc., a small PEO with 350 worksite employees in six southwestern states.

                               THE EXCHANGE OFFER

PURPOSE OF EXCHANGE........  The Original Notes were sold in the Private
                             Offering (the "Offering") by ESI to certain accredited institutions through First Chicago Capital Markets, Inc., who acted as the initial purchaser (the "Initial Purchaser"). In connection therewith, ESI executed and delivered, for the benefit of the holders of the Original Notes, a Registration Rights Agreement dated October 21, 1997 (the "Registration Rights Agreement"), which is an exhibit to the Registration Statement of which this Prospectus is a part, providing for, among other things, the Exchange Offer so that the Exchange Notes will be freely transferable by the holders thereof without registration or any prospectus delivery requirements under the Securities Act, except that a "dealer" or any "affiliate" of a "dealer" (as such terms are defined under the Securities Act), who exchanges Original Notes held for its own account (a "Restricted Holder") will be required to deliver copies of this Prospectus in connection with any resale of the Exchange Notes issued in exchange for such Original Notes. See "Risk
                             Factors -- Consequences of Failure to Exchange, "The Exchange Offer -- Purposes and Effects of the Exchange Offer" and "Plan of Distribution".

THE EXCHANGE OFFER.........  ESI is offering to exchange pursuant to the
                             Exchange Offer up to $85 million aggregate principal amount of ESI's new Series B 10% Senior Notes due 2004 (the "Exchange Notes") for $85 million aggregate principal amount of ESI's outstanding 10% Senior Notes due 2004 (the "Original Notes"). The Original Notes and the Exchange Notes are sometimes collectively referred to herein as the "Notes." The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer -- Terms of the Exchange Offer" and "The Exchange Offer -- Procedures for Tendering."

                             The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

EXPIRATION DATE............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time on           , 199 , unless extended
                             to a date not later than 60 days from the effective date of the Registration Statement of which this Prospectus is a part (the "Expiration Date").

CONDITIONS OF THE
EXCHANGE OFFER.............  ESI's obligation to consummate the Exchange Offer will be subject to certain conditions. ESI will not be required to accept for exchange any Original Notes tendered and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if, among other things, certain legal actions or proceedings are instituted or there shall have been proposed, adopted or enacted any law, statutes or regulations materially affecting the benefits of the Exchange Offer. See "The Exchange Offer -- Conditions of the Exchange Offer." ESI reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions.

PROCEDURES FOR TENDERING
ORIGINAL NOTES.............  Each holder of Original Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Original Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. Original Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry of such Original Notes to the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion. By executing the Letter of Transmittal, each holder will represent to the Company, among other things, (i) that the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (ii) that neither the holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such Exchange Notes and (iii) that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ESI, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering the Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES.................  Holders of Original Notes who wish to tender their
                             Original Notes and whose Original Notes are not entirely available or who cannot deliver their Original Notes must complete, sign and deliver, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date and must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m. New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."

ACCEPTANCE OF ORIGINAL
NOTES AND DELIVERY OF
EXCHANGE NOTES.............  ESI will accept for exchange any and all Original
                             Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

EXCHANGE AGENT.............  The Huntington National Bank, Columbus, Ohio is
                             serving as Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

EFFECT ON HOLDERS OF THE
ORIGINAL NOTES.............  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, ESI will have fulfilled one of the covenants contained in the Registration Rights Agreement and, accordingly, there will be no increase in the interest rate on the Original Notes pursuant to the applicable terms of the Registration Rights Agreement due to the Exchange Offer. Holders of the Original Notes who do not tender their Original Notes will be entitled to all the rights and limitations applicable thereto under the Indenture dated as of October 15, 1997, among ESI, the Guarantors, and The Huntington National Bank, Columbus, Ohio, as trustee (the "Trustee") relating to the Original Notes and the Exchange Notes (the "Indenture"), except for any rights under the Indenture or the Registration Rights Agreement which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Original Notes pursuant to, the Exchange Offer. All indentured Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for Original Notes could be adversely affected.

USE OF PROCEEDS............  There will be no cash proceeds to ESI from the exchange pursuant to the Exchange Offer.

                               TERMS OF THE NOTES

     The Exchange Offer applies to the entire outstanding $85 million principal amount of Original Notes. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Original Notes for Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture under which both the Original Notes were, and the Exchange Notes will be, issued. See "Description of the Notes."

MATURITY DATE..............  October 15, 2004.

INTEREST PAYMENT DATES.....  April 15 and October 15 each year, commencing April
                             15, 1998.

GUARANTEES.................  The Notes are unconditionally guaranteed (the
                             "Guarantees") on an unsecured senior basis by certain existing and future Subsidiaries of the Company (collectively, the "Guarantors"). See "Description of Notes."

RANKING....................  The Notes and the Guarantees are general unsecured obligations of the Company and the Guarantors, respectively, and rank senior in right of payment to all existing and future subordinated Indebtedness of the Company and the Guarantors, respectively. The Notes and the Guarantees rank pari passu in right of payment with all senior Indebtedness (as defined) of the Company and the Guarantors, respectively. Loans and guarantees under the Company's $20 million amended revolving credit facility entered into as of October 21, 1997 (the "Amended Credit Facility") are secured by substantially all of the assets of the Company and the Guarantors and, accordingly, the Notes and the Guarantees are effectively subordinated to the loans and guarantees outstanding under the Amended Credit Facility to the extent of the value of the assets securing such loans and guarantees. As of June 30, 1997, on a pro forma basis after giving effect to the Offering of the Notes and the application of the net proceeds therefrom, the Company and its Subsidiaries would have had no senior Indebtedness other than the Notes.

OPTIONAL REDEMPTION........  The Notes are redeemable, in whole or in part, at the option of the Company at any time on or after October 15, 2001, at the declining redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. See "Description of Notes -- Optional Redemption."

CHANGE OF CONTROL..........  In the event of a Change of Control, Holders of the
                             Notes will have the right to require that the Company repurchase the Notes in whole or in part at a redemption price of 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of Notes -- Certain Covenants -- Repurchase of Notes at the Option of the Holder Upon a Change of Control."

COVENANTS..................  The Indenture contains certain covenants, including limitations on the ability of the Company and its Subsidiaries to: (i) incur additional Indebtedness;
                             (ii) incur certain liens; (iii) engage in certain transactions with affiliates; (iv) make certain restricted payments; (v) agree to payment restrictions affecting Subsidiaries; (vi) engage in unrelated lines of business; or (vii) engage in mergers, consolidations or the transfer of all or substantially all of the assets of the Company to another person. In addition, in the event of certain Asset Sales (as defined), the Company will be required to use the proceeds to reinvest in the Company's business, to repay certain debt or to offer to purchase Notes at 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of Notes -- Certain Covenants."

EXCHANGE OFFER;
REGISTRATION RIGHTS........  Pursuant to a Registration Rights Agreement (the
                             "Registration Rights Agreement") between the
                             Company, the Guarantors and the Initial Purchaser, the Company has agreed to file with the Commission, within 45 days after the date of issuance of the Notes (the "Issue Date"), a registration statement under the Securities Act relating to an Exchange

                             Offer for the Notes and will use its best efforts to cause such registration statement to become effective within 120 days after the Issue Date. In the event of a Registration Default (as defined), the Company would be required to pay Liquidated Damages on the Original Notes, but such provisions do not apply to the Exchange Notes. The Registration Statement of which this Prospectus is a part has been filed to satisfy the requirements of the Registration Rights Agreement. See "Description of Notes -- Registration Rights; Liquidated Damages."

                                  RISK FACTORS

     For a discussion of certain factors that should be considered in evaluating an investment in the Notes, see "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following table presents for the periods indicated certain historical consolidated financial information. The consolidated financial information as of December 31, 1994, 1995 and 1996 and for the years then ended are derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere herein. The unaudited consolidated financial information as of June 30, 1996 and 1997 and for the six months then ended are derived from the Company's unaudited interim consolidated financial statements but, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for such periods and as of such dates. This information should be read in conjunction with "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                          SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,           JUNE 30,
                                                         -----------------------------   -------------------
                                                          1994       1995       1996       1996       1997
                                                         -------   --------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues...............................................  $74,334   $164,455   $439,016   $164,942   $422,024
Cost of revenues.......................................   71,068    150,675    400,862    148,446    399,871
                                                         -------   --------   --------   --------   --------
Gross profit...........................................    3,266     13,780     38,154     16,496     22,153
Selling, general and administrative expenses...........    2,297      7,183     17,310      6,975     15,912
Depreciation and amortization..........................      269        426      2,073        654      2,048
                                                         -------   --------   --------   --------   --------
Income from operations.................................      700      6,171     18,771      8,867      4,193
Interest income........................................       52        296        833        410        447
Interest expense.......................................       (3)       (25)    (1,196)        (7)    (2,065)
Other income (expense).................................       80        239         (1)        --        (58)
                                                         -------   --------   --------   --------   --------
Income before provision for income taxes...............      829      6,681     18,407      9,270      2,517
Income tax provision...................................      450      2,846      6,381      3,801      1,007
                                                         -------   --------   --------   --------   --------
Net income.............................................  $   379   $  3,835   $ 12,026   $  5,469   $  1,510
                                                         =======   ========   ========   ========   ========
Net income per share:
  Primary..............................................  $   .02   $    .16   $    .37   $    .17   $    .05
  Fully diluted........................................  $   .02   $    .14   $    .37   $    .17   $    .05
OTHER DATA:
EBITDA(a)..............................................  $ 1,101   $  7,132   $ 21,676   $  9,931   $  6,630
Depreciation and amortization..........................      269        426      2,073        654      2,048
Capital expenditures...................................      189        238        702        416      1,143
Ratio of earnings to fixed charges(b)..................    18.6x      93.8x      13.6x      83.0x       2.1x

At period end:
Number of worksite employees...........................    3,600     11,000     30,000     24,300     42,900
Number of client companies.............................      450        920      1,200        960      1,400
States with worksite employees.........................       20         40         46         43         46
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents and restricted cash..........  $ 1,998   $ 16,771   $ 22,480   $ 15,718   $ 24,609
Total assets...........................................    9,310     36,840    125,969     61,125    151,757
Total long-term debt...................................       --         --     42,800         --     47,300
Total stockholders' equity.............................    6,401     19,943     46,507     36,368     49,619

(a) "EBITDA" represents the sum of income before income taxes, interest expense and depreciation and amortization. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information related to debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of liquidity or financial performance under generally accepted accounting principles. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(b) The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt issuance costs and the estimated interest component of rent expense. The ratios were 2.8x and 1.7x in 1992 and 1993, respectively.

                                  RISK FACTORS

     Holders should consider carefully, in addition to the other information contained in this Prospectus, the following factors in evaluating the Company and its business before accepting the Exchange Offer.

     Procedures for Tender of Original Notes. The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     Consequences of Failure to Exchange Original Notes. The Original Notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Original Notes that are not tendered in exchange for Exchange Notes or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company does not currently anticipate that it will register the Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for indentured and tendered but unaccepted Original Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

     Substantial Leverage. The Company has incurred significant debt primarily in connection with its expansion through acquisitions. As of June 30, 1997, after giving pro forma effect to this Offering and the application of the net proceeds therefrom, the Company would have had outstanding senior Indebtedness of approximately $85 million, which would have consisted of the Notes, and stockholders' equity of approximately $49.6 million.

     The Company's ability to make scheduled principal payments in respect of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, any of its indebtedness (including the Notes) will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors beyond its control. Based upon the Company's current level of operations and anticipated growth, management believes that cash flow from operations and other available cash, together with available borrowings under the Amended Credit Facility, will be adequate to meet the Company's anticipated future requirements for working capital expenditures, scheduled lease payments and scheduled payments of interest on its indebtedness, including the Notes, for the foreseeable future. The Company may, however, need to refinance all or a portion of the principal of the Notes at or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated growth will occur or that future borrowings will be available under the Amended Credit Facility or otherwise in an amount sufficient to enable the Company to service or refinance its indebtedness, including the Notes, or make anticipated capital expenditures and lease payments. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which the Company is leveraged could have important consequences to Holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes;
(ii) the Company's ability to obtain additional financing in the future could be limited; and (iii) the Indenture and the Amended Credit Facility will contain financial and restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company's business and financial performance.

     A substantial portion of the Company's business is conducted through its Subsidiaries. As a result, the Company's ability to make scheduled payments of principal and interest on its indebtedness, including the Notes, will depend on the future operating performance and cash flows of its Subsidiaries and on the ability of the Company's Subsidiaries to pay dividends or make loans to the Company. Camelback Insurance Ltd. ("Camelback"), the Company's wholly owned insurance subsidiary, is subject to certain statutory and contractual restrictions which limit its ability to pay dividends or make loans to the Company. The Notes and the Guarantees will be effectively subordinated to the loans outstanding under the Amended Credit Facility and the guarantees of such loans to the extent of the value of the assets securing such loans and guarantees. The Indenture will permit the Company and its Subsidiaries to incur additional indebtedness, some of which may be secured and to which the Notes will be effectively subordinated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Repurchase of Notes upon a Change of Control. In the event of a Change of Control, the Company will be required to make an offer to repurchase the Notes for cash at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the repurchase date. Certain events involving a Change of Control may result in an event of default under the Amended Credit Facility or other indebtedness of the Company that may be incurred in the future. Moreover, the exercise by the Holders of the Notes of their right to require the Company to repurchase the Notes could cause an event of default under the Amended Credit Facility and may cause a default under such other indebtedness, even if the Change of Control does not. The Company's obligations under this provision of the Indenture could delay, deter or prevent a sale of the Company which might otherwise be advantageous to the Holders of the Notes. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of
Notes -- Certain Covenants -- Repurchase of Notes at the Option of the Holder Upon a Change of Control."

     Management of Rapid Growth. The Company's success depends, in part, upon its ability to achieve growth and manage this growth effectively. Since its formation, the Company has experienced rapid growth which has challenged the Company's management, personnel, resources and systems. As part of its business strategy, the Company intends to pursue continued growth through its sales and marketing capabilities, acquisitions and marketing alliances. Although the Company has expanded its management, personnel, resources and systems to manage future growth and to assimilate acquired operations, there can be no assurance that the Company will be able to maintain or accelerate its growth in the future or manage this growth effectively. Failure to do so could materially adversely affect the Company's business and financial performance. To accommodate growth, the Company is centralizing certain operations, which may result in temporary disruptions in operations.

     The Company has grown substantially in recent years through the acquisition of other PEO and similar companies. Because the Company intends to focus in the short term on further integrating prior acquisitions into the Company's operations, the Company does not currently expect 1997 acquisition activity to be as extensive as in 1996. However, a key component of the Company's long-term growth strategy is to continue to pursue selective attractive acquisition opportunities. There can be no assurance that the Company will be able to find attractive acquisition candidates at reasonable prices or, if it does, that other potential acquirers will not compete successfully with the Company for these candidates. Any significant increase in the number of companies competing with the Company to acquire PEOs would likely increase the cost of acquisitions and thereby limit the Company's ability to grow profitably through acquisitions. In addition, although the Company attempts to evaluate each acquisition candidate thoroughly prior to an acquisition, there can also be no assurance that, once acquired, the Company will be able to achieve acceptable levels of revenues, profitability or productivity from the acquired company.

     A portion of the Company's historical growth is attributable to its risk management/workers' compensation services program. The risks associated with rapid growth in this area include the potential for inadequate underwriting due to a lack of experience with new geographic markets and industries served, a shortage of experienced and trained personnel, and the need for sophisticated operating systems to help manage these risks. The Company recently converted its risk management information system to a new operating system to support this growth; there can be no assurance that this conversion will ultimately prove to be successful, or that other future changes in systems or procedures will be successfully completed. Any failure to manage growth in the risk management/workers' compensation program could adversely affect the Company's ability to underwrite profitable risks and efficiently resolve claims, which in turn could have a material adverse effect on the Company's business and financial performance.

     Adequacy of Loss Reserves; Loss and Claims Experience. Under its present workers' compensation arrangements, the Company is responsible for the first $250,000 ($350,000 for certain transportation programs and $500,000 in two states with "monopolistic" workers' compensation insurance structures) of each occurrence with no aggregate limit to the number of losses for which the Company may be liable. The Company's reserves for losses and loss adjustment expenses under its workers' compensation are estimates of amounts needed to pay reported and unreported claims and related loss adjustment expenses. Reserves are estimates based on industry data and historical experience, and include judgments of the effects that future economic and social forces are likely to have on the Company's experience with the type of risk involved, circumstances surrounding individual claims and trends that may affect the probable number and nature of claims arising from losses not yet reported. Consequently, loss reserves are inherently uncertain and are subject to a number of highly variable and difficult to predict circumstances. This uncertainty is compounded in the Company's case by its rapid growth and limited experience. For these reasons, there can be no assurance that the Company's ultimate liability will not materially exceed its loss and loss adjustment expense reserves. If the Company's reserves prove to be inadequate, the Company will be required to increase reserves or corresponding loss payments with a corresponding reduction, which may be material, to the Company's operating results in the period in which the deficiency is identified. See "Business -- Risk Management/Workers' Compensation Program."

     The Company has utilized its selective evaluation process, safety programs, active claims management and maintenance of its accidental death and dismemberment policy to manage its loss and claims experience. However, the Company may experience adverse development on prior losses and may not be able to maintain its current loss experience over time. Future loss experience could increase due to weakened underwriting standards as a result of internal growth, the loss experience of acquired operations, increased competition or other factors which may affect the Company's standards, procedures or claims experience. An increase in the Company's loss experience could materially adversely affect the Company's business and financial performance.

     State unemployment taxes are, in part, determined by the Company's unemployment claims experience. Medical claims experience also greatly impacts the Company's health insurance rates and claims cost from year to year. Should the Company experience a large increase in claims activity for unemployment, workers' compensation and/or health care, then its costs in these areas would increase. In such a case, the Company may not be able to pass these higher costs to its clients and would therefore have difficulty competing with the PEOs with lower claims rates that may offer lower rates to clients.

     Tax Treatment. The attractiveness to clients of a full-service PEO arrangement depends in part upon the tax treatment of payments for particular services and products under the Internal Revenue Code (the "Code") (for example, the opportunity of employees to pay for certain benefits under a cafeteria plan using pre-tax dollars). The Internal Revenue Service ("IRS") has formed a Market Segment Study Group to examine whether PEOs, such as the Company, are for certain tax purposes the "employers" of worksite employees under the Code. The Company cannot predict either the timing or the nature of any final decision that may be reached by the IRS with respect to the Market Segment Study Group or the ultimate outcome of any such decision, nor can the Company predict whether the Treasury Department will issue a policy statement with respect to its position on these issues or, if issued, whether such statement would be favorable or unfavorable to the Company. If the IRS were to determine that the Company is not an "employer" under certain provisions of the Code, it could materially adversely affect the Company in several ways. First, with respect to benefit plans, the tax qualified status of the Company's 401(k) plans would be revoked, and the Company's cafeteria and medical reimbursement plans may lose their favorable tax status. If an adverse IRS determination were applied retroactively to disqualify benefit plans, employees' vested account balances under 401(k) plans would become taxable, an administrative employer such as the Company would lose its tax deductions to the extent its matching contributions were not vested, a 401(k) plan's trust could become a taxable trust and the administrative employer could be subject to liability with respect to its failure to withhold applicable taxes and with respect to certain contributions and trust earnings. In such event, the Company also would face the risk of client dissatisfaction and potential litigation by clients or worksite employees. See "Industry Regulation -- Taxes."

     As the employer of record for many client companies and their worksite employees, the Company must account for and remit payroll, unemployment and other employment-related taxes to numerous federal, state and local tax, labor and unemployment authorities, and is subject to substantial penalties for failure to do so. From time to time, the Company has received notices or challenges which may adversely affect its tax rates and payments.

     In light of the IRS Market Segment Study Group and the general uncertainty in this area, certain proposed legislation has been drafted to clarify the employer status of PEOs in the context of the Code and benefit plans. However, there can be no assurance that such legislation will be proposed and adopted or in what form it would be adopted. Even if it were adopted, the Company may need to change aspects of its operations or programs to comply with any requirements which may ultimately be adopted. In particular, the Company may need to retain increased sole or shared control over worksite employees if the legislation is passed in its current form. See "Uncertainty of Extent of PEO's Liability; Government Regulation of PEOs."

     Litigation. The Company and several of its present and former executive officers and directors have been named as defendants in several actions alleging violations of securities laws with respect to the accuracy of certain statements regarding Company reserves and other disclosures made by the Company and certain of its directors and officers. These suits were filed following a significant drop in the trading price of shares of the Company's Common Stock in March 1997. The suits have been consolidated, or are being consolidated, before a single judge of the U.S. District Court in Phoenix, Arizona. The Court has before it motions by the plaintiffs for the appointment of representative plaintiffs and approval of selection of lead counsel. Once these motions are ruled upon, it is anticipated that a consolidated, amended complaint will be filed. See
"Business -- Legal Matters."

     While the complaints do not specify alleged damages, the Company expects the requests for damages to be substantial. The Company believes the claims are without merit, and intends to defend these actions vigorously. However, the ultimate resolution of these actions could have a material adverse effect on the Company's results of operations and financial condition. In addition, publicity relating to the litigation could have a negative effect on the Company's relationships with its current and prospective clients, employees and suppliers.

     Uncertainty of Extent of PEO's Liability; Government Regulation of
PEOs. Employers are regulated by numerous federal and state laws relating to labor, tax and employment matters. Generally, these laws prohibit race, age, sex, disability and religious discrimination, mandate safety regulations in the workplace, set minimum wage rates and regulate employee benefits. Because many of these laws were enacted prior to the development of non-traditional employment relationships, such as PEO services, many of these laws do not specifically address the obligations and responsibilities of non-traditional "co-employers" such as the Company, and there are many legal uncertainties about employee relationships created by PEOs, such as the extent of the PEO's liability for violations of employment and discrimination laws. The Company may be subject to liability for violations of these or other laws even if it does not participate in such violations. As a result, interpretive issues concerning the definition of the term "employer" in various federal laws have arisen pertaining to the employment relationship. Unfavorable resolution of these issues could have a material adverse effect on the Company's results of operations or financial condition. See "Industry Regulation."

     The Company's standard forms of client service agreement establish the contractual division of responsibilities between the Company and its clients for various personnel management matters, including compliance with and liability under various governmental regulations. However, because the Company acts as a co-employer, and in some instances acts as sole employer (such as in the driver leasing program), the Company may be subject to liability for violations of these or other laws despite these contractual provisions, even if it does not participate in such violations. The circumstances in which the Company acts as sole employer may expose the Company to increased risk of such liabilities for an employee's actions. The Company has been sued in tort actions alleging responsibility for employee actions (which it considers to be incidental to its business). Although it believes it has meritorious defenses, and maintains insurance (and requires its clients to maintain insurance) covering certain of such liabilities, there can be no assurances that the Company will not be found to be liable for damages in any such suit, or that such liability would not have a material adverse effect on the Company. Although the client generally is required to indemnify the Company for any liability attributable to the conduct of the client or employee, the Company may not be able to collect on such a contractual indemnification claim and thus may be responsible for satisfying such liabilities. In addition, employees of the client may be deemed to be agents of the Company, subjecting the Company to liability for the actions of such employees.

     While many states do not explicitly regulate PEOs, fifteen states have passed laws that have licensing or registration requirements and at least three other states are considering such regulation. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs. There can be no assurance that the Company will be able to satisfy licensing requirements or other applicable regulations of any particular state from time to time. See "Industry Regulation -- State and Local Regulation."

     Government Regulation Relating to Workers' Compensation Program. As part of its risk management/workers' compensation programs, the Company utilizes Camelback, a wholly-owned insurance company subsidiary. Insurance companies such as Camelback are subject to the insurance laws and regulations of the jurisdictions in which they are chartered; such laws and regulations generally are designed to protect the interests of policyholders rather than the interests of shareholders such as the Company. In general, insurance regulatory authorities have broad administrative authority over insurers domiciled in their respective jurisdictions, including authority over insurers' capital and surplus levels, dividend payments, financial disclosure, reserve requirements, investment parameters and premium rates. The jurisdictions also limit the ability of an insurer to transfer or loan statutory capital or surplus to its affiliates. The regulation of Camelback could materially adversely affect the Company's operations and results. See "Industry Regulation -- Workers' Compensation."

     Competition. The market for many of the services provided by the Company is highly fragmented, with over 2,300 PEOs currently competing in the United States. Many of these PEOs have limited operations with relatively few worksite employees, but the Company believes that several are larger than or comparable to the Company in size. The Company also competes with non-PEO companies whose offerings overlap with some of the Company's services, including payroll processing firms, insurance companies, temporary personnel companies and human resource consulting firms. In addition, as the PEO industry becomes better established, the Company expects that competition will continue to increase as existing PEO firms consolidate into fewer and better competitors and well-organized new entrants with potentially greater resources than the Company, including some of the non-PEO companies described above, continue to enter the PEO market. The Company's subscriber agreements with its clients generally may be canceled upon 30 days written notice of termination by either party. The short-term nature of most customer agreements means that a substantial portion of the Company's business could be terminated upon short notice. In the stand-alone risk management/workers' compensation services area, the Company considers state insurance funds and other private insurance carriers to be its primary competition. See "Business -- Competition."

     Fraudulent Conveyance. Under federal or state fraudulent conveyance statutes or other legal principles, the Notes and/or the Guarantees might be subordinated to existing or future indebtedness of the Company or the Guarantors, voided or found not to be enforceable in accordance with their terms. Accordingly, under such fraudulent conveyance statutes, if a court in a lawsuit on behalf of an unpaid creditor of the Company or any Guarantor or a representative of creditors, such as a trustee in bankruptcy, were to find that the Company or any Guarantor incurred the indebtedness represented by the Notes or the Guarantee, respectively, with actual intent to hinder, delay or defraud creditors, or received less than a reasonably equivalent value or fair consideration for any of such indebtedness or obligation and at the time of such incurrence: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; (iv) intended to incur, or believed that it would incur, debts (including contingent obligations) beyond its ability to pay such debts as they matured; or (v) was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if, in either case, after final judgment, the judgment was unsatisfied, such court might permit such indebtedness, or obligation, and prior payments thereon, to be voided by such creditor or representative and permit such prior payments to be recovered from the holders of such indebtedness, as the case may be.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, the Company or any Guarantor would be considered insolvent if, at the time it incurred such indebtedness or issued the Guarantees, either the fair market value (or fair saleable value) of its assets was less than the amount required to pay its total debts as they mature.

     Absence of Public Market. The Exchange Notes will be a new class of securities for which there currently is no established trading market. The Original Notes are eligible for trading on the PORTAL market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading on the Nasdaq National Market. The Company has been advised by the Initial Purchaser that it currently intends to make a market in the Notes. The Initial Purchaser is not obligated to do so, however, and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes.

     If the trading market does not develop or is not maintained, Holders of the Exchange Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Exchange Notes does develop, any such market may be discontinued at any time. If a public trading market develops for the Exchange Notes, future trading prices of such Exchange Notes will depend upon many factors, including, among other factors, prevailing interest rates, the Company's financial condition and results of operations and the market for similar notes. Depending upon those and other factors, the Exchange Notes may trade at a discount from their principal amount. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Exchange Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on Holders of the Exchange Notes.

                               THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

     The Original Notes were sold by ESI on October 21, 1997 to the Initial Purchaser, who resold the Original Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act) in the Private Offering. In connection with the sale of the Original Notes, ESI and the Initial Purchaser entered into a Registration Rights Agreement dated as of October 21, 1997 (the "Registration Rights Agreement") pursuant to which ESI agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Original Notes for Exchange Notes within 45 days following the issuance of the Original Notes. In addition, ESI agreed to use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act as soon as practicable and to issue the Exchange Notes pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     This Prospectus is a part of the Exchange Offer Registration Statement that ESI has filed with the Commission as provided above. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy ESI's obligations thereunder. The term "Holder," with respect to the Exchange Offer, means any person in whose name Original Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Original Notes are held of record by the Depository. Upon completion of the Exchange Offer ESI generally will not be required to file any registration statement to register any outstanding Original Notes. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Original Notes.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties unrelated to ESI, ESI believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than a person that is an "affiliate" of ESI within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged and does not intend to engage, and has no arrangement or understanding with any person to engage, in the distribution of such Exchange Notes.

     If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation (i) the position of the staff of the Commission enunciated in interpretive letters would be inapplicable to such person and (ii) such person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     The Exchange Offer is not being made to, nor will ESI accept surrenders for exchange from, Holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or laws of such jurisdiction. Prior to the Exchange Offer, however, ESI will use its best efforts to register or qualify the Exchange Notes for offer and sale under the securities or laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Exchange Notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, ESI will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date (as defined). ESI will issue up to $85 million aggregate principal amount of Exchange Notes in exchange for a like principal amount of outstanding Original Notes which are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, the Company will accept any and all Original Notes which are so tendered. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.

     The Exchange Offer is not conditioned upon any number of Original Notes being tendered.

     The form and terms of the Exchange Notes will be the same in all material respects as the form and terms of Original Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will not represent additional indebtedness of ESI and will be entitled to the benefits of the Indenture, which is the same Indenture as the one under which the Original Notes were issued.

     Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid, from October 21, 1997. Accordingly, registered holders of

Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from October 21, 1997. Original Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on such Original Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

     Holders of Original Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. ESI intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. Original Notes which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but generally will not be entitled to any registration rights under the Registration Rights Agreement.

     ESI shall be deemed to have accepted validly tendered Original Notes when, as and if ESI has given oral or written notice thereof to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from ESI.

     If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letters of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

CONDITIONS OF THE EXCHANGE OFFER

     In addition, and notwithstanding any other term of the Exchange Offer, ESI will not be required to accept for exchange any Original Notes for any Exchange Notes tendered and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if any of the following conditions exist:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer which, in the judgment of the Company, could reasonably by expected to materially impair the ability of ESI to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer; or

          (b) there shall have been proposed, adopted or enacted any law, statute, rule, regulation or order which, in the judgment of ESI, could reasonably be expected to materially impair the ability of ESI to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer.

     The foregoing conditions are for the sole benefit of ESI and may be asserted by ESI regardless of the circumstances giving rise to such conditions or may be waived by ESI in whole or in part at any time and from time to time in its sole discretion. If ESI waives or amends the foregoing conditions, ESI will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that ESI first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by ESI concerning the events described above will be final and binding upon all parties.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

     The Exchange Offer will expire at 5:00 P.M., New York City Time, on
          , 199 , subject to extension by the Company by notice to the Exchange Agent as herein provided (the "Expiration Date"). ESI reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     ESI reserves the right (i) to delay accepting for exchange any Original Notes for any Exchange Notes or to extend or terminate the Exchange Offer and not accept for exchange any Original Notes for any Exchange Notes if any of the events set forth under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by ESI by giving oral or written notice of such delay or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by ESI to constitute a material change, ESI will promptly disclose such amendment in a manner reasonably calculated to inform the holder of Exchange Notes of such amendment and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the Exchange Notes, if the Exchange Offer would otherwise expire during such five to ten business-day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth under the caption "Conditions of the Exchange Offer."

PROCEDURES FOR TENDERING

     Only a holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Original Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 P.M., New York City time, on the Expiration Date.

     Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing the Depositary to transfer such Original Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in "Exchange Agent" below prior to 5:00 P.M., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Original Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     The method of delivery of Original Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Original Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered

(i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by ESI, evidence satisfactory to ESI of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes will be determined by ESI in its sole discretion, which determination will be final and binding. ESI reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes ESI's acceptance of which would, in the opinion of counsel for the Company, be unlawful. ESI also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. ESI's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such times as the Company shall determine. Although ESI intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Original Notes, neither ESI, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, ESI reserves the right in its sole discretion (subject to limitations contained in the Indenture) (i) to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date and
(ii) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to ESI, among other things, (i) that the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (ii) that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) that neither the holder nor any such other person is an "affiliate", as defined in Rule 405 under the Securities Act, of ESI or, if such person is an affiliate of ESI, that such person will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, such holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes and other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly competed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes (if available) and the principal amount of Original Notes tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Original Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Original Notes delivered electronically) with any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such certificate(s) representing all tendered Original Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Original Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 P.M., New York City Time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and principal amount of such Original Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by ESI whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by ESI. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of ESI and its affiliates.

     ESI has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. ESI, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. ESI may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange. ESI will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

     ESI will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, ESI believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange Original Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than broker-dealers, as set forth below, and other than any such holder which is "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a holder,
(ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of ESI will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of making of this Exchange Offer, ESI will have fulfilled one of its obligations under the Registration Rights Agreement and holders of Original Notes who do not tender their Original Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of Original Notes that does not exchange that holder's Original Notes for Exchange Notes will continue to hold the untendered Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent of such rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer (including the right to receive additional interest, under certain circumstances, as Liquidated Damages).

     The Original Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Original Notes evidenced thereby (the form of which letter can be obtained from the Trustee) or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

     Accordingly, if any Original Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange Original Notes" and "-- Termination of Certain Rights."

TERMINATION OF CERTAIN RIGHTS

     Holders of the Notes will not be entitled to certain rights under the Registration Rights Agreement following the consummation of the Exchange Offer. The rights that generally will terminate are the right (i) to have the Company file with the Commission and use its best efforts to have declared effective a shelf registration statement to cover resales of the Original Notes by the holders thereof and (ii) to receive additional interest as Liquidated Damages if the registration statement of which this Prospectus is a part or the shelf registration statement are not filed with, or declared effective by, the Commission within certain specified time periods or the Exchange Offer is not consummated within a specified time period.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of ESI or its subsidiaries since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tender be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company intends to take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Notes in such jurisdiction.

     The Company may in the future seek to acquire indentured Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Original Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any indentured Original Notes except to the extent that it may be required to do so under the Registration Rights Agreement.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Original Notes, as reflected in ESI's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by ESI upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by ESI over the term of the Exchange Notes under generally accepted accounting principles.

EXCHANGE AGENT

     The Huntington National Bank, Columbus, Ohio has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

                  By Hand:                               By Overnight Courier/Mail:
        The Huntington National Bank                    The Huntington National Bank
          c/o The Bank of New York                         Attn: Corporate Trust
             101 Barclay Street                       41 South High Street, 11th Floor
             New York, NY 10286                              Columbus, OH 43215
             Attn: Drop Window

                            Facsimile Transmission:

                                 (614) 480-5223
                        (For Eligible Institutions Only)

                             Confirm by Telephone:
                                 (614) 480-3888

     Requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter nor modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of either Original Notes or Exchange Notes. Certain holders of the Original Notes (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF AN ORIGINAL NOTE SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S ORIGINAL NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The issuance of the Exchange Notes to holders of the Original Notes pursuant to the terms set forth in this Prospectus should not constitute a recognition event for Federal income tax purposes. Consequently, no gain or loss should be recognized by Holders of the Original Notes upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Original Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Original Notes.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of ESI's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive the Original Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which replace the Original Notes, except as otherwise described herein). The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of ESI.

     The Company received approximately $82 million of net proceeds of the Offering of the Original Notes (after deduction of the Initial Purchaser's discount and estimated Offering expenses). The Company employed the proceeds to support its growth by using approximately $50 million to repay indebtedness under its prior bank revolving credit facility (the "Prior Credit Facility") incurred primarily in connection with recent acquisitions. The Company also intends to utilize approximately $1.5 million to enhance operations by upgrading its information systems and networks and to support centralization of certain functions, and between $2 million and $4 million for deferred payments relating to prior acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The remaining net proceeds will be used to provide funds for general corporate purposes, including working capital, and for possible future acquisitions. The Company has no current arrangements, and no pending agreements, for any such acquisitions; there can be no assurance that appropriate acquisitions will be identified or that any such transactions will be consummated.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and the capitalization of the Company at June 30, 1997, and as adjusted to reflect the sale by the Company of the Notes in the Offering and the application of the net proceeds therefrom. This information should be read in conjunction with the Company's consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                              JUNE 30, 1997
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                         (DOLLARS IN THOUSANDS)
Cash and cash equivalents(1)...........................................  $ 8,093      $  42,793
Restricted cash and investments........................................   14,000         14,000
                                                                         -------       --------
     Total cash and investments........................................  $22,093      $  56,793
                                                                         =======       ========
Total debt:
  Prior Credit Facility................................................  $47,300      $      --
  Amended Credit Facility(2)...........................................       --             --
  10% Senior Notes.....................................................       --         85,000
                                                                         -------       --------
     Total debt........................................................   47,300         85,000
                                                                         -------       --------
Stockholders' equity:
  Class A Convertible Preferred Stock, no par value; 10,000,000 shares
     authorized; none issued...........................................       --             --
  Common Stock, no par value...........................................   31,747         31,747
  Retained earnings....................................................   17,872         17,872
                                                                         -------       --------
     Total stockholders' equity(3).....................................   49,619         49,619
                                                                         -------       --------
          Total capitalization.........................................  $96,919      $ 134,619
                                                                         =======       ========

---------------
(1) Cash and cash equivalents is decreased by approximately $2.5 million representing bank overdrafts. Bank overdrafts represent outstanding checks in excess of cash on hand at the applicable bank.

(2) At the closing of this Offering, the Company did not have any borrowings or letters of credit outstanding under the Amended Credit Facility. The Amended Credit Facility is secured by substantially all of the Company's assets.

(3) Does not include write-off of unamortized deferred financing costs on the Prior Credit Facility of approximately $230,000.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following selected consolidated financial information should be read in conjunction with the Company's consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The selected consolidated financial information presented below as of December 31, 1994, 1995 and 1996 and for the years then ended are derived from consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere herein. The selected consolidated financial information presented below as of December 31, 1992 and 1993 and for the years then ended are derived from consolidated financial statements of the Company which have been audited by the Company's former independent public accountants. The income statement and balance sheet data as of June 30, 1996 and 1997 and for the six months then ended are derived from the unaudited financial statements but, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for such periods and as of such dates. The results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full fiscal year.

                                                                                             SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                     JUNE 30,
                                        -------------------------------------------------   -------------------
                                         1992      1993      1994       1995       1996       1996       1997
                                        -------   -------   -------   --------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues..............................  $11,191   $48,571   $74,334   $164,455   $439,016   $164,942   $422,024
Cost of revenues......................   10,800    46,501    71,068    150,675    400,862    148,446    399,871
                                        -------   -------   -------   --------   --------   --------   --------
Gross profit..........................      391     2,070     3,266     13,780     38,154     16,496     22,153
Selling, general and administrative
  expenses............................      299     1,471     2,297      7,183     17,310      6,975     15,912
Depreciation and amortization.........       24       128       269        426      2,073        654      2,048
                                        -------   -------   -------   --------   --------   --------   --------
Income from operations................       68       471       700      6,171     18,771      8,867      4,193
Other income:
  Interest income.....................        3        10        52        296        833        410        447
  Interest expense....................       (5)     (104)       (3)       (25)    (1,196)        (7)    (2,065)
  Other income (expense)..............       (4)     (169)       80        239         (1)        --        (58)
                                        -------   -------   -------   --------   --------   --------   --------
Income before provision for income
  taxes...............................       62       208       829      6,681     18,407      9,270      2,517
Income tax provision..................       14        98       450      2,846      6,381      3,801      1,007
                                        -------   -------   -------   --------   --------   --------   --------
Net income............................  $    48   $   110   $   379   $  3,835   $ 12,026   $  5,469   $  1,510
                                        =======   =======   =======   ========   ========   ========   ========
Net income per share:
  Primary.............................  $    --   $   .01   $   .02   $    .16   $    .37   $    .17   $    .05
  Fully diluted.......................  $    --   $   .01   $   .02   $    .14   $    .37   $    .17   $    .05

OTHER DATA:
EBITDA(a).............................  $    91   $   440   $ 1,101   $  7,132   $ 21,676   $  9,931   $  6,630
Depreciation and amortization.........       24       128       269        426      2,073        654      2,048
Capital expenditures..................       50        46       189        238        702        416      1,143
Ratio of earnings to fixed
  charges(b)..........................     2.8x      1.7x     18.6x      93.8x      13.6x      83.0x       2.1x

At period end:
Worksite employees....................      700     2,200     3,600     11,000     30,000     24,300     42,900
Client companies......................      160       250       450        920      1,200        960      1,400
States with worksite employees........       15        15        20         40         46         43         46

BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents and
  restricted cash.....................  $   179   $ 1,049   $ 1,998   $ 16,771   $ 22,480   $ 15,718   $ 24,609
Working capital (deficit).............     (146)      (36)    2,394      8,589     30,449     17,553     35,019
Total assets..........................      664     6,399     9,310     36,840    125,969     61,125    151,757
Long-term debt........................       --        --        --         --     42,800         --     47,300
Stockholders' equity..................       14     3,451     6,401     19,943     46,507     36,368     49,619

(a) "EBITDA" represents the sum of income before income taxes, interest expense and depreciation and amortization. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information related to debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of liquidity or financial performance under generally accepted accounting principles. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(b) The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt issuance costs and the estimated interest component of rent expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by, the Company's consolidated financial statements and the notes thereto appearing elsewhere herein. Historical results are not necessarily indicative of trends in operating results for any future period. See also "Risk Factors" for certain matters which could affect the Company's future performance in addition to those discussed in this section.

RESULTS OF OPERATIONS -- OVERVIEW

     The following is a summary of certain factors which affect results of operations and which have generally applied to the Company in all periods presented.

     Revenues. The most significant components of the Company's revenues are payments received from customers for gross salaries and wages paid to PEO worksite employees and the Company's service fee. The Company negotiates service fees on a client-by-client basis based on factors such as market conditions, client needs and services requested, the clients' workers' compensation and benefit plan experience, Company administrative resources required, the expected profit, and other factors. These fees are generally expressed as a fixed percentage of the client's gross salaries and wages except for certain costs, primarily employer's health care contributions, which are billed to clients on an add-on basis. Because the service fees are negotiated separately with each client and vary according to circumstances, the Company's service fees, and therefore its gross margin, will fluctuate based on the Company's client mix.

     Revenues from stand-alone risk management/workers' compensation services consist primarily of gross premiums charged to clients for such services. The Company also receives fee income for certain other types of services, such as those in connection with its driver leasing program.

     Costs of Revenues. The Company's primary direct costs of revenues include salaries and wages paid to worksite employees, employment related taxes, costs of health and welfare benefit plans, and workers' compensation insurance costs.

     The largest component of direct costs is salaries and wages to worksite employees. Although this cost is generally directly passed through to clients, the Company is responsible for payment of these costs even if not reimbursed by its clients. The Company extends credit terms to clients in certain industries.

     Employment related taxes consist of the employer's portion of payroll taxes required under the Federal Income Contribution Act ("FICA"), which includes Social Security and Medicare, and federal and state unemployment taxes. The federal tax rates are defined by the appropriate federal regulations. State unemployment rates are subject to change each year based on claims histories and size of payments, and vary from state to state.

     Workers' compensation costs, whether relating to PEO worksite employees or the Company's stand-alone risk management/workers' compensation program, include the costs of claims up to the retention limits relating to the Company's workers' compensation program, administrative costs, premium taxes and excess reinsurance premiums, and accidental death and dismemberment insurance which the Company maintains to limit certain of its losses. In its arrangements with the Reliance Group of Insurance Companies ("Reliance") through the Company's wholly-owned insurance subsidiary, the Company retains workers' compensation liabilities up to certain specified amounts. The Company maintained a similar program with Legion Insurance Company ("Legion") which it terminated effective August 1, 1997 due to cost and capital considerations. Accrued workers' compensation claims liability is based upon estimates of reported and unreported claims and the related claims and claims settlement expenses in an amount equal to the retained portion of the expected total incurred claim. The Company's accrued workers' compensation reserves are primarily based on industry-wide data, and to a lesser extent, the Company's past claims experience up to the retained limits. The liability recorded may be more or less than the actual amount of the claims when they are submitted and paid. While the Company believes that its reserves are adequate for future claims expense, there can be no assurance that this will be the case. Changes in the liability are charged or credited to operations as the estimates are revised.

Administrative costs include fees paid to Reliance and Legion and costs of claims management by third party administrators. Premium taxes include taxes and related fees paid to various states based on premiums written. Premium for excess reinsurance relates to premium payments to the Company's insurers for the retention of risks above specified limits.

     Health care and other employee benefits costs consist of medical and dental insurance premiums, payments of and reserves for claims subject to deductibles and the costs of vision care, disability, life insurance and other similar benefit plans. The Company's health care benefit plans consist of a mixture of fully-insured programs and partially self-insured programs with specific and, in one program, aggregate stop-loss insurance. The Company recognizes a liability for partially self-insured health insurance claims at the time a claim is reported to the Company by the third party claims administrator, and also provides for claims incurred, but not reported based on industry-wide data and the Company's past claims experience. The liability recorded may be more or less than the actual amount of ultimate claims. While the Company believes that its reserves are adequate for future claims expense, there can be no assurance that this will be the case.

     Selling, General and Administrative Expenses. The Company's primary operating expenses are administrative personnel expenses, other general and administrative expenses, and sales and marketing expenses. Administrative personnel expenses include compensation, fringe benefits and other personnel expenses related to the Company's internal administrative employees. Other general and administrative expenses include rent, office supplies and expenses, legal and accounting fees, insurance and other operating expenses. Sales and marketing expenses include commissions to sales executives and related expenses.

     Depreciation and Amortization. Depreciation and amortization consists primarily of the amortization of goodwill and acquisition costs from the Company's prior acquisitions. The Company amortizes goodwill and acquisition costs over periods of three to thirty years, depending on the assets acquired, using the straight-line method. Acquisitions generally result in considerable goodwill because PEOs generally require few fixed assets to conduct their operations.

     Effective Tax Rates. The Company's effective tax rate will vary from time to time depending primarily on the mix of profits derived from Camelback, the Company's wholly-owned subsidiary, and the Company's various other profit centers, the magnitude of nondeductible items relative to overall profitability and other factors. The Company's estimated effective tax rate for financial reporting purposes for 1997 and 1996 is also based on estimates of the following items that are not deductible for tax purposes: (i) amortization of certain goodwill; and (ii) one-half of the per diem allowance relating to meals paid to truck drivers under a Company sponsored program. The tax rate used in each quarterly reporting period is generally an estimate of the Company's effective tax rate for the calendar year.

     Acquisitions. Period-to-period comparisons are substantially affected by the Company's recent substantial growth through acquisition of other companies providing PEO services. The Company has accounted for its acquisitions using the "purchase" method of accounting, and prior period financial statements therefore have not been restated to reflect these acquired operations. In addition to increasing revenues, acquisition activity can affect gross profits and margins because the industry mix of the acquired companies may differ from that of the Company and because of the transition period after an acquisition in which the Company acts to implement pricing changes where appropriate and to eliminate client relationships which do not meet the Company's risk or profitability profiles.

     Operating Results. Margin comparisons are affected by the relative mix of stand-alone risk management/workers' compensation services and full PEO services in any particular period. Significant numbers of conversions from stand-alone risk management/workers' compensation to full-service PEO arrangements (such as those which have occurred in connection with certain Company acquisitions) would tend to increase gross profit amounts while decreasing gross margins because of the addition of pass-through salaries and wages to both revenues and costs.

     Certain employment-related taxes are based on the cumulative earnings of individual employees up to a specified wage level. Therefore, these expenses tend to decline over the course of a year. Since the Company's revenues for an individual client are generally earned and collected at a relatively constant rate throughout each year, payment of such unemployment tax obligations has a decreasing impact on the Company's working capital and results of operations as the year progresses.

RESULTS OF OPERATIONS

                                                                                 SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,             JUNE 30,
                                              ------------------------------   --------------------
                                               1994       1995       1996        1996       1997
                                              -------   --------   ---------   ---------  ---------
                                                                 (IN THOUSANDS)
Revenues..................................... $74,334   $164,455    $439,016    $164,942   $422,024
Cost of revenues.............................  71,068    150,675     400,862     148,446    399,871
Gross profit.................................   3,266     13,780      38,154      16,496     22,153
Selling, general and administrative..........   2,297      7,183      17,310       6,975     15,912
Depreciation and amortization................     269        426       2,073         654      2,048
Interest income..............................      52        296         833         410        447
Interest expense and other...................     (77)      (214)      1,197           7      2,123
Net income...................................     379      3,835      12,026       5,469      1,510

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO JUNE 30, 1996

     Revenues. For the six months ended June 30, 1997, revenue was $422.0 million compared to $164.9 million for the six months ended June 30, 1996, an increase of 156%. Acquisitions, and the addition of US Xpress, Inc. and affiliates ("US Xpress") as a PEO client, primarily accounted for the increase in revenues between the periods. Growth was in part offset by factors such as attrition of clients, at the election of either the Company or the client, and increased competition in the PEO and workers' compensation industry. Excluding the effects of US Xpress and the full quarter benefit of companies acquired in February 1997, internal growth, net of attrition, was not significant for the quarter ended June 30, 1997, as compared to the first quarter. The number of worksite employees increased to approximately 42,900 covering approximately 1,400 client companies at June 30, 1997 from approximately 24,300 covering 963 client companies at June 30, 1996. In addition, at June 30, 1997, the Company provides stand alone risk management/workers' compensation services to approximately 13,900 employees covering 64 employers as compared to approximately 15,000 employees covering 65 employers at the same period last year. Stand-alone policies, subject to renewal, in place at June 30, 1997 represent annualized premiums of approximately $11.3 million. A further decrease in the average number of employees covered under the Company's risk management/workers' compensation services was in part due to the conversion of certain stand-alone clients to PEO clients due to an acquisition. Revenues related to stand-alone risk management/workers' compensation services were $7.1 million for the six months ended June 30, 1997 (which included nonrecurring revenue of approximately $1.0 million related to stand-alone workers' compensation premiums that were under-billed for policies written in the previous year) compared with revenues of $8.5 million for the six months ended June 30, 1996. The Company began in late 1996 to experience the effects of competition and a general weakening in the workers' compensation and employee benefits markets, which slowed revenue growth. This trend has continued into 1997 and is continuing to be experienced by the Company. In addition, revenues for risk management/workers' compensation services include approximately $900,000 for the six month period ended June 30, 1997, related to a single customer as to which disputes have arisen. The Company has provided reserves for that amount and is considering what further action, including litigation, may be necessary to collect these amounts. See "Liquidity and Capital Resources."

     Cost of Revenues. For the six month period ended June 30, 1997 the cost of revenues were $399.9 million compared to $148.4 million for the same period in 1996, representing a 169% increase. This increase is primarily due to the increase in the Company's business as previously described and as described below.

     Included in the results for the six months ended June 30, 1997 are reductions of $374,000 of workers' compensation expense and $100,000 of payroll tax and related fees related to certain driver per diem/expense reimbursement programs and approximately $1.1 million related to retrospective rate adjustments on workers' compensation programs. The realization of the amount of expense savings related to the per diem/expense reimbursement program is subject to successful implementation of the program by the Company. Of the above amounts, a total of approximately $900,000 relates to prior periods.

     Workers' compensation losses for the six months ended June 30, 1997 were $9.2 million. The Company believes that the overall results of the Company's risk management/workers' compensation program as measured against industry data can be attributed to the Company's selectivity in new client acceptance, the effective use of safety inspections and safety programs and its ability to manage and close open claims coupled with stop losses of $250,000 and $350,000 per occurrence, the maintenance of accidental death and dismemberment insurance through the Chubb Group of Insurance Companies ("Chubb") and a 30-day cancellation capability on PEO business. Although the Company believes its internal method of establishing reserves continues to be appropriate, the Company commissioned an independent third party actuarial review of the Company's workers' compensation reserves at year end 1996, as it had for year end 1995. In the 1996 review, the actuary primarily relied on industry-wide data, while taking into account to a lesser extent than in past reviews the Company's specific risk structure and philosophy in determining its findings. Although the Company believes that determining reserves based more heavily upon its actual historical experience is appropriate and adequately addressed its exposure, it determined to adopt the reserve levels determined by the review for the year ended December 31, 1996, and to use similar methodologies going forward which may have an impact on future periods. The Company has also increased its internal risk per occurrence to $500,000 in Ohio and Washington, as a result of the Company becoming a self-insurer under those states' "monopolistic" workers' compensation structures.

     The following table provides an analysis of the Company's workers' compensation reserves from its partially self-insured programs for the following periods:

                                                                                                SIX MONTHS
                                            SEVEN MONTHS ENDED    YEAR ENDED     YEAR ENDED       ENDED
                                               DECEMBER 31,      DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                   1994              1995           1996           1997
                                            ------------------   ------------   ------------   ------------
                                                                    (IN THOUSANDS)
Reserve -- Beginning of period.............       $    0           $     45       $  1,052       $  5,154
Provision for losses.......................          172              2,230         10,034          9,200
Payments...................................         (127)            (1,223)        (5,932)        (5,945)
                                                    ----             ------         ------         ------
Reserve -- End of period...................       $   45           $  1,052       $  5,154       $  8,409
                                                    ====             ======         ======         ======

     The following table summarizes certain indicators of performance regarding the Company's risk services department's ability to close out workers' compensation claims incurred in each of the following periods:

                                                                   APPROXIMATE     APPROXIMATE OPEN
                                                                 TOTAL NUMBER OF   CLAIMS JUNE 30,
                                                                     CLAIMS              1997
                                                                 ---------------   ----------------
Year ended December 31, 1994...................................         100                  0
             December 31, 1995.................................       1,036                 57
             December 31, 1996.................................       3,408                659
Six months ended June 30, 1997.................................       2,280              1,407
                                                                     ------             ------
                                                                      6,824              2,123
                                                                 ============      =============

     Gross Profit. The Company's gross profit margin for the six month period ended June 30, 1997 of 5.2% was down from 10.0% for the six month period ended June 30, 1996. This decrease primarily was attributable to the change in mix of the Company's stand-alone risk management/workers' compensation program revenues relative to the revenues derived from the Company's PEO business. In addition, while a significant portion of the Company's six month 1997 revenue growth was derived from US Xpress, as discussed previously, the gross profit contributed by US Xpress was negligible for the six month period ended June 30, 1997. Increased competition in certain areas of the Company's business along with higher workers' compensation claims costs, as discussed previously, all negatively affected the gross profit margin in 1997. The

Company generally earns a higher gross profit margin on revenues derived from its stand-alone risk management/workers' compensation services than on revenues derived from the Company's full-service PEO business, as PEO revenues generally include significant (and substantially offsetting) revenue and expense items for payroll and payroll-related costs for the worksite employees. Accordingly, the Company's overall margin is affected in significant part by the mix of revenues derived from full-service PEO clients and clients for which the Company provides only risk management/workers' compensation services. Stand-alone risk management/workers' compensation services revenue decreased by 3.6% of total revenues for the first half of 1996 to 1.6% in the first half of 1997.

     Selling, General and Administrative Expenses. For the six month period ended June 30, 1997 and 1996, respectively, selling, general and administrative expenses totaled $16.0 million, compared to $7 million, or a 128% increase. Factors contributing to the increase in selling, general and administrative expenses in 1997 over 1996 are the inclusion of the operations of various acquisitions, an increase from 139 corporate employees at June 30, 1996 to 271 at June 30, 1997, and the relocation of the Company's office space. Included in the increase in costs from acquisitions were expenses for TEAM Services and Leaseway, acquired in the second and third quarter of 1996, respectively, and which historically have maintained a higher ratio of selling, general and administrative expense to gross profit than the Company. These factors which caused increases in selling, general and administrative expense were partially mitigated by improved systems utilization and economies of scale achieved within the Company's operations. The Company's insurance costs have increased due primarily to the Company's growth. The Company is reviewing the cost effectiveness of all corporate insurance programs. Commission expenses increased in the six months ended June 30, 1997 compared to the same period in 1996 due to the increase in revenues discussed. Selling, general and administrative expenses are expected to continue to increase to meet the needs of new business, though the Company has initiated efforts to improve efficiencies. The most extensive growth in selling, general and administrative expenses has been in the finance and risk services departments. In addition, the Company signed a seven year lease on new office space in Phoenix, Arizona containing significantly more space at higher rates than its previous facilities. The annual rental increase of approximately $1 million began in April 1997. The Company also expects that costs for professional services will increase in 1997 as a result of litigation recently brought against the Company.

     Depreciation and Amortization. Depreciation and amortization represented depreciation of property and equipment and amortization of organizational costs, customer lists and goodwill. For the six month period ended June 30, 1997, depreciation and amortization expense totaled $2.0 million compared to $654,000 for the six month period ended June 30, 1996. The increase was due primarily to depreciation of new phone and computer systems and goodwill amortization resulting from acquisitions, with Leaseway and the McClary-Trapp group of companies ("McClary-Trapp") being the most significant. In addition, the Company acquired ETIC Corporation d/b/a "Employers Trust" ("ETIC") and CMGR, Inc. and Humasys, Inc. (collectively "CMGR") in February of 1997. Goodwill amortization of these acquisitions was recognized from the date of acquisition. Because the Company intends to focus in the short term on the further integration of prior acquisitions, the Company does not currently expect 1997 acquisition activity to be as extensive as in 1996.

     Interest. For the six month period ended June 30, 1997 interest income totaled $447,000 compared to $410,000 for the six months ended June 30, 1996. The increase in interest income is primarily due to interest earned on both the restricted cash and investments held for the future payment of workers' compensation claims at Camelback and cash held at the corporate level. Interest expense for the six month period ended June 30, 1997 totaled $2.1 million compared to $7,000 for the six month period ended June 30, 1996. The increase in interest expense is primarily due to interest accrued on the Prior Credit Facility. The line was first utilized in August 1996 and had an average outstanding balance of $46.6 million for the six months ended June 30, 1997. See "Liquidity and Capital Resources."

     Effective Tax Rate. The Company's effective tax rate provides for federal, state and local income taxes. The effective tax rate for the six months ended June 30, 1997 was 40% as compared to 41% for the six months ended June 30, 1996. The tax rate used in each quarterly reporting period generally is an estimate of the Company's effective tax rate for the calendar year. The 1997 rate reflects the increased operations of the Company's wholly-owned subsidiary, Camelback, which pays state premium tax rather than state income tax. Although the Company believes that it has structured its Camelback arrangements to qualify for such tax treatment, any disallowance of this tax treatment could materially affect the Company's results of operations for the current fiscal year and future fiscal years, as well as past periods.

1996 COMPARED TO 1995

     Net income for the year ended December 31, 1996, was $12.0 million, or $.37 per fully diluted share, reflecting significant growth from 1995 net income of $3.8 million, or $.14 per fully diluted share. Revenues of $439.0 million for the year ended December 31, 1996 were 167% higher than 1995. The growth was the result of integration of several acquisitions; the growth in the Company's stand alone risk management/workers' compensation program; direct PEO sales and marketing efforts; and the efficient administration of existing business.

     Revenues. Revenues increased from $164.5 million for the year ended December 31, 1995 to $439.0 million for the year ended December 31, 1996, a 167% increase. The increase in revenues was partially due to sales from the Company's expanded PEO sales force. Acquisitions accounted for a significant increase in revenues between the periods. The number of worksite employees increased from approximately 11,000 at December 31, 1995, to approximately 30,000 at December 31, 1996. In 1995, the Company commenced placing risk management/workers' compensation services to clients which are not full-service PEO clients of the Company. As of December 31, 1996, the Company provided risk management/workers' compensation services to approximately 13,500 workers as compared to 3,500 at December 31, 1995. Revenues related to stand alone risk management/workers' compensation services were $16.1 million in 1996 compared with $3.6 million for 1995. Stand alone policies in place at January 1, 1997 represented annualized premiums of approximately $12 million.

     Cost of Revenues. Cost of revenues increased 166% from $150.7 million for the year ended December 31, 1995 to $400.9 million in the year ended December 31, 1996. This increase was primarily due to the increase in the Company's business as explained in the section above and in the following discussion.

     Workers' compensation expenses increased approximately 355% from $2.2 million in 1995 to $10.0 million in 1996, due primarily to the increase in earned premiums on the stand alone risk management/workers' compensation program and growth in the core PEO business, including acquisitions. See "Six months ended June 30, 1997 compared to June 30, 1996 -- Cost of Revenues" for information relating to the establishment of reserves, and in particular the methodologies adopted in 1996.

     Gross Profit. The Company's gross profit margin increased from 8.4% in the year ended December 31, 1995 to 8.7% in the year ended December 31, 1996. This increase primarily was attributable to the Company's stand-alone risk management/workers' compensation program which was in place for the full year ended December 31, 1996, versus only eight months in 1995. The eight-month period included approximately 5,600 employees of Hazar, Inc. and affiliated corporations ("Hazar") who were provided stand-alone risk management/workers' compensation from May 1995 through September 1995, when the Hazar employees became included in the Company's PEO business upon the acquisition of certain assets of Hazar by the Company.

     The Company also received the benefits of reduced administrative costs with Camelback for the entire year ended December 31, 1996 as compared with the same period in 1995 which only included seven months of benefit because Camelback was not operative until June 1995. The Company also increased the number of workers' compensation claims managers to 37 at December 31, 1996 compared to seven at December 31, 1995. The Company believes that a continuous focus on maintaining a low ratio of cases per claim manager is a significant factor in controlling workers' compensation expense. In this regard, the Company continues to implement a policy whereby the maximum number of active claims which each claims manager may handle is 50. Based on industry data, the Company believes that this maximum is significantly less than the industry average.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $10.1 million or 141% from $7.2 million for the year ended December 31, 1995 to $17.3 million for the year ended December 31, 1996. As a percent of gross profit, selling, general and administrative expenses decreased from 52% to 45% during the year ended December 31, 1995 and 1996, respectively. Factors contributing to the increase in selling, general and administrative expenses in 1996 over 1995 are the integration of the operations of various acquisitions including an increase from 60 corporate employees at December 31, 1995 to 216 at December 31, 1996, resulting in a significant increase in personnel costs, and the expansion of the Company's office space. Additionally, the Company's results for the year reflected six months of expense for TEAM Services and five months of expense for Leaseway, both acquisitions which historically have maintained a higher ratio of selling, general and administrative expense to gross profit than the Company. These factors which caused increases in selling, general and administrative expense were partially mitigated by improved systems utilization and economies of scale achieved within the Company's operations, including consolidation of certain acquired companies' administration. The Company's general liability insurance costs increased due in part to the added corporate staff and increased costs for directors' and officers' liability insurance. Commission expenses and bad debt expenses increased in the year ended December 31, 1996 compared to 1995 due to the increase in revenues discussed above. The most extensive growth in selling, general and administrative expenses was in the risk management department.

     Depreciation and Amortization. Depreciation and amortization represented depreciation of property and equipment and amortization of organizational costs, customer lists and goodwill in the year ended December 31, 1996 and 1995. The increase was due primarily to depreciation of new phone and computer systems and goodwill amortization resulting from acquisitions, with Hazar, Leaseway and McClary-Trapp being the most significant. Amortization of goodwill from the Hazar acquisition began in October 1995, and amortization of Leaseway and McClary-Trapp began during 1996.

     Interest. Interest income increased from $296,000 for the year ended December 31, 1995 to $833,000 for the year ended December 31, 1996, primarily due to interest earned on both the restricted cash and investments held for the future payment of workers' compensation claims at Camelback and cash held at the corporate level raised through the exercise of Common Stock purchase warrants and through operations. Interest expense increased from $25,000 for the year ended December 31, 1995 to $1.2 million for the year ended December 31, 1996, primarily due to interest accrued on the Prior Credit Facility. The line was first utilized in August 1996 and had an average outstanding balance of $34 million for the five months ended December 31, 1996. See "Liquidity and Capital Resources."

     Effective Tax Rate. The Company's effective tax rate provides for federal, state and local income taxes. The effective tax rate for fiscal 1996 is 34.7% as compared to 42.6% for the year ended December 31, 1995. The effective tax rate for 1996 was positively impacted by a state tax benefit in the amount of approximately $430,000 relating to a change in estimate for 1995 taxes. The effective tax rate would have been approximately 37% without this benefit. This downward year-to-year revision reflects a reduction resulting from the increased operations of the Company's wholly owned subsidiary, Camelback, which pays state premium tax rather than state income tax.

1995 COMPARED TO 1994

     Net income for 1995 was $3.8 million or $.14 per fully diluted share, reflecting significant growth from 1994 net income of $378,933 or $.02 per fully diluted share. Revenues of $164.5 million in 1995 were 121% higher than in 1994 and were the most significant factor contributing to the increase in net income. The growth results from the integration of the acquisitions of Employee Services of Michigan, Inc. ("ESM") and Hazar, the success of direct sales and marketing efforts and the efficient administration of existing business. The Company's focus on managing operating expenses also played a role in maintaining profit margins.

     Revenues. Revenues increased 121% from $74.3 million in the year ended December 31, 1994 to $164.5 million for the year ended December 31, 1995. The increase in revenues was partially due to sales from the Company's sales force, which expanded in June 1994, plus the full year impact in 1995 of new business added throughout 1994. In addition, the acquisitions of ESM, effective January 1, 1995, and Hazar, effective October 2, 1995, accounted for revenues of $17.4 million and $35.8 million, respectively, in the year ended December 31, 1995. The number of worksite employees increased from 3,600 at December 31, 1994 to approximately 11,000 at December 31, 1995.

     In 1995, the Company commenced providing risk management/workers' compensation services to clients which were not PEO clients of the Company and a portion of the increase in revenues during the year ended December 31, 1995 was attributable to this program. A significant portion of the 1995 risk management/workers' compensation services results reflects the inclusion of approximately 5,900 worksite employees of Hazar from May 1, 1995 through October 2, 1995, at which time the Company completed its acquisition of Hazar and these employees became worksite employees of the Company. As of December 31, 1995, the Company provided stand-alone risk management/workers' compensation services to approximately 3,500 non-PEO employees.

     Cost of Revenues. Cost of revenues increased 112% from $71.1 million in the year ended December 31, 1994 to $150.7 million in the year ended December 31, 1995. This increase was primarily due to the increase in the Company's business as explained in the paragraph above. Workers' compensation costs decreased on a per worksite employee basis during the year ended December 31, 1995 compared to 1994 due to the Company's ability to execute effectively its risk management programs which include on-site safety programs, active claims management and efficient execution of claims processing. In addition, the new program utilizes the Company's wholly owned insurance subsidiary, Camelback, which became operational in June 1995. The Company's state unemployment tax rate in Arizona increased significantly in 1995 compared to 1994.

     Gross Profit. The Company's gross profit margin increased from 4.4% in the year ended December 31, 1994 to 8.4% in the year ended December 31, 1995. This increase primarily was attributable to an increase in risk management/workers' compensation services provided to employees of entities which were not full-service PEO customers.

     Revenues during the year ended December 31, 1995 include risk management/workers' compensation revenues derived from Hazar, whose worksite employees were not employees of the Company prior to the October 2, 1995 acquisition. These employees became worksite employees of the Company for financial reporting purposes effective October 2, 1995, which affected the mix of the Company's revenues for the quarter ended December 31, 1995 and reduced the gross profit margin in the fourth quarter below that for the entire year. In 1995, the Company's gross profit margin was slightly impacted by the Company's higher Arizona unemployment tax rate.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $4.9 million or 213% from $2.3 million in the year ended December 31, 1994 to $7.2 million for the year ended December 31, 1995. Factors contributing to the increase in selling, general and administrative expenses in 1995 over 1994 were the integration of ESM and Hazar operations, an increase from 39 corporate employees at December 31, 1994 to 115 at December 31, 1995, resulting in a significant increase in personnel costs, and the expansion of the Company's office space by 7,200 square feet to 17,350 square feet at December 31, 1995. These factors which caused increases in selling, general and administrative expenses were partially mitigated by improved systems utilization and economies of scale achieved within the Company's operations. The Company's general liability insurance costs increased due in part to the added corporate staff, and costs for directors and officers liability insurance also increased. Costs to operate Employee Solutions - East, Inc. ("ESEI"), the Company's subsidiary sales corporation which began operations in mid-1994, increased in 1995 to support the growth in the Company's sales and marketing efforts throughout the country. Commission expenses increased in 1995 compared to 1994 at a rate greater than the increase in revenue between the periods because of the lower level of commissions applicable to the Company's 1994 revenue. In November 1994, Marvin D. Brody, Chairman of the Board, became Chief Executive Officer of the Company. His compensation as CEO began January 1, 1995. Effective October 2, 1995 three executive officers received increases in their compensation totaling $140,000 annually.

     Depreciation and Amortization. Depreciation and amortization represented depreciation of property and equipment and amortization of organizational costs, customer lists and goodwill in the years ended December 31, 1994 and 1995. The increase was due primarily to depreciation of new phone and computer systems and goodwill amortization resulting from the acquisition of Hazar.

     Interest. Interest income increased to $296,402 for the year ended December 31, 1995 from $52,180 for the year ended December 31, 1994, primarily due to interest earned on both the restricted cash held for the future payment of workers' compensation claims at Camelback and cash held at the corporate level raised through the exercise of Common Stock purchase warrants and through operations.

     Effective Tax Rate. The effective tax rate for 1995 was 42.6% compared with 54.3% for 1994. The Company's tax expense in excess of statutory rates for the year ended December 31, 1994 primarily was due to non-deductible goodwill, as well as some non-deductible per diem expenses. The reduction in the Company's effective tax rate in 1995 also resulted from an increased profit base over which non-deductible goodwill and per diem allowances have less of an impact on the tax rate.

LIQUIDITY AND CAPITAL RESOURCES

     The Company defines liquidity as the ability to mobilize cash to meet operating, capital and acquisition financing needs.

     Cash provided by operating activities was $2.8 million during the six months ended June 30, 1997 compared to cash used in operating activities of $2.2 million during the same period of 1996. Cash used in operating activities was $3.3 million during 1996. Cash provided by operating activities was $6.3 million and $712,000 in 1995 and 1994. Operating cash flows are derived from customers for full PEO services rendered by the Company and for stand-alone risk management/workers' compensation services. Payments from PEO customers typically are received on or within a few days of the date on which payroll checks are delivered to customers, and cover the cost of the payroll, payroll taxes, insurance, other benefit costs and the Company's administration fee. The 1996 acquisitions of TEAM Services, Leaseway and McClary-Trapp and the Company's stand-alone program adversely affected the Company's operating cash flows as these operations extend credit terms generally from 15 to 45 days as is customary in their respective market segments. Stand-alone risk management/workers' compensation services are billed in accordance with individual policies. The Company also extends credit terms for certain of its stand-alone risk management/workers' compensation clients by billing less than the expected premium over the policy term, with the difference paid on a deferred basis after the end of a policy year. In addition, accounts receivable were increased because of the results of audits of stand-alone workers' compensation policies which began in the first quarter of 1997. These audits have indicated additional amounts due to the Company based upon changes during the policy year, which are being billed to customers. The amounts due as a result of the audits include $1.0 million recognized in the first quarter of 1997 which relate to prior periods. If the Company expands in these market segments or enters into new market segments, or extends credit terms to additional clients, its working capital requirements may increase. Included in other assets is a net receivable of $2.9 million from a single customer as to which disputes have arisen. The Company believes the amount is collectible, and is considering its alternatives, including litigation, for collection of the receivable.

     The acquisitions of TEAM Services, Leaseway and McClary-Trapp plus growth in the stand-alone program decreased the Company's operating cash flows in 1996 by approximately $15.1 million because these operations extend credit terms. Cash used in operating activities was $3.3 million during 1996. Cash provided by operating activities was $6.3 million and $712,000 in 1995 and 1994.

     Cash used in investing activities was $8.0 million and $4.8 million in the six months ended June 30, 1997 and 1996, respectively. For the first six months of 1997 and 1996, capital expenditures were $1.1 million and $.4 million, respectively. Capital expenditures in 1997 consisted primarily of personal computers and other computer equipment to enhance the Company's ability to support the Company's increasing client and employee base. In April 1997, the Company relocated its Phoenix operations to a new facility. The leaseholds and improvements will be financed by the landlord as a buildout allowance, and subsequently reflected in rental payments. Moving costs and office furniture represented cash outlays in the first six months of 1997 of approximately $1.0 million. During the remainder of 1997, the Company expects to continue to invest in additional computer and technological equipment. Although the Company continuously reviews its capital expenditure needs, management expects that 1997 capital expenditures will exceed those incurred in prior periods to meet the needs of the Company's growing base of worksite employees.

     Cash used in investing activities was $46.9 million, $2.2 million and $2.4 million in the years ended 1996, 1995 and 1994, respectively. The primary use of cash in 1996 was for business acquisitions with Leaseway and

McClary-Trapp accounting for approximately $34.0 million of the $37.3 million spent. For 1996, 1995 and 1994, capital expenditures were $702,000, $238,000 and $189,000, respectively. Fiscal 1996 capital expenditures consisted primarily of personal computers and other computer equipment to enhance the Company's ability to support its increasing client and employee base.

     Cash provided by financing activities was $4.8 million for the six months ended June 30, 1997 compared to cash provided by financing activities of $3.7 million for the same period in 1996. Cash flows from financing activities during 1996 resulted primarily from the Company's acquisition financing (see below) and the sale of the Company's Common Stock upon exercise of options.

     Cash provided by financing activities was $47.2 million during 1996 compared to cash provided by financing activities of $8.0 million and $2.6 million in 1995 and 1994, respectively. Cash flows from financing activities during 1996 resulted primarily from the Company's borrowing under the Prior Credit Facility and the sale of the Company's Common Stock upon exercise of warrants and options, offset by cash used to fund bank overdrafts of acquired companies.

     At June 30, 1997 and 1996, the Company had cash and cash equivalents of $10.6 million and $10.7 million, respectively. At December 31, 1996 and December 31, 1995, the Company had cash and cash equivalents of $11.0 million and $14.0 million, respectively. Cash and cash equivalents are generally invested in high investment grade instruments with maturities of less than 90 days. Certain amounts of restricted cash and investments (see below) may have maturities beyond 90 days but are highly liquid. The Company generally maintains large cash balances to meet its daily payroll and payroll tax obligations. The Company is implementing a nationwide cash management program to minimize the requirement for cash on hand, though as the business continues to grow, cash requirements to meet daily obligations will increase. The Company is required through its fronting arrangements with Reliance to secure the future payment of workers' compensation losses. The Company currently complies with this requirement by maintaining restricted cash and investments in a trust fund. Such restricted cash and investments have been calculated based on estimates of the future growth in the Company's business and ultimate losses on such business. For this purpose, ultimate losses are actuarially determined by the fronting carriers utilizing industry-wide data and regulatory requirements which may not reflect the Company's historical or expected ultimate losses. Restricted cash and investments is classified as a current asset as the Company settles and pays most workers' compensation claims within one year from occurrence. The Company cannot access restricted cash and investments without the agreement of Reliance. At June 30, 1997, December 31, 1996 and December 31, 1995, $14.0 million, $11.5 million and $2.7 million, respectively, was on deposit at Camelback as restricted cash and investments. The Company may in the future replace these requirements for restricted cash with a letter of credit under the Amended Credit Facility.

     At June 30, 1997, December 31, 1996 and December 31, 1995, the Company had working capital of $35.0 million, $30.5 million and $8.6 million, respectively. The significant growth in the Company's working capital is a direct result of an increase in 1996 in restricted cash and investments of $8.8 million from 1995 which was financed from cash flows from operations, and an increase in third party accounts receivable of approximately $15.1 million, of which $6.1 million was financed out of the Company's operating cash flow and approximately $9.0 million was financed from borrowings under the line.

     Assuming continued growth of the Company's full-service PEO business and stand-alone risk management/workers' compensation services program, the Company anticipates that it will be required under its arrangements with its insurers to make further provision to secure claims payments, either by setting aside additional funds for payment of claims and related administrative costs or making arrangements for letters of credit.

     Under Bermuda law, Camelback must maintain statutory capital and surplus in an amount equal to at least 20% of the net premiums written through the Company's fronting arrangements, provided that the percentage requirement is reduced to 10% at such time as annualized premium volume reaches $6 million. The Company has applied for a new license under which the percentage requirement, if such license is granted, will be reduced to 15%. Bermuda law also regulates the circumstances under which Camelback may loan funds to its parent company. In the six months ended June 30, 1997, the Company paid to Reliance approximately $10.7 million of which $6.6 million was ceded to the trust account at Camelback for payment of claims and $2.1 million was ceded directly to Camelback as unrestricted. For the same period the Company also paid to another insurer approximately $2.6 million of which $1.7 million in loss funds will be ceded to Camelback upon the establishment of a separate trust account for the program. In the future, these factors may limit the ability of the Company to execute its planned growth strategy and may limit the ability of Camelback to transfer funds to the Company (whether via dividend or otherwise).

     The Company had a $60 million revolving line of credit under the Prior Credit Facility for acquisition financing, working capital and other general corporate purposes. The Prior Credit Facility provided for various borrowing rate options including borrowing rates based on a fixed spread of 25 basis points over the prime rate or 250 basis points over the London Interbank Offered Rate ("LIBOR"), as adjusted upward to reflect applicable reserve requirements. The Company paid a commitment fee of 37.5 basis points on the unused portion of the line.

     Since the Company obtained its Prior Credit Facility in August 1996, the $49.7 million drawn under the line at October 21, 1997 had been used primarily for acquisition financing including $24.0 million for the acquisition of Leaseway, $9.4 million for the acquisition of McClary-Trapp, $3.0 million for CMGR, $.9 million for ETIC and approximately $10.0 million to finance accounts receivable on such acquisitions. The Company repaid outstanding indebtedness under the Prior Credit Facility with net proceeds of the Offering and replaced it with the Amended Credit Facility. See "Amended Credit Facility" below.

     The Company has financed its acquisitions through the issuance of Common Stock, borrowings under the Prior Credit Facility, working capital and assumption of acquired company obligations. The Prior Credit Facility restricted its ability to consummate any acquisition prior to creditor approval. The Company received a waiver under the Prior Credit Facility to enter into its agreements to acquire Leaseway, McClary-Trapp, ETIC and CMGR.

AMENDED CREDIT FACILITY

     In connection with the Offering of the Original Notes, the Company entered into the Amended Credit Facility which provides for a revolving line of credit of $20.0 million, including letters of credit drawn thereunder. The Amended Credit Facility includes various borrowing rate options including borrowing rates at the prime rate or 175 basis points over LIBOR. The Company will pay a commitment fee of 25 basis points on the unused portion of the line and letter of credit fees of 75 to 175 basis points per annum. The Amended Credit Facility will mature on August 1, 1999. The principal loan covenants in the Amended Credit Facility are as follows: current ratio of at least 1.3 to 1; minimum net worth of at least $45 million as of June 30, 1997, adjusted by 75% of net income and other factors each and every fiscal quarter thereafter; senior debt to EBITDA (as defined therein) for the preceding four quarters of not more than 2.0 to 1 as of the end of each calendar quarter and maximum debt (as reduced by a portion of available cash) to EBITDA of 4.0 to 1. The Amended Credit Facility includes certain other customary covenants and is secured by substantially all of the Company's assets.

INFLATION

     The Company believes inflation has not had a significant impact on its results of operations or financial condition.

                                    BUSINESS

THE COMPANY

     The Company is one of the largest professional employer organizations ("PEO") and is the most geographically diverse PEO in the United States, specializing in integrated employment outsourcing solutions for small and mid-sized businesses. As of June 30, 1997, the Company served approximately 1,400 client companies representing 42,900 worksite employees in 46 states. Through internal growth and strategic acquisitions, the Company has increased annual revenues and EBITDA from 1992 to 1996 at compound annual growth rates of 150% and 293%, respectively.

     The Company offers a broad array of integrated outsourcing solutions which provide businesses throughout the United States with comprehensive and flexible outsourcing services to meet their payroll, benefits and human resources needs while helping manage their overall costs. The Company provides significant benefits to its client companies and their worksite employees, including: (i) managing escalating costs associated with workers' compensation, health insurance, workplace safety and employment policies and practices; (ii) enhancing employee recruiting and retention by providing employees with access to a menu of healthcare and other benefits that are more characteristic of larger employers; (iii) providing expertise in transportation personnel and in labor relations; and (iv) reducing the time and effort required by the employer to deal with an increasingly complex administrative, legal and regulatory environment.

     As a PEO, ESI and its "client company" typically agree that ESI will become the "employer of record" for the client company's employees. ESI generally assumes designated obligations for payroll processing and reporting, payment of payroll taxes, human resources management and the provision of employee benefit plans and risk management/workers' compensation services. Additionally, ESI may provide other products and services directly to worksite employees, such as employee payroll deduction programs for disability and specialty health insurance, prepaid telephone cards and other personal financial services. The client company generally retains management control of the worksite employees, including hiring, supervision and termination and determining the employees' job descriptions and salaries.

OPERATING STRATEGY

     The Company's operating strategy is to enhance its position as a leading nationwide PEO by being an innovative and cost effective provider of payroll, benefits and human resources outsourcing solutions. The Company intends to continue to grow the number of worksite employees and expand its product offerings to existing clients and their worksite employees. The key components of the Company's operating strategy are:

     Provide comprehensive and flexible outsourcing solutions. The Company's ability to customize a broad selection of bundled PEO services presents small to mid-sized businesses with "one-stop shopping." The Company believes its comprehensive and flexible outsourcing services are attractive to small businesses seeking a full service, single-source solution to their payroll, benefits and human resources needs. The Company's objective is to add value to its client companies and worksite employees through tailored solutions that are traditionally not available to small businesses on a cost effective basis.

     Leverage nationwide operations and infrastructure. The Company is the most geographically diverse PEO, operating in 46 states and serving multiple industry sectors. Its nationwide presence provides the Company with substantial growth opportunities while allowing for a highly selective approach in targeting and accepting new clients which meet the Company's credit and insurance risk criteria and facilitates the Company's ability to provide outsourcing solutions to multi-state employers. This diversification also mitigates ESI's exposure to regional business cycles, state legislative risk and industry specific volatility.

     Capitalize on economies of scale. As one of the largest nationwide PEOs with one of the largest worksite employee bases, the Company achieves significant economies of scale compared to its smaller competitors, including enhanced purchasing power to source products, such as insurance. The Company will continue to aggressively exploit its economies of scale to enhance its profitability and to provide its clients and worksite employees with superior services at very competitive prices. The Company's recently enhanced management information system and marketing departments strengthen its platform for future growth.

     Aggressively manage costs. The Company strives to maintain a low internal cost structure. Among other things, the Company believes that its risk management/workers' compensation claims management program allows it to minimize operating costs and provide services at competitive rates. The Company maintains a dedicated risk management department with regional field locations, establishes proactive safety programs and promptly responds to and actively manages workers' compensation claims. The Company's ongoing centralization of certain of its functions, such as general management and check processing, is expected to achieve further efficiencies through the elimination of redundant functions in acquired companies.

     Focus on superior client service. The Company believes that it retains clients by providing superior service. The Company's client service teams address payroll processing, benefits and human resources needs for individual clients. The Company assigns a dedicated payroll specialist and a senior account representative to each client. These primary contacts at ESI assist their clients in meeting particular employment-related needs and designing effective outsourcing solutions. The Company also provides electronic desktop payroll processing services, payroll analysis, advanced time reporting options, assistance with the preparation of employee manuals and handbooks and certain benefits and human resources consulting services.

GROWTH STRATEGY

     The Company has achieved significant growth in revenues and EBITDA by utilizing its competitive strengths to capitalize on the accelerating trend towards outsourcing by businesses throughout the United States. The key components of the Company's growth strategy are:

     Internal growth. The Company seeks to add new clients through aggressive sales and marketing efforts and to increase revenues from existing clients. In an effort to leverage its existing client base, the Company intends to develop new products and services, as well as expand the services it provides directly to worksite employees to include payroll deduction programs for various products.

     Strategic acquisitions. The Company follows an aggressive but disciplined approach for identifying, evaluating and executing specific acquisitions. The PEO industry is highly fragmented with over 2,300 PEOs operating in the United States, according to the National Association of Professional Employer Organization ("NAPEO"). Attractive opportunities for acquisitions are available because, among other factors, small PEO owners have limited access to capital and are subject to increasingly stringent regulatory requirements. The Company's nationwide presence allows it to consider and evaluate acquisition opportunities throughout the United States, carefully choosing the opportunities which it believes to be most strategically beneficial. The Company believes that strategic acquisitions are a practical, effective and economical means of growth in the PEO industry.

     Marketing alliances. The Company pursues strategic marketing alliances which allow it to benefit with minimal financial investment from the experience, industry expertise, geographic reach and customer contacts of other organizations which can provide both parties with profitable business opportunities. The Company believes these alliances will expand its customer base and the services and products which it can offer to both client companies and worksite employees.

INDUSTRY OVERVIEW

     The PEO industry has undergone rapid growth in recent years. According to NAPEO, the industry has grown at a compound rate of 29% from 1991 to 1996. Industry analysts expect the PEO industry to continue to grow rapidly due to the increased regulatory and administrative burden being experienced by all employers and the ongoing requirements of businesses to manage their overall employee related costs. For example, new tax legislation will require all companies with annual payroll tax deposits in excess of $50,000 to settle such taxes electronically or suffer monetary penalties. The Small Business Administration estimated that in 1994 there were nearly 6 million businesses with fewer than 500 employees which employ over 51 million employees with an aggregate payroll of approximately $1.2 trillion. It is estimated that the entire PEO industry currently has between two and three million worksite employees with annual payrolls of over $17 billion. The large size of the potential client market leaves room for substantial continued growth of the PEO industry.

     The PEO industry began to evolve in the 1980s, primarily in response to the increasing burdens on small to medium-sized employers resulting from a complex regulatory and legal environment. While various service providers assisted these businesses with specific tasks, PEOs began to emerge as providers of a more comprehensive range of employment-related services. As the industry has evolved, the term "professional employer organization" is used to describe an entity which establishes a three-party relationship among the PEO, a client business, and the employees of that client business. For client employers, PEOs can perform the functions of human resources, payroll and benefits administration departments of larger companies. The PEO offers employers a one stop shop with a menu of choices for the client company to bundle the payroll and benefit related services into one contract. The primary services performed by PEOs are payroll administration, workers' compensation insurance, medical benefits and 401(k) retirement plans. The growth of the PEO industry results, in significant part, from the demand by relatively small businesses for assistance in administrative aspects of the employer/employee relationship, as well as a means to allow participation of their employees in attractive employee benefit programs. By having their employees become part of a larger employee pool, employers often can provide access to enhanced benefits, such as medical insurance, which would not be economically available to relatively small employers.

     The Company believes that an important aspect of the growth of the PEO industry has been the increased recognition and acceptance of PEOs, and the employer/employee relationships they create, by federal and state governmental authorities. The concept of PEO services has become better understood by regulatory authorities, as legitimate industry participants have overcome the well-publicized earlier failures of some PEOs. The Company believes that the regulatory environment has begun to shift to one of regulatory cooperation with the industry, although significant issues (particularly tax-related) remain unresolved. Through NAPEO, the Company and other industry leaders work with government entities for the establishment of appropriate regulatory frameworks to protect clients and employees and thereby promote the acceptance and further development of the PEO industry. See "Industry Regulation."

CLIENTS

     As of June 30, 1997, the Company's full-service PEO client base consisted of approximately 1,400 client companies representing 42,900 worksite employees in 46 states. At that date, the Company had clients in more than 12 specific industries, based on Standard Industrial Classification ("SIC") codes. The Company's approximate client distribution by major industry grouping as of June 30, 1997 is set forth below:

                              INDUSTRY GROUP                PERCENT OF CLIENTS
                ------------------------------------------  ------------------
                Service:..................................             28
                  Professional............................      14
                  Light Industrial........................       6
                  Entertainment...........................       8
                Transportation (PEO)......................             23
                Manufacturing.............................              9
                Driver Leasing*...........................              9
                Construction..............................             10
                Retail Trade..............................              8
                Wholesale Trade...........................              5
                Real Estate...............................              3
                Agriculture and Fishing...................              2
                Other.....................................              3
                                                                 --------
                Total.....................................            100
                                                                 ========

---------------
* Driver leasing is presented separately because it involves transport-related services for clients in many SIC codes.

     As part of its business strategy, the Company targets a nationwide client base composed primarily of transportation, light industrial, and blue collar businesses, and to a lesser extent, white collar and professional. Although the Company has targeted certain industries such as transportation, which it believes particularly benefit from its services and expertise, the Company also seeks to maintain an overall diversity of clients, in both industries and geographical scope. This diverse base enables the Company to minimize its exposure to cyclical downturns in specific industries and geographic regions.

     The Company's average full-service PEO client had approximately 24 employees as of June 30, 1997 (excluding TEAM Services which employs a substantial number of worksite employees in the entertainment industry on a part-time or periodic basis), while the average client added through internally-generated sales in 1996 exceeded 40 employees. The Company focuses primarily on employers with fewer than 500 employees. However, the Company believes that the benefits of PEO services remain attractive for larger employers in many circumstances.

     Effective January 1, 1997, the Company has entered into a PEO arrangement with US Xpress, a publicly-held transportation company, currently with approximately 4,000 employees who became Company worksite employees. The addition of the worksite employees of US Xpress, which has become the Company's largest single client, increased the average number of worksite employees per client and the percentage of the Company's worksite employees in the transportation industry.

     The Company has benefitted from a high level of client retention, resulting in a significant recurring revenue stream. NAPEO's standard for measuring attrition is computed by dividing the number of clients lost during the period by the sum of the number of clients at the beginning of the period plus the number of clients added during the period ("Client Attrition Rate"). Based on this standard, the Company's Client Attrition Rate was approximately 21%, 25% and 22%, respectively, for the years ended December 31, 1996, 1995 and 1994.

     The Company's Client Attrition Rate is attributable to a variety of factors, including (i) termination by the Company because the client did not make timely payments or failed to meet the Company's client risk profile, (ii) client nonrenewal due to repricing, or service or price dissatisfaction and
(iii) client business failure, downsizing, or sale or acquisition of the client.

     The general division of responsibilities between the Company and its client as co-employers under the Company's standard forms of subscriber agreements for PEO services is as follows:

             THE COMPANY                                  CLIENT                                   JOINT
-------------------------------------    ----------------------------------------    ---------------------------------
Payroll preparation and reporting        Supervision and direction of job            Implementation of policies and
                                         specific activities and designation of      practices relating to the
Tax reporting and payment (state and     job description and duties                  employer/employee relationship
federal withholding, FICA, FUTA,
state unemployment)                      Hiring, firing and disciplining of          Employer liability under workers'
                                         employees                                   compensation
Workers' compensation compliance,
procurement, management, reporting       Determination of salaries and wages
Employee benefit procurement,            Selection of fringe benefits, including
administration and payment               employee leave policies
Monitoring changes in certain            Professional and business licensing and
governmental regulations governing       permits
the employer/employee relationship
and updating the client when             Compliance with immigration laws
necessary
                                         Compliance with health, safety and work
                                         laws and regulations

The Company varies its standard contractual terms, including the apportioning of responsibilities, when necessary to meet various states' regulatory requirements or other circumstances. For example, Texas and Florida require the Company to retain certain additional control rights over worksite employees as compared to the Company's standard arrangements.

     The Company's standard subscriber agreement may be canceled by either party upon 30 days written notice and also may be canceled more quickly by the Company under certain circumstances such as nonpayment of fees by the client. The fee paid by the client to the Company includes amounts for gross payroll and wages and a service fee (from which the Company must pay employment taxes and benefits and workers' compensation coverage). The specific service fee varies by client based on factors including market conditions, client needs and services required, the clients' workers' compensation and benefit plan experience and the administrative resources required. The service fee generally is expressed as a fixed percentage of the client's gross salaries and wages.

     As a result of a 1996 acquisition, the Company began providing driver leasing services in which the Company acts as sole employer of the worksite employee. In such cases, the Company contracts with certain of its clients to provide truck drivers who are sole employees of the Company. For these drivers, the Company makes hiring, termination and placement decisions, and assumes more related obligations than in the general "co-employer" situation. The Company may also contract to provide additional services on a fee basis, such as negotiating collective bargaining agreements on behalf of its clients, maintaining department of transportation requirements and drug testing. The Company expects that for certain industries this type of all-inclusive program will become a more significant part of its business, which may expose the Company to greater risk of liability for its employees' actions both because of the nature of the employment relationship and because of the incidence of injuries inherent in a transportation program (such as those from vehicle accidents).

     In addition to its full-service PEO client customers, the Company also provides stand-alone risk management/workers' compensation services to approximately 64 employers, covering approximately 13,900 employees as of June 30, 1997. The Company's stand-alone risk management/workers' compensation clients and employees are located in 41 states, primarily in the manufacturing, construction, transportation and temporary services industries. See "Services and Products -- Stand-Alone Risk Management/Workers' Compensation."

SERVICES AND PRODUCTS

     The Company provides its clients with a comprehensive offering of employment related services and products. The Company's flexible approach allows its clients to select packages best suited for their needs. These services and products generally cover five categories: payroll, human resources administration, regulatory compliance, risk management/workers' compensation, and benefits programs.

     Payroll. As the employer of record, the Company assumes responsibility for making payroll payments to the worksite employees and for payroll tax deposits, payroll tax reporting, employee file maintenance, unemployment claims, and monitoring and responding to changing laws and regulations relating to payroll taxes. The Company typically bills a client company in advance of each payroll date and reserves the right to terminate its agreement with the client if payment is not received within two days of the billing date. In certain industry segments where such practices are customary (such as those in the entertainment industry and in certain parts of the transportation industries) the Company extends to its clients payment terms ranging from 15 to 45 days. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Human Resources Administration. The Company's comprehensive human resources services reduce the employment-related administrative burdens faced by its clients. Worksite employer supervisors are provided with consulting services, which can include employee handbook preparation, policy and procedure review, job description development, and an analysis of performance review processes and/or employment-related documentation procedures. The Company is a party to collective bargaining agreements in its driver leasing programs, and is available to provide other clients with assistance in collective bargaining upon request. In certain market segments, the Company also provides placement services.

     Employer Regulatory Compliance. The Company, upon request, helps its clients understand and comply with employment-related requirements. Laws and regulations applicable to employers include state and federal tax laws, state unemployment laws, federal and state job security/plant closing laws, workers' compensation laws, occupational safety and health laws, laws governing benefits plans such as ERISA and COBRA, immigration laws, the Americans with Disabilities Act, family and medical leave laws, and discrimination, sexual harassment and other civil rights laws.

     Risk Management/Workers' Compensation. The Company, through its relationship with Reliance, offers a fully insured, first-dollar coverage workers' compensation insurance program as part of its PEO benefit package. The Company's risk management/workers' compensation program provides its clients with access to safety programs through the Company's experienced safety professionals, early return to work programs and access to managed care networks for workers' compensation services as part of the PEO package.

     Benefits Programs. The Company believes it generally can obtain employee benefits, negotiate annual plan arrangements, and administer the plans and related claims at rates generally not available to small and medium-sized firms (depending upon geographic location, plan design and census demographics of the group). The Company's benefits programs include (i) major medical indemnity, preferred provider and health maintenance organization plans; (ii) group term life and accidental death and dismemberment insurance; (iii) dental indemnity and preferred provider insurance; (iv) vision care discount programs; (v) long term disability insurance; and (vi) short term disability and other supplemental insurance programs. Except for several partially self-insured health care programs, these benefits programs of the Company are fully insured by third-party insurers. See "Medical Programs" below. In addition, the Company offers pre-tax health care spending plans, pre-tax premium conversion and dependent care spending plans, and qualified retirement plans, such as 401(k) plans, in which worksite employees may participate, and assists the client by helping explain the advantages and mechanics of such programs to employees.

     In June 1997, the Company entered into a strategic relationship with Aetna U.S. Healthcare ("Aetna"), a national managed-care company, to offer Aetna's high-quality, competitively priced medical and dental plans to the Company's worksite employees nationally. The Company believes that the value and comprehensiveness of Aetna's health benefit plans will allow the Company to consolidate and simplify its benefit plan offerings, improve service and reduce costs. The Company is in the process of beginning to offer Aetna products to its worksite employees.

     Stand-Alone Risk Management/Workers' Compensation. The Company also offers its fully insured, first-dollar coverage workers' compensation insurance program on a stand-alone basis. This stand-alone program permits the Company to leverage its risk/management workers' compensation expertise and provide the benefits of the program to clients for which the Company does not provide full PEO services. The Company provides coverage on either a guaranteed cost basis or on a "retrospective" basis in which premiums are adjusted after the end of the policy term to reflect loss experience. Additionally, the Company also believes the stand-alone program provides an opportunity to establish relationships with companies which are not currently seeking PEO services but may be converted into more comprehensive PEO service arrangements in the future.

     Worksite Employee Services. The Company also provides benefits and services directly to its worksite employees. The Company provides national and regional bank affiliations to expedite payroll check cashing and direct deposit services, and also offers credit union access to employees. The Company also provides discount passes for a variety of recreational, entertainment, social and cultural items across the United States, and for certain types of services. The Company has introduced a payroll deduction program under which the Company currently offers to worksite employees the ability to purchase pre-paid telephone cards and specialized insurance at competitive prices. The Company intends to offer in the future other goods and services such as homeowners, automobile and other types of personal insurance and travel services.

SALES AND MARKETING

     Although the PEO industry has grown significantly since its inception, it has not yet achieved widespread customer familiarity in many markets. As a result, the Company generally must first explain to potential clients what a PEO does and the benefits a PEO generally offers before the Company can sell its particular services to the potential client. The Company therefore believes that its services can best be sold by experienced sales agents at individual, face-to-face meetings with potential clients. The Company has developed an internal sales and marketing capacity, and has entered into several strategic marketing alliances to promote the Company's services.

     Sales. The Company's national sales operation generates new business leads through telemarketing operations located in Atlanta, Georgia. These leads are then supported by a nationwide network of sales representatives. The operation provides continuous training and sales support to all Company sales agents, assists them in new client pricing, and manages new case flow between the field and Company corporate offices in Phoenix.

     The Company's field sales operations are coordinated by Regional Vice Presidents of sales ("RVPs") located in various cities. These RVPs manage a network of full-time sales agents and part-time sales brokers. In certain circumstances, the Company appoints general agents who supervise several sales agents and report to an RVP. Because of the need to educate prospective clients as to the benefits of a PEO and the lead time necessary for a sales person to become effective in the PEO industry, to assure a significant nationwide selling presence, the Company believes it is appropriate to maintain a large sales force. At June 30, 1997, the Company's sales force included 76 full-time RVPs, general agents and sales agents.

     The RVPs, general agents and the sales agents currently are compensated primarily via commissions, subject to certain vesting and production requirements. The RVPs and general agents also receive an override commission on sales generated by sales agents which report to them. Each RVP, general agent and sales agent is responsible for his or her own operating expenses such as rent, hiring outside salespersons, permanent staff salaries, telephone, travel, entertainment, training and other expenses, although the Company defrays a portion of such expenses for the RVPs. Commissions may be payable after termination in certain circumstances.

     The Company's stand-alone risk management/workers' compensation services generally are placed through ESI Risk Management Agency, Inc., a wholly owned subsidiary of the Company ("RMA"). The Company established RMA as its professional brokerage division to act as the Company's conduit for its marketing alliance relationships with an insurance wholesaler. RMA is responsible for recruiting and training a nationwide sales staff of independent brokerage agencies or sales agents, providing effective communication channels between the agencies and the Company's underwriting personnel, and developing and managing sales compensation programs. RMA's independent agencies and sales representatives receive compensation based on production.

     Marketing. The Company's marketing operations provide comprehensive marketing support for all of the Company's operations. This support focuses on communications strategies, marketing research and analysis, product development and strategic alliances. The marketing department also provides empirical data for salespersons to assist in prospecting activities in targeted industries and regions.

     The marketing department has developed a communications strategy, which encompasses the Company's various communication platforms and sales and marketing materials, to provide continuity of the Company's message. This strategy also seeks to expand the Company's contacts through new relationships and expand relationships with current clients.

     Marketing Alliances. The Company has entered into several strategic alliances which it believes may enhance the marketing of its products and services by allowing it to benefit from the experience, industry expertise, geographical reach and customer contacts of the other organizations with minimal financial investment. These alliances can provide the Company with profitable business opportunities to either expand its customer base or expand the services and products which the Company can offer.

     The Company's current alliances include: arrangements by which Company PEO and workers' compensation services are marketed by others in exchange for the right to provide certain services for the Company; arrangements to offer prepaid telephone cards and specialty insurance products to worksite employees; benefits education for worksite employees; and a nationwide check-cashing program for worksite employees.

COMPETITION

     The market for many of the services provided by the Company is highly fragmented with over 2,300 PEOs currently competing in the United States. Many of these PEOs have limited operations and relatively few worksite employees, but the Company believes that several are larger than or comparable to the Company in size. As the PEO concept becomes better known and achieves greater market penetration, the Company expects the PEO market to become substantially more competitive. In areas of the country where PEOs have achieved greater market recognition and penetration, competition has become intense. While price is the principal competitive factor, service and the coverage and quality of benefits programs are important ancillary competitive considerations. The Company's subscriber agreements with its clients generally may be canceled upon 30 days written notice of termination by either party. The short-term nature of most customer agreements means that a substantial portion of the Company's business could be terminated upon short notice.

     The Company believes that currently its greatest competition is with the traditional model in which clients provide employment-related services in-house together with the use of independent insurance brokers. Further, certain large insurance companies have become more aggressive in workers' compensation and have reduced pricing in order to obtain market share. The Company also incurs direct competition from numerous PEOs, some of which have greater resources, greater assets and larger marketing staffs than the Company. The Company also competes with payroll processing firms, temporary personnel companies and human resource consulting firms. In addition, the Company expects that as the PEO industry becomes better established, competition will increase because existing PEO firms will likely consolidate into fewer and better competitors and well organized new entrants with greater resources than the Company, including some of the non-PEO companies described above, will enter the PEO market.

     In the stand-alone risk management/workers' compensation services area, the Company considers state insurance funds and other private insurance carriers to be its primary competition.

INFORMATION SYSTEMS

     The Company utilizes integrated payroll processing, billing and benefits management information and processing systems. The Company also has recently converted an advanced management system which allows for real time reporting of worksite accidents and injuries and assists the Company in executing its risk management program.

     The Company has acquired various products installed at certain PEO client locations to facilitate the transmission of payroll-related data. These include a PC-based software product, electronic time clocks and direct dial-in modems.

INVESTMENT POLICY

     The basic objectives of the Company's investment policy are the safety and preservation of the invested funds, the liquidity of investments to meet cash flow requirements (including future claims payments and related requirements for its risk management/workers' compensation program), and the realization of a maximum rate of return on investments consistent with capital preservation. The investment policy defines eligible investments, investment limits and investment maturities as guidelines to meet the policy's objectives. The Company has appointed outside investment managers to assist in portfolio management. The Company invests its available funds primarily in certificates of deposit rated A-1/P-1 or better and other short term liquid investments.

PROPERTIES

     The Company leases all of its offices. The Company's headquarters office space at 6225 North 24th Street, Phoenix, Arizona consists of approximately 58,000 square feet, leased for a term expiring in 2004. The Company leased this space beginning at April 1, 1997, allowing the Company to consolidate various Phoenix operations and space for expansion.

     The Company also leases smaller amounts of office space at various locations in a number of other cities for its sales and operations offices. A number of RVPs of the Company also rent space, at their own expense, for sales offices. The Company believes that these facilities are adequate for its existing operations, although further acquisitions or expansion could increase its office space needs.

     Substantially all of the Company's assets are pledged to secure the Existing Credit Facility and will be pledged to secure the Amended Credit Facility.

LEGAL MATTERS

     The Company and certain of its executive officers have been named as defendants in ten actions filed between March 1997 and May 1997. While the exact claims and allegations vary, they all allege violations by the Company of
Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, with respect to the accuracy of statements regarding Company reserves and other disclosures made by the Company and certain directors and officers. These suits were filed after a significant drop in the trading price of the Company's Common Stock in March 1997. Each of the actions seek certification of a class consisting of purchasers of securities of the Company over specified periods of time. Each of the complaints seeks the award of compensatory damages in amounts to be determined at trial, including interest thereon, and costs of the action, including attorneys fees. The suits have been consolidated, or are in the process of being consolidated, before a single judge of the U.S. District Court in Phoenix, Arizona. The Court has before it motions by the plaintiffs for the appointment of representative plaintiffs and approval of selection of lead counsel. Once these motions are ruled upon, it is anticipated that a consolidated, amended complaint will be filed. The Company believes the actions are without merit and intends to defend the cases vigorously. However, the ultimate resolution of these actions could have a material adverse effect on the Company's results of operations and financial condition.

     There are many legal uncertainties about employee relationships created by PEOs, such as the extent of the PEO's liability for violations of employment and discrimination laws. The Company may be subject to liability for violations of these or other laws even if it does not participate in such violations. The Company's standard forms of client service agreement establish the contractual division of responsibilities between the Company and its clients for various personnel management matters, including compliance with and liability under various governmental regulations. However, because the Company acts as a co-employer, and in some instances acts as sole employer, the Company may be subject to liability for violations of these or other laws despite these contractual provisions and even if it does not participate in such violations. The circumstances in which the Company acts as sole employer may expose the Company to increased risk of such liabilities for an employees' actions. The Company has been sued in actions alleging responsibility for employee actions (which it considers to be incidental to its business). Although it believes it has meritorious defenses, and maintains insurance (and requires its clients to maintain insurance) covering certain of such liabilities, there can be no assurances that the Company will not be found to be liable for damages in any such suit, or that such liability would not have a materially adverse effect on the Company. Although the client generally is required to indemnify the Company for any liability attributable to the conduct of the client, the Company may not be able to collect on such a contractual indemnification claim and thus may be responsible for satisfying such liabilities. In addition, employees of the client may be deemed to be agents of the Company, subjecting the Company to liability for the actions of such employees.

EMPLOYEES

     At June 30, 1997, the Company employed 271 full-time corporate employees in addition to the worksite employees. The Company considers its employee relations to be good. None of the corporate employees are covered by collective bargaining agreements.

RISK MANAGEMENT/WORKERS' COMPENSATION PROGRAM

     Workers' compensation is a statutory system which requires employers to purchase insurance or to self-insure in order to provide their employees with medical care and other specified benefits for work-related injuries or illnesses. Compensation is payable regardless of who is at fault and the workers' compensation policy generally is the employee's sole source of recovery. Four types of benefits typically are payable under workers' compensation policies: medical benefits, indemnity payments for lost wages, payments for job retraining and payments for permanent disabilities or death. The amounts of disability and death benefits payable for claims are established by statute, but no dollar limitation is set forth for medical benefits. Regulations governing workers' compensation vary by state.

     The overall premiums paid by employers for workers' compensation insurance generally are governed in each state by statute. An employer's actual premium is determined primarily by multiplying the employer's total payroll within each industry classification by a statutory or manual premium rate for each classification, and then increasing or decreasing that gross premium amount to take into account the employer's actual and projected claims experience. A company with a higher than average claims experience, for example, would generally pay a higher premium than one with a lower than average claims experience. This system (known as "experience modification" or "EMod") is designed in part to reduce premium costs for employers that maintain safe workplaces and to encourage safe workplaces.

     Traditional Workers' Compensation Model. In a traditional workers' compensation arrangement, the workers' compensation insurance company administers claims itself or through a third-party claims administrator ("TPA"). The employer generally is required to notify the insurer or the TPA of every claim, and the insurer or the TPA then evaluates the claim, maintains contact with the worker, medical providers and the employer, makes any required payments and estimates the appropriate initial reserve for the claim. Under this system, a PEO has little direct control over the main components of its premium costs: losses and loss administration expenses. Losses can be controlled to some extent by the PEO's client, which manages the worksite, and the TPA, which evaluates the propriety of claims. Claims administration expenses are controlled to a large degree by the TPA, which manages the speed and efficiency of claims settlement and charges the insured a fee for its services.

     ESI's Risk Management/Workers' Compensation Model. The Company believes that it has developed a risk management/workers' compensation program and philosophy which allows the Company to achieve favorable results from its workers' compensation operations. Specifically, the Company maintains the following standards:

     - maximum loss per occurrence of $250,000 ($350,000 for certain transportation programs and $500,000 in two states with "monopolistic" workers' compensation insurance structures)
     - selective client acceptance
     - relatively few claims assignments per claims manager
     - effective closure of claims
     - 30-day cancellation provisions in most PEO contracts
     - retain no risk for accidental death and dismemberment

     As the employer of record for its worksite employees, the Company is required to provide workers' compensation insurance to its leased employees unless other arrangements are made by the client. Prior to June 1, 1994, the Company covered all its workers' compensation obligations by purchasing policies from third-party insurers which provided coverage for the Company's workers' compensation claims, although the Company partially self-insured for a portion of its workers' compensation coverage from 1994 to 1995. These traditional arrangements provided the Company with little or no risk for workers' compensation losses, but the Company's prior arrangement did not permit it to actively manage its workers' compensation premium costs.

     Under the traditional arrangement, the Company had little control over its workers' compensation costs and generally passed these costs through to its customers. The Company believed, however, that if it could lower its workers' compensation costs, and share the cost savings with its clients, it would be able to market its PEO services more effectively. For this reason, in June 1995 the Company began providing workers' compensation insurance through Camelback, its wholly-owned insurance company chartered in Bermuda, in coordination with its servicing insurers which are rated "A-" (excellent) or better by A.M. Best Company. Under its current arrangement with Reliance, Reliance provides full first dollar insurance coverage for workers' compensation losses and Camelback reinsures Reliance's obligation for losses equal to or less than $250,000 ($350,000 for certain transportation programs and $500,000 in two states with "monopolistic" workers' compensation insurance structures) for each occurrence. The Reliance arrangements are subject to certain standard exceptions and exclude coverage of certain high risk employees; the Company typically does not accept clients with those types of employees although exceptions may exist. To further reduce its potential liability, the Company has secured Accidental Death and Dismemberment insurance from an insurance affiliate of Chubb that covers losses of up to $500,000 (increased from $250,000 in July 1996 to obtain a net reduction in excess reinsurance costs) for certain types of serious claims and maintains umbrella coverage for certain liabilities (other than losses resulting from workers' compensation claims) the Company may incur in connection with its administration of its risk management/workers' compensation program.

     The Company believes that its current risk management/workers' compensation arrangement helps lower its workers' compensation costs in the following ways:

     Underwriting. The Company's Risk Services Department, established in June 1994, works to control the Company's exposure to losses by ensuring that prospective clients present acceptable risks. The Company reviews every client's prior loss experience and safety record, the extent to which such losses can be prevented, job and industry classifications and current workers' compensation premium rates. The Company's nationwide presence permits it to select those industries and clients that present risk profiles that it believes it can manage effectively. The Company carefully scrutinizes each potential client's risk profile. Many cases submitted to the Company are rejected and do not become clients of the Company. Once a client is accepted, the Company periodically reviews the client's claims experience and costs to determine whether fee adjustments or other changes are needed. The Company may terminate its relationship with any PEO client on 30 days' notice, and thereby quickly reduce any unacceptable exposure to workers' compensation claims.

     Safety Control. The Company provides continuing assistance to its clients in developing and maintaining safety programs and procedures. ESI reviews periodic loss reports, attempts to identify weaknesses in the client company's loss control procedures and assists the client in correcting those weaknesses. The Company can mandate that its PEO clients implement recommended safety procedures as a condition to receiving PEO services or workers' compensation coverage.

     Claims Management. The Company seeks through active claims management to resolve claims quickly and at the lowest possible cost. To achieve this, the Company maintains a low ratio of ESI claims managers to claims so that each case may be properly evaluated. The Company emphasizes prompt attention to injuries and claims, striving to achieve immediate reporting of injuries and with a goal of contacting the employee, the client employer and the treating physician within 24 hours of the time an injury is reported. The Company follows up with an injured employee on a weekly basis, and emphasizes return to work programs to minimize lost productivity. The Company makes available managed care programs to treat employees and audits medical bills.

     Where permitted by state law, the Company itself administers or pays most claims with an expected loss of $5,000 or less, thereby saving proportionally high TPA claims administration fees for such small claims. With at least 75% of all claims falling below this $5,000 threshold, the Company believes this policy results in significant cost savings. For claims exceeding $5,000, the Company and the TPA work together to administer each claim, maintaining contacts with the claimant employees, medical providers and client companies, investigating claims reports and controlling medical, rehabilitation and other claims settlement costs. In addition, the TPA cannot settle any claim without the Company's prior approval. The Company believes its proactive claims management approach permits it to settle its claims, on average, more quickly than ordinary workers' compensation insurers.

     Advantages of a Wholly-Owned Insurance Subsidiary. The Company believes that operating its risk management/workers' compensation program using Camelback provides it with operational and financial advantages. Use of Camelback provides the Company flexibility in administering its program and coordinating coverage with its insurers. The Company receives certain tax advantages, because insurance companies may generally deduct reserves when booked versus when paid. As an insurance company, Camelback pays state "premium tax" and accordingly its profits are not subject to state income tax. Also, ESI's use of the insurance subsidiary and its maintenance of a trust fund (or replacement letter of credit arrangements) reduces credit risks for Reliance, thereby lowering administrative costs of the Reliance program to ESI.

     Reserves. To recognize liabilities for future unpaid losses, reserves are established which represent estimates of future amounts needed to pay claims with respect to insured events that have occurred. Reserves are also established for loss adjustment expenses, which represent the estimated expenses of settling claims, including legal and other fees, and general expenses of administering the claims adjustment process. The Company also provides for claims incurred, but not reported, based on industry-wide data and the Company's past claims experience through consultation with an actuary. Reserves are estimates based both on historical experience and on judgment of the effects future economic and social forces are likely to have on Camelback's experience with the type of risk involved, circumstances surrounding individual claims, and trends that may affect the probable number and nature of claims arising from losses not yet reported. Consequently, loss reserves are inherently subject to uncertainty and a number of highly variable circumstances.

     The Company is required through its fronting arrangements with Reliance to secure the future payment of workers' compensation losses. The Company currently complies with this requirement by maintaining restricted cash and investments in a trust fund, but may in the future comply by substituting letters of credit. The amount required to be maintained as security is calculated by the Company's fronting carrier (Reliance) based on estimates of the future growth in the Company's business and ultimate losses on such business. For this purpose, ultimate losses are actuarially determined by the fronting carriers utilizing industry-wide data and regulatory requirements which may not reflect the Company's historical or expected ultimate losses. Restricted cash and investments is classified as a current asset as the Company settles and pays most workers' compensation claims within one year from occurrence.

     The Company has utilized its selective evaluation process, safety programs and active claims management to manage its loss experience. However, the Company may not be able to maintain its current loss experience over time. Future loss experience could increase due to weakened underwriting standards as a result of internal growth, the loss experience of acquired operations, increased competition in the Company's risk management/workers' compensation business or other factors which may affect the Company's standards, procedures or claims experience. An increase in the Company's loss experience could materially adversely affect the Company's results of operations, business and financial performance.

     Stand-alone Programs. Starting in 1996, the Company began formally offering its risk management/ workers' compensation program on a stand-alone basis to companies that are not full-service PEO clients or in connection with possible acquisitions of other PEOs. See "Services and Products -- Stand-Alone Risk Management/Workers' Compensation" above.

MEDICAL PROGRAMS

     In addition to its medical insurance plans which are fully insured by third party providers, the Company offers partially self-insured programs through arrangements with Nationwide Life Insurance Company ("Nationwide") and John Alden Life Insurance Company ("Alden"), and a self-insured program through an arrangement with Provident Life & Accident Insurance company ("Provident"). As of December 31, 1996, approximately 6% of employees were insured under the Nationwide, Alden and Provident plans. Pursuant to the arrangements with Nationwide and Alden, the Company is responsible for deductibles of $75,000 ($100,000 prior to January 1, 1997) and $75,000 per covered individual per year, respectively. Under the Provident program, the maximum policy coverage is $100,000 per covered individual per year, for which the Company is responsible. The Company's aggregate liability limit under the Nationwide program is based upon covered lives as of the beginning of each month during the calendar year, and is calculated at 125% of the expected claims amount. The Alden plan has no stop-loss claim limit. Working with Nationwide and Pacific Atlantic Administrators, which act as TPAs for the Alden program, and Provident, respectively, the Company seeks to limit its risk by performing an in-depth review of loss factors before agreeing to provide coverage, carefully monitoring claims experience and identifying and adding preferred provider organizations with competitive discounts as appropriate. The Company establishes reserves for anticipated liabilities; however, there can be no assurance that the reserves will be adequate due to such factors as unanticipated loss development on known claims, increases in the number and severity of new claims, and a lack of historical claims experience with new clients.

     In June 1997, the Company entered into a strategic relationship with Aetna, a national managed-care company, to offer Aetna's high-quality, competitively priced medical and dental plans to the Company's worksite employees nationally. The Company believes that the value and comprehensiveness of Aetna's health benefit plans will allow the Company to consolidate and simplify its benefit plan offerings, improve service and reduce costs. The Company is in the process of beginning to offer Aetna products to its worksite employees.

                              INDUSTRY REGULATION

FEDERAL REGULATION

     Employers in general are regulated by numerous federal laws relating to labor, tax and employment matters. Generally, these laws prohibit race, age, sex, disability and religious discrimination, mandate safety regulations in the workplace, set minimum wage rates and regulate employee benefits. Because many of these laws were enacted prior to the development of non-traditional employment relationships, such as PEO services, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. As a result, interpretive issues concerning the definition of the term "employer" in various federal laws have arisen pertaining to the employment relationship. Unfavorable resolution of these issues could have a material adverse effect on the Company's results of operations or financial condition. Compliance with these laws and regulations is time consuming and expensive. The Company's standard forms of agreement provide that the client is responsible for compliance with certain employment-related laws and regulations, and that the client is obligated to indemnify the Company against breaches of the agreement. However, some legal uncertainty exists with respect to the potential scope of the Company's liability in the event of violations by its clients of employment, discrimination and other laws.

TAXES

     As employer of record for its clients' employees, the Company assumes responsibility for the payment of federal and state employment taxes with respect to wages and salaries paid to its worksite employees. There are essentially three types of federal employment tax obligations: income tax withholding requirements, social security obligations under FICA and unemployment obligations under the Federal Unemployment Tax Act ("FUTA"). Under the Code, the employer has the obligation to remit the employer portion and, where applicable, withhold and remit the employee portion of these taxes. In addition, the Company is obligated to pay state unemployment taxes and withhold state income taxes.

     The IRS has formed a Market Segment Study Group to examine whether PEOs such as the Company are for certain tax purposes the "employers" of worksite employees under the Code. If the IRS were to determine that the Company is not an "employer" under certain provisions of the Code, it could materially adversely affect the Company in several ways. First, with respect to benefit plans, the tax qualified status of the Company's 401(k) plans could be revoked, and the Company's cafeteria and medical reimbursement plans may lose their favorable tax status. The Company cannot predict either the timing or the nature of any final decision that may be reached by the IRS with respect to the Market Segment Study Group or the ultimate outcome of any such decision, nor can the Company predict whether the Treasury Department will issue a policy statement with respect to its position on these issues or, if issued, whether such statement would be favorable or unfavorable to the Company. Effective as of January 1, 1997, the Company has implemented a new 401(k) retirement plan which involves both the client and the Company as co-sponsors of the plan and is intended to be a "multiple employer" plan under Code Section 413(c). The Company believes that this multiple employer plan is less likely to be adversely affected by any IRS determination that no employer relationship exists between the Company and worksite employees. While the Company does sponsor some sole employer plans covering worksite employees which the Company assumed in connection with other acquired PEO operations and which could be adversely affected by any unfavorable IRS determination, the Company intends to convert the majority of the sole employer plans into one or more multiple employer plans, and the Company believes that any unfavorable IRS determination, if applied prospectively (that is, applicable only to periods after such a determination is reached), probably would not have a material adverse effect on the Company's financial position or results of operations. However, if an adverse IRS determination were applied retroactively to disqualify benefit plans, employees' vested account balances under 401(k) plans would become taxable, an administrative employer such as the Company would lose its tax deductions to the extent its matching contributions were not vested, a 401(k) plan's trust could become a taxable trust and the administrative employer could be subject to liability with respect to its failure to withhold applicable taxes and with respect to certain contributions and trust earnings. In such event, the Company also would face the risk of client dissatisfaction and potential claims by clients or worksite employees.

     A determination by the IRS that the Company is not an "employer" under certain provisions of the Code also could lead the IRS to conclude that federal taxes were not paid by the proper party, because such taxes must be paid by the employer. This conclusion could lead to actions by the IRS against clients of the Company seeking direct payment of taxes, plus penalties and interest, even though the taxes were previously paid by the Company. Further, if the Company were required to report and pay such taxes on account of its clients, rather than on its own account as the employer, the Company could incur increased administrative burdens and costs.

     In light of the IRS Market Segment Study Group and the general uncertainty in this area, certain legislation has been drafted to clarify the employer status of PEOs in the context of the Code and benefit plans. However, there can be no assurance that such legislation will be proposed and adopted and even if it were adopted, the Company may need to change aspects of its operations or programs to comply with any requirements which may ultimately be adopted. In particular, the Company may need to retain increased sole or shared control over worksite employees if the legislation is passed in its current form.

     In addition to the employer/employee relationship requirement described above, pension and profit sharing plans including the Company's 401(k) plans must satisfy certain other requirements under the Code. These other requirements are generally designed to prevent discrimination in favor of highly compensated employees to the detriment of non-highly compensated employees with respect to both the availability of and the benefits, rights and features offered in qualified employee benefit plans. The Company has made a good faith attempt to apply the non-discrimination requirements of the Code in an effort to maintain its 401(k) plans in compliance with the requirements of the Code.

     Employee pension welfare benefit plans are also governed by ERISA. ERISA defines an employer as "any person acting directly as an employer, or indirectly in the interest of an employer, in relation to an employee benefit plan." ERISA defines the term employee as "any individual employed by an employer." The United States Supreme Court has held that the common law test of employment must be applied to determine whether an individual is an employee or an independent contractor under ERISA.

     A definitive judicial interpretation of an employer in the context of a full-service PEO arrangement has not been established. If the Company were found not to be an employer for ERISA purposes, its plans would not comply with ERISA and the level of services the Company could offer may be materially adversely affected. Further, as a result of such finding, the Company and its plans would not enjoy the pre-emption of state laws provided by ERISA and could be subject to varying state laws and regulations as well as to claims based upon state common law.

     While the United States Department of Labor has issued advisory opinions to one or more staff leasing companies indicating that their welfare plans, which cover worksite employees, are multiple employer welfare arrangements rather than single employer plans, the Company has not been the subject of any such advisory opinion. If, however, the Company's welfare benefit plans were found to be multiple employer welfare arrangements, ERISA would not pre-empt the application of certain state insurance laws to the plans.

     Certain Company clients maintain their own retirement and/or welfare benefit plans covering worksite employees. The Company's involvement in these plans is limited to forwarding payroll amounts to the client as directed by the client to fund such plans and the Company has assumed no obligation in connection with the sponsorship or administration of such plans. While the Company believes that it has no liability in connection with any of these client plans, due to the legal uncertainty that exists in this area, the Company cannot guarantee that such is the case.

WORKERS' COMPENSATION

     Camelback is subject to the insurance laws and regulations of Bermuda. Such laws and regulations generally are designed to protect the interests of policyholders, as opposed to the interests of shareholders such as the Company. Such laws and regulations, among other things, relate to capital and surplus levels, levels of dividends payable by subsidiaries to their parent companies, financial disclosure, reserve requirements, investment parameters and premium rates. In general, the regulatory authorities have broad administrative authority over insurers domiciled in their jurisdictions. Among other requirements and limitations, Bermuda law requires that Camelback must maintain statutory capital and surplus in an amount equal to at least 20% of the net premiums written through Camelback's fronting arrangements, provided that the percentage requirement is reduced to 10% at such time as premium volume reaches at least $6 million. The Company is subject to additional requirements pursuant to its arrangements with Reliance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The laws of Bermuda also place certain limitations upon the transfer of statutory capital and surplus from an insurer to its parent company (whether via dividend or otherwise), and regulate the circumstances under which an insurer is permitted to loan funds to its parent company.

     The Company's risk management/workers' compensation services program is conducted via "fronting" arrangements with its insurer, under which another insurer issues a policy on behalf of Camelback. A number of states currently regulate fronting and other reinsurance relationships. Also, the National Association of Insurance Commissioners ("NAIC") adopted a model act concerning "fronting" arrangements which may be adopted in other states. Among other things, these laws and the model act require reporting and prior approval of reinsurance transactions relating to these arrangements, and limit the amount of premiums that can be written under certain circumstances. No determination can be made as to whether, or in what form, such act may ultimately be adopted by any state and, the Company is therefore unable to predict whether these laws or the model act might affect the Company's workers' compensation/risk management program or its relationships with its insurers.

     State regulation requires licensing of persons soliciting the sale of workers' compensation insurance within that state. In certain states, licenses are obtained by individual agents rather than a corporate entity. The Company, or one of its employees, is licensed in 41 states, and has applied to be licensed in others. Although the Company does not believe that its activities require such licenses because it solicits through other licensed entities, it is a risk that the Company may be deemed to be making sales without a license in jurisdictions where it is not licensed, or that it would cease to maintain necessary licenses upon the departure of the employee who holds certain of such licenses.

HEALTH CARE REFORM

     Various proposals for national health care reform have been under discussion in recent years, including proposals to extend mandatory health insurance benefits to virtually all classes of employees. Any health care reform proposal which mandated health insurance benefits based on the number of employees employed by an entity could adversely affect PEOs such as the Company, which for some purposes are deemed to employ all their clients' employees. In addition, certain reform proposals have sought to include medical costs for workers' compensation in the reform package. If such proposals increased the cost of medical payments or limited the Company's ability to control its workers' compensation costs, the Company's ability to offer competitively-priced workers' compensation coverage to its clients could be adversely affected. While the Company is unable to predict whether or in what form health care reform will be enacted, aspects of such reform, if enacted, may have an adverse effect upon the Company's medical and workers' compensation insurance programs.

     The Health Insurance Portability and Accountability Act of 1996 may increase the Company's risks relating to worksite employee health insurance programs because it extends the periods for which, and circumstances under which, an employer must allow a former employee to participate in the employer's health plans. Such expanded availability may adversely affect the risk profile and claims experience of groups insured through the Company, and thereby affect the Company's premiums and the Company's retained risks under its self-insured programs.

STATE AND LOCAL REGULATION

     The Company is subject to regulation by local and state agencies pertaining to a wide variety of labor related laws. As is the case with federal regulations discussed above, many of these regulations were developed prior to the emergence of the PEO industry and do not specifically address non-traditional employers. While many states do not explicitly regulate PEOs, fifteen states have passed laws that have licensing or registration requirements and at least three states are considering such regulation. Twelve states, Arkansas, Florida, Maine, Montana, New Hampshire, New Mexico, Oregon, South Carolina, Tennessee, Texas, Utah and Vermont, have passed laws that license PEOs. Three states, Minnesota, Nevada and Rhode Island require PEOs to be registered with these states. Further, a number of other states have passed laws defining PEOs for purposes of addressing, in particular contexts, whether PEOs constitute employers under certain state laws applicable to employers generally. The Company believes it is licensed and registered where required. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs. Some states also specify contractual arrangements between the PEO and the client company, and the PEO and the worksite employee. For example, some states require an employment relationship under which the Company must retain sole or shared control over worksite employees, thereby requiring the Company to bear more responsibility than under its standard co-employer model. Because existing regulations are relatively new, there is limited interpretive or enforcement advice available. The development of additional regulations and interpretation of existing regulations can be expected to evolve over time.

     The Company has formed Camelback in part to avail itself of the favorable tax treatment of insurance companies, which pay state premium taxes rather than income taxes and which may tax deduct reserves when booked. Although the Company believes that it has structured its Camelback arrangements to qualify for such tax treatment, any disallowance of this tax treatment could materially affect the Company's results of operations for the current fiscal year and future fiscal years.

                              DESCRIPTION OF NOTES

     The Original Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of October 15, 1997 (the "Indenture") among ESI, the Guarantors and the Trustee. The terms of the Exchange Notes and of the Original Notes (which are sometimes referred to collectively as the "Notes") will be substantially identical to each other, except for transferability. Under the terms of the Indenture, the covenants and events of default will apply equally to the Original Notes and the Exchange Notes, and the Original Notes and Exchange Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indenture. The terms of the Notes (including both the Original Notes and the Exchange Notes) include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect from time to time. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of them.

     The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. A copy of the form of Indenture is an exhibit to the Registration Statement of which this Prospectus forms a part, and is available upon request. For purposes of this summary, the term "Company" refers only to Employee Solutions, Inc. and not to any of its subsidiaries.

GENERAL

     The Notes are senior, unsecured, general obligations of the Company, ranking pari passu in right of payment with all other senior, unsecured obligations of the Company. The Notes are limited in aggregate principal amount to $85 million. The Notes are jointly and severally irrevocably and unconditionally guaranteed on a senior basis by each of the Guarantors. The "Guarantors" include certain of the Company's present and future Subsidiaries. See "Future Subsidiary Guarantors" and "Certain Definitions -- Guarantors." The Guarantees rank pari passu in right of payment with all other senior, unsecured obligations of the Guarantors. See "Certain Bankruptcy Limitations." The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

     The Notes will mature on October 15, 2004. The Notes bear interest at the rate of 10% per annum from the date of issuance (October 21, 1998) or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998, to the persons in whose names such Notes are registered at the close of business on April 1 or October 1 immediately preceding such Interest Payment Date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes is payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York, except as set forth below. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company; provided that all payments with respect to Global Notes and Certificated Notes the Holders of which have given wire transfer instructions to the Company and the Paying Agent, will be required to be made by wire transfers of immediately available funds to the accounts specified by the Holders thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

CERTAIN BANKRUPTCY LIMITATIONS

     The Company conducts a substantial part of its business through Subsidiaries. Certain of the Company's present and future Subsidiaries have guaranteed or will guarantee the Company's obligations with respect to the Notes. See "Future Subsidiary Guarantors" and "Certain
Definitions -- Guarantors." Holders of the Notes will be direct creditors of each Guarantor by virtue of its guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision. See "Risk Factors -- Fraudulent Transfer Considerations."

     If the obligations of a Guarantor under its guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would be sufficient to pay the outstanding principal and interest on the Notes.

OPTIONAL REDEMPTION

     The Company does not have the right to redeem any Notes prior to October 15, 2001. The Notes are redeemable for cash at the option of the Company, in whole or in part, at any time on or after October 15, 2001, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing October 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

                                       YEAR                         PERCENTAGE
                --------------------------------------------------  ----------
                2001..............................................     105.0%
                2002..............................................     102.5%
                2003 and thereafter...............................     100.0%

     In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

     The Notes will not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

CERTAIN COVENANTS

     Repurchase of Notes at the Option of the Holder Upon a Change of Control. The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such

Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

     As used herein, a "Change of Control" means (i) any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company and its Subsidiaries, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Company to the Holder thereof. The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management.

     The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

     No assurances can be given that the Company will have available sufficient funds to acquire Notes tendered upon the occurrence of a Change of Control. In the event that the Company is required to purchase outstanding Notes upon the occurrence of a Change of Control, the Company expects that it would seek third party financing to the extent that it does not have available funds to meet its purchase obligations. There can be no assurance that the Company would be able to obtain such financing.

     Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the terms hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture or the Notes by virtue thereof.

     Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock. The Indenture provides that, except as set forth in this covenant, the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing, if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.25 to l (the "Debt Incurrence Ratio"), then the Company may incur such Indebtedness or Disqualified Capital Stock and its Subsidiaries may incur such Indebtedness.

     Indebtedness or Disqualified Capital Stock of any person which is outstanding at the time such person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.

     Limitation on Restricted Payments. The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) $5.0 million, plus (b) 50% of the aggregate Consolidated Net Income of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (c) the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary of the Company and (ii) to the extent applied in connection with a Qualified Exchange) after the Issue Date.

     The immediately preceding paragraph, however, will not prohibit (y) a Qualified Exchange or (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payment made pursuant to clause
(z) (but not pursuant to clause (y)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture,
(b) restrictions imposed by applicable laws and regulations, including laws and regulations establishing capital and liquidity requirements for Insurance Subsidiaries, (c) existing restrictions under specified Indebtedness outstanding on the Issue Date, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under paragraph (b) of the definition of "Permitted Indebtedness" provided such restriction or requirement is no more restrictive than that imposed by the Amended Credit Facility as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold, (g) restrictions arising out of "fronting" arrangements or reinsurance agreements with third party insurers in existence on the Issue Date pursuant to which the Insurance Subsidiary is required to meet certain cash collateral requirements, (h) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (a), (c) or (d) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced; and (i) any agreement that extends, renews or replaces any agreement described in clause (g) or any similar agreement, provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders than those under or pursuant to such agreements as in effect on the Issue Date. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens on assets securing the Indebtedness under the Amended Credit Facility incurred in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

     Limitation on Liens Securing Indebtedness. The Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom, unless the Company provides, and causes its Subsidiaries to provide, concurrently therewith, that the Notes are equally and ratably so secured, provided that, if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes.

     Limitation on Sale of Assets and Subsidiary Stock. The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (in the case of a Subsidiary of the Company), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company, whether by the Company or a Subsidiary or through the issuance, sale or transfer of Equity Interests by a Subsidiary of the Company, and including any sale and leaseback transaction (any of the foregoing, an "Asset Sale"), unless (l)(a) within 210 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price of 100% of principal amount (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment, made within 180 days of such Asset Sale or (b) within 180 days following such Asset Sale, the Asset Sale Offer Amount is
(i) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in assets and property (other than notes, bonds, obligation and securities, except in connection with the acquisition of a wholly owned Subsidiary) which in the good faith reasonable judgment of the Board will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (ii) used to permanently reduce Indebtedness permitted pursuant to paragraph (b) of the definition "Permitted Indebtedness" (provided that in the case of a revolver or similar arrangement that makes credit available, such commitment is also permanently reduced by such amount), (2) at least 85% of the total consideration received for such Asset Sale or series of related Asset Sales consists of Cash or Cash Equivalents, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and (4) the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

     The Indenture provides that an acquisition of Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (l) above (the "Excess Proceeds") exceeds $2.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Notes properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (2) above, total consideration received means the total consideration received for such Asset Sales minus the amount of (a) Indebtedness which is not Subordinated Indebtedness assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date or permitted pursuant to paragraph (b) or (d) of the definition "Permitted Indebtedness" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so reduced by such amount) and (b) property that within 30 days of such Asset Sale is converted into Cash or Cash Equivalents.

     Notwithstanding the foregoing provisions of the prior paragraph:

          (i) the Company and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of property or assets in the ordinary course of business;

          (ii) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation;"

          (iii) the Company and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable; and

          (iv) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to the Company or any of its wholly owned Subsidiaries.

     All Net Cash Proceeds from an Event of Loss shall be invested, used for prepayment of Indebtedness, or used to repurchase Notes, all within the period and as otherwise provided above in clause 1(a) or 1(b) of the first paragraph of this section.

     In addition to the foregoing, the Company will not, and will not permit any Subsidiary to, directly or indirectly make any Asset Sale of any of the Equity Interests of any Subsidiary except pursuant to an Asset Sale of all the Equity Interests of such Subsidiary.

     Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the terms hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue thereof.

     Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (other than Exempted Affiliate Transactions) (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a non-Affiliate and, (ii) if involving consideration to either party in excess of $1.0 million, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and
(iii) if involving consideration to either party in excess of $3.0 million, unless in addition the Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm of national reputation.

     Limitation on Merger, Sale or Consolidation. The Indenture provides that the Company will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed, together with its Subsidiaries, on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a Plan of Liquidation, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture;
(ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or consummation of a Plan of Liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Limitation on Lines of Business. The Indenture provides that neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

     Limitations with respect to Subsidiaries that are not Guarantors. The Indenture provides that the aggregate total revenues and the aggregate Consolidated Net Worth of the Subsidiaries which are not Guarantors (other than the Insurance Subsidiaries) will not exceed 7.5% of total revenues or Consolidated Net Worth, respectively, of the Company and its Subsidiaries on a consolidated basis. The Indenture will also provide that the Company will not retain any funds or assets in any Insurance Subsidiary except funds that are held in trust accounts for claim reserves or otherwise held to pay claims and funds for current operations or as required by insurance laws and regulations applicable to such Insurance Subsidiaries, including capital and liquidity requirements.

     Future Subsidiary Guarantors. The Indenture provides that all future Subsidiaries of the Company will jointly and severally guaranty irrevocably and unconditionally all principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes on a senior basis, other than (i) future Insurance Subsidiaries and (ii) certain other future Subsidiaries designated by the Company, provided that the Company complies with the restrictions with respect to the aggregate total revenues and aggregate Consolidated Net Worth of Subsidiaries which are not Guarantors as set forth in the covenant "Limitations with respect to Subsidiaries that are not Guarantors."

     Release of Guarantors. The Indenture provides that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving person) another person unless (i) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than such Guarantor, another Guarantor or the Company) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such person shall unconditionally guaranty, on a senior basis, all of such Guarantor's obligations under such Guarantor's guaranty and the Indenture on the terms set forth in the Indenture; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

     Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) by a Guarantor of all or substantially all of its assets to an entity which is not a Guarantor, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of the Company or any other Subsidiary shall also terminate upon such release, sale or transfer.

     Limitation on Status as Investment Company. The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

     Limitation on Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any sale and leaseback transaction unless (a) immediately after giving pro forma effect to such sale and leaseback transaction (the Attributable Value of such sale and leaseback transaction being deemed to be Indebtedness of the Company, if not otherwise treated so pursuant to the definition of Indebtedness), the Company could incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and (b) such sale and leaseback transaction complies with the covenant "Limitation on Sale of Assets and Subsidiary Stock."

     Payments for Consent. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or the Guarantees unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

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

REPORTS

     The Indenture provides that, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, in each case, a management's discussion and analysis of financial condition and results of operations and, with respect to annual information only, a report thereon by the Company's certified independent public accountants. In addition, the Company has agreed that, from and after the time the Company files a registration statement with the Commission with respect to the Notes, the Company will file such reports with the Commission provided the Commission will accept such filings.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an Event of Default as:

          (i) the failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

          (ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise;

          (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

          (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Subsidiaries;

          (v) a default in Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $5 million (a) resulting from the failure to pay principal or interest or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity;

          (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days; and

          (vii) any Guarantee shall cease to be, or be asserted in writing by any Significant Subsidiary or the Company not to be, in full force and effect, except as contemplated by the Indenture.

The Indenture provides that if an Event of Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

     If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company or any of its Significant Subsidiaries), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv) above, relating to the Company or any Significant Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived, except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to October 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to October 15, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, nonpayment of guarantees, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that
(A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

     If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance cannot be applied to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of the Company under the Indenture will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting the Company, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may without the consent of Holders of at least 66 2/3% in aggregate principal amount of Notes at the time outstanding modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Notes at the Option of the Holder upon a Change of Control" and "Limitation on Sale of Assets and Subsidiary Stock" in a manner adverse to the Holders and provided that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption
Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of the Company to redeem the Notes in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or
(iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or (iv) cause the Notes or any Guarantee to become subordinate in right of payment to any other Indebtedness.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

     The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of the Company or the Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director, except to the extent such person is the Company or a Guarantor.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

     "Acquisition" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, or the acquisition of assets that constitute all or substantially all of an operating unit or business, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

     "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, that, with respect to ownership interest in the Company and its Subsidiaries a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

     "Amended Credit Facility" means the credit facility dated October 21, 1997 by and between the Company and Bank One, Arizona, N.A., providing for an aggregate $20 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Amended Credit Facility" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Amended Credit Facility and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to the Amended Credit Facility and all refundings, refinancings and replacements of the Amended Credit Facility, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by paragraph (b) of the definition "Permitted Indebtedness," or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

     "Attributable Value" means, as to any particular lease under which any person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (whether or not such lease is terminable at the option of the lessee prior to the end of such term), including any period for which such lease has been, or may, at the option of the lessor, be extended, discounted from the last date of such term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. "Attributable Value" means, as to a Capitalized Lease Obligation under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the discounted present value of the rental obligations of such person, as lessee, required to be capitalized on the balance sheet of such person in conformity with GAAP.

     "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

     "Beneficial Owner" or "beneficial owner" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue
Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Capitalized Lease Obligation" means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

     "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and (iii) commercial paper issued by others rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in the case of each of (i), (ii), and (iii) maturing within one year after the date of acquisition.

     "Consolidated Coverage Ratio" of any person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

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

     "Consolidated EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income tax expense, (ii) consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of such person in such Subsidiary, (iii) other non-cash charges of the Company and its Subsidiaries reducing Consolidated Net Income for such period and (iv) Consolidated Fixed Charges.

     "Consolidated Fixed Charges" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and
(b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of preferred stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock),
(b) the net income, if positive, of any person, other than a wholly owned Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's pro rata share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation (other than any insurance statute, rule or governmental regulation restricting dividends or similar distributions by an Insurance Subsidiary, including capital and liquidity requirements) applicable to such Consolidated Subsidiary.

     "Consolidated Net Worth" of any person at any date means the aggregate consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude, to the extent included in calculating such equity, (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such person or a Consolidated Subsidiary of such person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in persons that are not Subsidiaries.

     "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

     "Default" means any event that is, or after notice or the passage of time or both would be an Event of Default.

     "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any person, any Equity Interest of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of the Company), any Equity Interest other than any common equity with no preference, privileges, or redemption or repayment provisions.

     "Equity Interest" of any person means any shares, interests, participations or other equivalents (however designated) in such person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such person.

     "Event of Loss" means, with respect to any property or asset, (i) any loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

     "Exempted Affiliate Transaction" means (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of the Company, (b) dividends permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" above and payable, in form and amount, on a pro rata basis to all holders of Common Stock of the Company, and (c) transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company.

     "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

     "Guarantors" means (i) all of the Company's present Subsidiaries other than Camelback Insurance, Ltd., Employee Solutions of Alabama, Inc. and Employee Solutions of California, Inc. and (ii) certain future Subsidiaries as described in the covenant "Future Subsidiary Guarantors".

     "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise (as set forth in subclauses
(i) through (vi)), of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable or other accrued current liability that is not more than 90 days past their original due date and except those for which cash is held in escrow pending payment of such deferred and unpaid purchase price, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;
(b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person; and (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties; and (e) all Disqualified Capital Stock of such person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). Indebtedness shall not include obligations under insurance policies or reinsurance contracts entered into in the ordinary course of business. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital

Stock, such fair market value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

     "Insurance Subsidiary" means a wholly owned Subsidiary of the Company engaged principally in the ownership or issuance of insurance policies that have not expired or the ownership or operation of any other similar assets of an insurer or any interest therein.

     "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

     "Investment" by any person in any other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; and (d) the making of any capital contribution by such person to such other person. Investments shall exclude insurance premiums and other receivables in the ordinary course of collection.

     "Issue Date" means the date of first issuance of the Notes under the Indenture.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Net Cash Proceeds" means the aggregate amount of Cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale.

     "Permitted Indebtedness" means any of the following:

          (a) the Company and the Guarantors may incur Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof;

          (b) Indebtedness incurred pursuant to the Amended Credit Facility (including any Indebtedness issued to refinance, refund or replace such Indebtedness) provided that the aggregate principal amount of Indebtedness outstanding at any time does not exceed $20.0 million, plus accrued interest and such additional amounts as may be deemed to be outstanding in the form of Interest Swap and Hedging Obligations with lenders party to the Amended Credit Facility, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale;

          (c) the Company and its Subsidiaries, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clause (b) of this definition, incurred under the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which is outstanding on the Issue Date so long as such Refinancing Indebtedness is secured only by the assets that secured the Indebtedness so refinanced;

          (d) the Company and its Subsidiaries may incur Indebtedness in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness) of up to $2.0 million, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale;

          (e) the Company may incur Indebtedness to any wholly owned Subsidiary, and any wholly owned Subsidiary may incur Indebtedness to any other wholly owned Subsidiary or to the Company; provided that, in the case of Indebtedness of the Company (except Indebtedness to an Insurance Subsidiary), such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Notes and the date of any event that causes a Subsidiary to no longer be a wholly owned Subsidiary shall be an Incurrence Date;

          (f) Indebtedness incurred in respect of reimbursement-type obligation regarding workers' compensation claims;

          (g) Indebtedness of the Company or its Subsidiaries in connection with performance bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business; and

          (h) Earn-out agreements in connection with acquisitions of businesses by the Company or its Subsidiaries, provided that at the time such agreement is entered into the Company may incur $1.00 of additional Indebtedness under the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock" and any Indebtedness incurred to fund payments made pursuant to any such earn-out agreements shall not be Permitted Indebtedness.

     "Permitted Investment" means (a) Investments in any of the Notes; (b) Investments in Cash Equivalents; (c) Investments in intercompany obligations to the extent permitted under clause (e) of the definition of "Permitted Indebtedness"; (d) any Investment in a person in a Related Business, which, after such Investment, becomes a wholly owned Subsidiary of the Company and a Guarantor of the Notes; and (e) other Investments not to exceed $2.0 million.

     "Permitted Lien" means (a) Liens incurred in connection with the Amended Credit Facility if such Indebtedness is permitted by clause (b) under the definition of Permitted Indebtedness and additional Liens in an amount not to exceed $20.0 million in the aggregate incurred in connection with the Amended Credit Facility, as such facility may be increased or amended from time to time, provided that at the time such Lien is incurred, the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" (b) Liens existing on the Issue Date; (c) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (d) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (e) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (g) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (h) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (i) Liens securing the Notes; (j) Liens securing Indebtedness of a person existing at the time such person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any assets other than those acquired;
(k) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property; and (n) restrictions on funds held by or on behalf of the Insurance Subsidiaries for the payment of claims.

     "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

     "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness of the Company issued on or after the Issue Date.

     "Reference Period" with regard to any person means the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

     "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness of any Subsidiary of the Company shall only be used to refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.

     "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

     "Restricted Payment" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person,
(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Investment by such person, other than a Permitted Investment; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to the Company, or to any of its wholly owned Subsidiaries, by the Company or any of its Subsidiaries.

     "Significant Subsidiary" shall have the meaning provided under Regulation S-X under the Securities Act, as in effect on the issue date.

     "Stated Maturity," when used with respect to any Note, means October 15, 2004.

     "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment to the Notes or such Guarantee, as applicable, in any respect or has a stated maturity on or after the Stated Maturity.

     "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

     "wholly owned Subsidiary" means a Subsidiary all the Equity Interests of which are owned by the Company or one or more wholly owned Subsidiaries of the Company.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes are initially represented by one or more Global Notes issued in the form of fully registered Global Notes, which are deposited with or on behalf of the Depository and registered in the name of a nominee of the Depository. Interests in Global Notes are available for purchase only by "qualified institutional buyers" as defined in Rule 144A under the Securities Act.

     Notes that were originally issued to or transferred to institutional "accredited investors" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or to any other persons who are not qualified institutional buyers were issued as a separate Certificated Note also held in the name of a nominee of the Depository. Upon the transfer to a qualified institutional buyer of Certificated Notes, such Certificated Notes will be exchanged for an interest in the Global Notes representing the principal amount of the Notes being transferred.

     The Depository has advised the Company and the Initial Purchaser that the Depository intends to follow the procedures described below:

          The Depository will act as securities depository for the Global Notes. The Global Notes will be issued as a fully registered security registered in the name of Cede & Co. (the Depository's nominee).

          The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depository and its Participants are on file with the Commission.

          Purchase of Notes must be made by or through Direct Participants, which will receive a credit for the Notes on the Depository's records. The ownership interest of each actual purchaser of each Note represented by the Global Notes ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

          Conveyance of Notes and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, the Depository's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          Neither the Depository nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, the Depository mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

          Principal of, premium and Liquidated Damages, if any, and interest payments on the Notes will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depository, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to the Depository of principal of, premium and Liquidated Damages, if any, and interest on the Notes are the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     If the Depository is at any time unwilling, unable or ineligible to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes in registered form represented by the Global Notes and, in such event, will issue Certificated Notes in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Certificated Notes registered in its name. Upon the exchange of the Global Notes for Certificated Notes, the Global Notes will be canceled by the Trustee.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company, the Guarantors and the Initial Purchaser entered into the Registration Rights Agreement pursuant to which the Company agreed to file with the Commission promptly (but in any event on or prior to 45 days) after the Issue Date, the Exchange Offer Registration Statement on the appropriate form, relating to the Exchange Offer to exchange the Original Notes for the Company's Series B 10% Senior Notes due 2004 (the "Exchange Notes"), which will have terms substantially identical in all material respects to the Original Notes (except that such Exchange Notes will not contain terms with respect to transfer restrictions). The Registration Statement of which this Prospectus forms a part is the Exchange Offer Registration Statement. The Company agreed to use its best efforts to cause such Exchange Offer Registration Statement to become effective within 120 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Company agreed to offer the Holders of Original Notes the opportunity to exchange their Original Notes for Exchange Notes. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or permit a Holder to participate in the Exchange Offer, or, in the case of any Holder of Original Notes that participates in the Exchange Offer, such Holder does not receive freely tradable Exchange Notes on the date of the exchange for tendered Original Notes, or if for any reason the Exchange Offer is not consummated within 150 days after the Issue Date, or, subject to certain conditions, upon the request of the Initial Purchaser or the Holders of a majority in aggregate principal amount of the Original Notes, the Company agreed, at its cost, to file with the Commission the Shelf Registration Statement to cover resales of Original Notes by the Holders thereof. The Company will use its best efforts to cause the applicable registration statement to be declared effective by the Commission as promptly as practicable after the date of filing.

     Based on an interpretation of the staff of the Commission set forth in several no-action letters to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Original Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     The Registration Rights Agreement provides that unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will have commenced the Exchange Offer and will use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission Exchange Notes in exchange for all Original Notes tendered prior thereto in the Exchange Offer. If (a) neither of the registration statements described above is filed on or before the 45th day following the Issue Date, (b) neither of such registration statements is declared effective by the Commission on or prior to the 120th day after the Issue Date (the "Effectiveness Date"), (c) an Exchange Offer Registration Statement becomes effective, and the Company fails to consummate the Exchange Offer within 30 business days of the effectiveness of such registration statement, or (d) the Shelf Registration Statement is filed and declared effective but thereafter ceases to be effective without being succeeded within 30 days by another effective registration statement (each such event, a "Registration Default"), the Company will pay liquidated damages ("Liquidated Damages") to each Holder of Registrable

Securities (as defined) during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to one-half of one percent (0.5%) per annum of the principal amount of the Original Notes held by such Holder during the first 90-day period immediately following the occurrence of such Registration Default, increasing by an additional one-half of one percent (0.5%) per annum of the principal amount of such Original Notes during each subsequent 90-day period, up to a maximum amount of Liquidated Damages equal to two percent (2.0%) per annum of the principal amount of such Original Notes, which provision for Liquidated Damages will continue until such Registration Default has been cured. All accrued Liquidated Damages will be paid in the same manner as interest payments on the Original Notes on semiannual damages payment dates that correspond to interest payment dates for the Original Notes and upon redemption dates, Change of Control Purchase Dates and Asset Sale Offers. Following the cure of a Registration Default, the accrual of Liquidated Damages will cease.

     Holders of Original Notes is required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement. A Holder of Original Notes that sells such Original Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). The Company will provide a copy of the Registration Rights Agreement to Holder upon request.

                              PLAN OF DISTRIBUTION

     Based on interpretations by Commission staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, the Company believes that the Exchange Notes to be issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold, and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such Exchange Notes. Accordingly, any Holder using the Exchange Offer to participate in a distribution of the Exchange Notes will not be able to rely on such no-action letters. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     ESI will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of up to 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. ESI has agreed to pay certain expenses incident to the Exchange Offer, other than commissions or concession of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements herein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

     This Prospectus has been prepared to permit its use by the Initial Purchaser in connection with offers and sales of the Notes, in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Initial Purchaser may act as principal or agent in such transactions. The Initial Purchaser has advised the Company that it currently intends to make a market in the Notes, but it is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given that an active trading market will develop for, or as to the liquidity of, the Notes.

                                 LEGAL MATTERS

     The validity of the Exchange Notes and the Guarantees offered hereby is being passed upon for the Company by Quarles & Brady, Milwaukee, Wisconsin and Phoenix, Arizona.

                                    EXPERTS

     The consolidated financial statements of the Company for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is included herein in reliance upon the authority of said firm as experts in giving said report.

     The combined financial statements of Leaseway for each of the three years in the period ended December 31, 1995, incorporated by reference in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS..............................................  F-2
FINANCIAL STATEMENTS
Consolidated Balance Sheets -- December 31, 1995 and 1996.............................  F-3
Consolidated Statements of Operations -- For the Years Ended December 31, 1994,
  1995 and 1996.......................................................................  F-4
Consolidated Statements of Stockholders' Equity -- For the Years Ended December 31,
  1994, 1995 and 1996.................................................................  F-5
Consolidated Statements of Cash Flows -- For the Years Ended December 31, 1994, 1995
  and 1996............................................................................  F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................................  F-7

Unaudited Consolidated Balance Sheets -- December 31, 1996 and June 30, 1997..........  F-33
Unaudited Consolidated Statements of Operations -- For the Six Months Ended June 30,
  1996 and 1997.......................................................................  F-34
Unaudited Consolidated Statements of Stockholders' Equity -- For the Six Months Ended
  June 30, 1997.......................................................................  F-35
Unaudited Consolidated Statements of Cash Flows -- For the Six Months Ended June 30,
  1996 and 1997.......................................................................  F-36
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS..................................  F-37

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Employee Solutions, Inc.:

     We have audited the accompanying consolidated balance sheets of EMPLOYEE SOLUTIONS, INC. (an Arizona corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Employee Solutions, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Phoenix, Arizona,
  March 25, 1997
  (except with respect to the matter discussed in Note 14, as to which the date is October 21, 1997).

                            EMPLOYEE SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                                                           1995         1996
                                                                         --------     --------
                                                                              (DOLLARS IN
                                                                           THOUSANDS, EXCEPT
                                                                              SHARE DATA)
                                            ASSETS
CURRENT ASSETS:
Cash and cash equivalents............................................    $ 14,029     $ 10,980
Restricted cash and investments......................................       2,743       11,500
Accounts receivable, net.............................................       7,866       34,839
Receivables from insurance companies.................................          86        5,918
Prepaid expenses and deposits........................................         379        1,258
Deferred income taxes................................................         334        1,156
                                                                          -------     --------
          Total current assets.......................................      25,437       65,651
Property and equipment, net..........................................         440        1,084
Deferred income taxes................................................          --          539
Goodwill and other assets, net.......................................      10,963       58,695
                                                                          -------     --------
          Total assets...............................................    $ 36,840     $125,969
                                                                          =======     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Bank overdraft.......................................................    $  3,752     $  2,477
Accrued salaries, wages and payroll taxes............................       6,681       17,586
Accounts payable.....................................................       1,114        4,078
Accrued workers' compensation and health insurance...................       2,463        6,927
Income taxes payable.................................................       2,207          720
Other accrued expenses...............................................         631        3,414
                                                                          -------     --------
          Total current liabilities..................................      16,848       35,202
                                                                          -------     --------
Deferred income taxes................................................          49          111
                                                                          -------     --------
Long-term debt.......................................................          --       42,800
                                                                          -------     --------
Other long-term liabilities..........................................          --        1,349
                                                                          -------     --------
Commitments and contingencies
Stockholders' equity:
Class A Convertible Preferred Stock, nonvoting, no par value,
  10,000,000 shares authorized, no shares in 1995 and 1996 issued and
  outstanding........................................................          --           --
Common Stock, no par value, 75,000,000 shares authorized, 26,747,196 shares issued and 26,652,272 shares outstanding in 1995, and
  30,729,433 shares issued and outstanding in 1996...................      15,938       30,145
Retained earnings....................................................       4,336       16,362
Treasury stock, 94,924 shares, in 1995 at cost and no shares in
  1996...............................................................        (331)          --
                                                                          -------     --------
          Total stockholders' equity.................................      19,943       46,507
                                                                          -------     --------
          Total liabilities and stockholders' equity.................    $ 36,840     $125,969
                                                                          =======     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            EMPLOYEE SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                               1994        1995        1996
                                                             ---------   ---------   ---------
                                                               (DOLLARS IN THOUSANDS, EXCEPT
                                                                        SHARE DATA)
Revenues...................................................  $  74,334   $ 164,455   $ 439,016
                                                             ----------  ----------  ----------
Cost of revenues:
  Salaries and wages of worksite employees.................     62,827     132,379     341,988
  Healthcare and workers' compensation.....................      3,095       7,591      30,234
  Payroll and employment taxes.............................      5,146      10,705      28,640
                                                             ----------  ----------  ----------
          Cost of revenues.................................     71,068     150,675     400,862
                                                             ----------  ----------  ----------
Gross profit...............................................      3,266      13,780      38,154
Selling, general and administrative expenses...............      2,297       7,183      17,310
Depreciation and amortization..............................        269         426       2,073
                                                             ----------  ----------  ----------
          Income from operations...........................        700       6,171      18,771
Other income (expense):
  Interest income..........................................         52         296         833
  Interest expense.........................................         (3)        (25)     (1,196)
  Minority interest and other..............................         80         239          (1)
                                                             ----------  ----------  ----------
Income before provision for income taxes...................        829       6,681      18,407
Income tax provision.......................................        450       2,846       6,381
                                                             ----------  ----------  ----------
          Net income.......................................  $     379   $   3,835   $  12,026
                                                             ==========  ==========  ==========
Net income per common and common equivalent share:
  Primary..................................................  $     .02   $     .16   $     .37
                                                             ==========  ==========  ==========
  Fully diluted............................................  $     .02   $     .14   $     .37
                                                             ==========  ==========  ==========
Weighted average number of common and common
  equivalent shares outstanding:
  Primary..................................................  20,145,484  23,506,782  32,167,777
                                                             ==========  ==========  ==========
  Fully diluted............................................  20,145,484  26,430,586  32,385,735
                                                             ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                            EMPLOYEE SOLUTIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                                                TOTAL
                                                PREFERRED   COMMON    RETAINED   TREASURY   STOCKHOLDERS'
                                                  STOCK      STOCK    EARNINGS    STOCK        EQUITY
                                                ---------   -------   --------   --------   -------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, December 31, 1993....................   $      6   $ 3,323   $    122   $     --      $ 3,451
Purchase of 16,000 shares of treasury stock...         --        --         --        (35)         (35)
Issuance of 2,256,000 shares of common stock
  in connection with a private placement......         --     2,606         --         --        2,606
Net income....................................         --        --        379         --          379
                                                  -------   -------    -------    -------      -------
BALANCE, December 31, 1994....................          6     5,929        501        (35)       6,401
Issuance of 5,060,000 shares of Common Stock
  in connection with conversion of Preferred
  Stock.......................................         (6)        6         --         --           --
Issuance of 3,887,200 shares of Common Stock
  in connection with exercise of underwriter
  and
  IPO warrants................................         --     7,142         --         --        7,142
Issuance of 1,305,308 shares of Common Stock
  in connection with exercise of other
  warrants and stock options..................         --       981         --         --          981
Acquisition of 78,924 shares of treasury stock
  through collection of receivables from
  officers/directors..........................         --        --         --       (296)        (296)
Issuance of 799,448 shares of Common Stock in
  connection with acquisitions................         --     1,613         --         --        1,613
Tax benefit related to the exercise of stock
  options.....................................         --       267         --         --          267
Net income....................................         --        --      3,835         --        3,835
                                                  -------   -------    -------    -------      -------
BALANCE, December 31, 1995....................         --    15,938      4,336       (331)      19,943
Cancellation of treasury stock................         --      (331)        --        331           --
Issuance of 701,000 shares of Common Stock in
  connection with acquisitions................         --     4,274         --         --        4,274
Issuance of 1,968,161 shares of Common Stock
  in connection with exercise of other
  warrants and stock options..................         --     7,786         --         --        7,786
Acquisition of 7,850 shares of Common Stock
  through collection of receivables from
  officers/directors..........................         --      (157)        --         --         (157)
Tax benefit related to the exercise of stock
  options.....................................         --     2,635         --         --        2,635
Net income....................................         --        --     12,026         --       12,026
                                                  -------   -------    -------    -------      -------
BALANCE, December 31, 1996....................   $     --   $30,145   $ 16,362   $     --      $46,507
                                                  =======   =======    =======    =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            EMPLOYEE SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                         1994         1995         1996
                                                                       --------     --------     --------
                                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash received from customers.........................................  $ 74,473     $162,137     $408,424
Cash paid to suppliers and employees.................................   (73,713)    (155,066)    (405,606)
Interest received....................................................        42          279          833
Interest paid........................................................        (3)         (25)      (1,196)
Income taxes paid, net of refunds....................................       (87)      (1,046)      (5,772)
                                                                         ------       ------       ------
         Net cash (used in) provided by operating activities.........       712        6,279       (3,317)
                                                                         ------       ------       ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment...................................      (189)        (238)        (702)
Business acquisitions................................................       (27)        (961)     (37,251)
Cash invested in restricted cash and investments.....................    (1,361)      (1,372)      (8,757)
Issuance of notes receivable, net....................................      (360)         383         (189)
Other, net...........................................................      (447)           3           --
                                                                         ------       ------       ------
         Net cash used in investing activities.......................    (2,384)      (2,185)     (46,899)
                                                                         ------       ------       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt.............................        --           --       42,800
Proceeds from issuance of Common Stock...............................     2,606        8,123        7,786
Payment of deferred loan costs.......................................        --           --         (515)
Decrease in bank overdraft and other.................................       (35)        (136)      (2,904)
                                                                         ------       ------       ------
         Net cash provided by financing activities...................     2,571        7,987       47,167
                                                                         ------       ------       ------
Net increase (decrease) in cash and cash equivalents.................       899       12,081       (3,049)
CASH AND CASH EQUIVALENTS, beginning of year.........................     1,049        1,948       14,029
                                                                         ------       ------       ------
CASH AND CASH EQUIVALENTS, end of year...............................  $  1,948     $ 14,029     $ 10,980
                                                                         ======       ======       ======
RECONCILIATION OF NET INCOME TO NET CASH (USED IN) PROVIDED BY
  OPERATING ACTIVITIES:
Net income...........................................................  $    379     $  3,835     $ 12,026
                                                                         ------       ------       ------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH (USED IN) PROVIDED BY
  OPERATING ACTIVITIES:
Depreciation and amortization........................................       269          426        2,073
Miscellaneous non-cash charges.......................................       (77)        (193)          --
Tax benefit from stock options.......................................        --          267        2,635
Decrease (increase) in accounts receivable, net......................       186       (2,249)     (24,760)
Increase in insurance company receivables............................        --          (86)      (5,832)
Increase in prepaid expenses and deposits............................       (17)        (183)        (736)
Increase in deferred income tax assets...............................       (42)        (275)        (601)
Decrease (increase) in other assets..................................        26          (17)      (2,532)
(Decrease) increase in accrued salaries, wages and payroll taxes.....      (160)       1,319       10,905
Increase in accrued workers' compensation and health insurance.......       287          676        4,464
(Decrease) increase in other long-term liabilities...................      (261)         (39)       1,349
Increase (decrease) in accounts payable..............................       113          599       (2,038)
Increase (decrease) in income taxes payable..........................       392        1,776       (1,487)
(Decrease) increase in other accrued expenses........................      (397)         404        1,155
Increase in deferred income tax liabilities..........................        14           19           62
                                                                         ------       ------       ------
                                                                            333        2,444      (15,343)
                                                                         ------       ------       ------
         Net cash provided by (used in) operating activities.........  $    712     $  6,279     $ (3,317)
                                                                         ======       ======       ======

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     During the years ended December 31, 1995 and 1996, certain notes receivable from officers/directors were repaid with the Company's Common Stock owned by these individuals in the amount of $296,000 and $157,000, respectively.

     In connection with business acquisitions during 1995 and 1996, the Company assumed net liabilities of $5,385,000 and $5,478,000 and issued $1,613,000 and $4,274,000 of Common Stock, respectively.

  The accompanying notes are an integral part of these consolidated financial statements.

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Corporation

     Employee Solutions, Inc. (together with its subsidiaries, "ESI" or the "Company") is a leading professional employer organization (PEO) providing employers throughout the United States with comprehensive employee payroll, human resources and benefits outsourcing services. The Company's integrated outsourcing services include payroll processing and reporting, human resources administration, employment regulatory compliance management, risk management/workers' compensation services, retirement and health care programs, and other products and services provided directly to worksite employees. At December 31, 1996, ESI serviced approximately 1,200 client companies with approximately 30,000 worksite employees in 46 states.

     The Company began in 1995 to offer employers stand-alone risk management/workers' compensation services. At December 31, 1996, this program covers an additional approximately 13,500 workers employed by approximately 64 employers.

     The Company conducts its business on a national scale across many industries and is not concentrated to any material extent within a single local market or industry, although the transportation industry, at approximately 33%, represents the largest concentration of worksite employees.

  Principles of Consolidation

     The consolidated financial statements include the activities of Employee Solutions, Inc. and its wholly owned subsidiaries from their respective acquisition dates. All acquisitions were accounted for as purchases. All significant intercompany accounts and transactions have been eliminated. Certain amounts have been reclassified from prior years to conform with current year presentation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The nature of the Company's business requires significant estimates to be made in the areas of workers' compensation reserves and revenue recognized for retrospectively rated policies. The actual results of these estimates may be unknown for a period of years. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less. All cash equivalents are invested in high quality investment grade instruments, such as U.S. Treasury securities, at December 31, 1995 and 1996, and are stated at cost which approximates fair market value. For purposes of the statements of cash flows, investments with an original maturity of less than 90 days are considered cash equivalents. Substantially all cash and cash equivalents, including restricted cash and investments, are not insured at December 31, 1996.

  Restricted Cash and Investments

     The Company's risk management/workers' compensation programs with its "fronting" carriers required $2,743,000 and $11,500,000 at December 31, 1995 and 1996, respectively, to be held in a restricted account for payment of future claims, and future capitalization of Camelback Insurance, Ltd. ("Camelback"), the

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

Company's wholly owned off-shore captive insurance company. Such restricted cash and investments have been calculated by the Company's carriers based on estimates of the future growth in the Company's business and ultimate losses on such business. For this purpose, ultimate losses are actuarially determined by the carriers utilizing industry-wide data which may not reflect the Company's historical or expected ultimate losses. Restricted investments consist of U.S. Treasury and other short term corporate debt securities, purchased in accordance with the Company's investment policy guidelines, with varying maturities to coincide with expected liquidity requirements to meet future anticipated claims, and are accounted for in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Investments in Certain Debt and Equity Securities". At December 31, 1996, the Company maintained approximately $8,666,000 of investments with maturities between 90 days and one year, respectively. These securities are considered available for sale and, accordingly, are recorded at market value. The difference between historical cost and market value was not material.

  Insurance Company Receivables

     The Company's risk management/workers' compensation services program is conducted via fronting arrangements with insurers. At December 31, 1995 and 1996, the Company had receivables from its fronting companies of $86,000 and $5,918,000, respectively. Such amounts consist of the difference between cash advanced to the insurance companies based on estimates of administrative fees, excess reinsurance and premium taxes and the actual expenses incurred and paid by the insurer on behalf of the Company.

  Accounts Receivable/Revenue Recognition

     Revenue is recognized as services are performed. The following table presents a summary of the Company's accounts receivable.

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1996
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Trade accounts receivable..............................    $ 3,091     $17,306
        Unbilled salary and wage accruals......................      4,187      14,544
        Unbilled stand alone premium revenue...................        183         618
        Other..................................................        620       3,001
        Allowance for estimated uncollectible receivables......       (215)       (630)
                                                                   -------     -------
        Total accounts receivable, net.........................    $ 7,866     $34,839
                                                                   =======     =======

     Contractual payment terms extended to customers on stand alone workers' compensation policies are generally less than the expected annual policy premium, resulting in unbilled revenues. Unbilled revenues become billed upon completion of final policy audits.

     At December 31, 1995 and 1996, receivables from related parties included in the above totals were $1,227,000 and $3,287,000, respectively.

  Credit Risk

     The Company conducts only a limited credit investigation prior to accepting most new clients and thus may encounter collection problems which could adversely affect its cash flow. The nature of the Company's business is such that a small number of client credit failures could have an adverse effect on its business and financial condition.

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

  Property and Equipment

     Property and equipment primarily consists of office furniture and equipment and is recorded at cost. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets which range from three to five years. Maintenance and repairs that neither materially add to the value of the property, nor appreciably prolong its life, are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Property and equipment is net of accumulated depreciation of $180,000 and $440,000 at December 31, 1995 and 1996, respectively.

  Goodwill and Other Assets

     Included in goodwill and other assets is $10,230,000 and $55,756,000 at December 31, 1995 and 1996, respectively, representing the unamortized cost of goodwill. Goodwill represents the excess of the purchase price paid over the fair market value of the net assets acquired. As of December 31, 1996, goodwill of $27,198,000 is being amortized over 30 years, $26,365,000 over 15 years and $2,193,000 over shorter periods. The Company periodically assesses goodwill for impairment using the criteria of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

     Goodwill and other assets are net of accumulated amortization of $656,000 and $2,457,000 at December 31, 1995 and 1996, respectively.

     Also included in goodwill and other assets at December 31, 1996 is $2.9 million representing estimated unbilled stand alone workers' compensation premium due from one customer for the first year of a two-year policy. Approximately $2.6 million was billed and collected from this customer in 1996.

  Bank Overdraft

     Bank overdraft represents outstanding checks in excess of cash on hand at the applicable bank. Historically, these checks are covered when presented for payment through collection of accounts receivable.

  Accrued Workers' Compensation and Health Insurance

     The Company offers partially self-insured health programs through arrangements with Nationwide Life Insurance Company ("Nationwide") and John Alden Life Insurance Company ("Alden"), and a self-insured program through an arrangement with Provident Life & Accident Insurance Company ("Provident"), in addition to its fully insured medical plans. Pursuant to the arrangements with Nationwide and Alden, the Company is responsible for deductibles of $100,000 and $75,000 per covered individual per year, respectively. Under the Provident program the maximum policy coverage is $100,000 per covered individual per year, for which the Company is responsible. Effective January 1, 1997, the deductible for the Nationwide program was decreased to $75,000. The Company's aggregate liability limit under the Nationwide program is based upon covered lives as of the beginning of each month during the calendar year, and is calculated at 125% of the expected claims amount. The Alden plan has no stop-loss claim limit.

     Prior to June 1, 1994 the Company covered its risk management/workers' compensation obligations with fully insured policies issued by multiple carriers. From June 1, 1994, to May 31, 1995, coverage was provided through policies issued by the American International Group ("AIG") and Reliance National Indemnity Company ("Reliance"). The Company received approval in 1994 to form Camelback. Camelback was activated in May 1995. Effective June 1, 1995, the Company began conducting substantially all of its risk management/workers' compensation program through Camelback in coordination with Reliance. Under these policies, which provide first dollar coverage to the employees of the Company, its subsidiaries and the

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

Company's clients, the Company is responsible for the first $250,000 per occurrence, with no aggregate to limit the Company's liability.

     Individual risk management/workers' compensation claims in excess of $250,000 and up to the statutory limits of the states where the Company operates are the responsibility of Reliance. The Company's prior arrangements with AIG were structured in a manner similar to its current arrangements with Reliance. While the retention of the first $250,000 of individual workers' compensation claims and the capital requirements resulting from the establishment of Camelback are intended to enhance profitability, these actions increase the Company's exposure to risk from workers' compensation claims.

     To meet growing needs of the Company's business and to lessen its dependence on Reliance, on August 1, 1996 the Company entered into an arrangement with Legion Insurance Company ("Legion"), on substantially the same terms as the Reliance program except that the Company is responsible for the first $350,000 per occurrence with no aggregate to limit the Company's liability. The Company is in the process of establishing a second captive insurance company for the Legion program. Until such captive is formed and activated, loss funds, recorded as restricted cash and investments under the Reliance program, are held by Legion for the Company's benefit and are included in receivables from insurance companies in the amount of $3,157,000 at December 31, 1996.

     To further reduce its potential liability, the Company has secured Accidental Death and Dismemberment insurance from an insurance affiliate of the Chubb Group of Insurance Companies that covers losses up to $500,000 (increased from $250,000 in July 1996, to obtain a net reduction in excess reinsurance costs) for certain types of serious claims and maintains umbrella coverage for certain liabilities (other than losses resulting from workers' compensation claims) which the Company may incur in connection with its administration of its risk management/workers' compensation program.

     The Company recognizes a liability for partially self insured and self insured health insurance and workers' compensation insurance claims at the time a claim is reported to the Company by the third party administrator. The third party administrator establishes the initial claim reserve based on information relating to the nature and severity and the cost of similar claims. The Company provides for claims incurred, but not reported, based on industry-wide data and the Company's past claims experience through consultation with third party actuaries. The liability recorded may be more or less than the actual amount of the claims when they are submitted and paid. Changes in the liability are charged or credited to operations as the estimates are revised.

  Income Taxes

     The Company files a consolidated federal income tax return. Consolidated or combined state tax returns are filed in certain states.

     Deferred income taxes arise from temporary differences resulting from certain revenue and expense items reported for financial accounting and tax reporting purposes in different periods. Reductions in current income taxes payable related to disqualifying dispositions of qualified stock options and the exercise of non-qualified stock options are credited to common stock.

  Net Income Per Common and Common Equivalent Share

     The Company used the modified treasury stock method prescribed by Accounting Principles Board Opinion No. 15 to compute net income per share in 1994 and 1995 since the number of warrants and options outstanding were in excess of 20% of common shares issued and outstanding. The Company used the treasury stock method to compute net income per share in 1996. The computation of adjusted net income and weighted

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

average common and common equivalent shares used in the calculation of income per common share is as follows:

                                  1994                      1995                      1996
                         -----------------------   -----------------------   -----------------------
                                        FULLY                     FULLY                     FULLY
                          PRIMARY      DILUTED      PRIMARY      DILUTED      PRIMARY      DILUTED
                         ----------   ----------   ----------   ----------   ----------   ----------
                                          (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Weighted average of
  common shares
  outstanding..........  15,085,484   15,085,484   22,391,616   22,391,616   30,224,357   30,224,357
Weighted average Class
  A Preferred Stock
  assumed converted....   5,060,000    5,060,000          N/A          N/A          N/A          N/A
Dilutive effect of
  options and warrants
  outstanding..........          --           --    1,115,166    4,038,970    1,943,420    2,161,378
                         ----------   ----------   ----------   ----------   ----------   ----------
Weighted average of
  common and common
  equivalent shares....  20,145,484   20,145,484   23,506,782   26,430,586   32,167,777   32,385,735
                         ==========   ==========   ==========   ==========   ==========   ==========
Net income.............  $      379   $      379   $    3,835   $    3,835   $   12,026   $   12,026
Adjustments to net
  income...............          --           --         (135)        (135)          --           --
                         ----------   ----------   ----------   ----------   ----------   ----------
Adjusted net income for
  purposes of the
  income per common
  share calculation....  $      379   $      379   $    3,700   $    3,700   $   12,026   $   12,026
                         ==========   ==========   ==========   ==========   ==========   ==========
Net income per common
  and common equivalent
  share................  $      .02   $      .02   $      .16   $      .14   $      .37   $      .37
                         ==========   ==========   ==========   ==========   ==========   ==========

     Adjustments to 1995 net income reflect the amortization of contingent goodwill relating to the Employment Services of Michigan, Inc. and Hazar, Inc. acquisitions (see Note 9).

     The effect of the modified treasury stock method on 1994 was antidilutive and therefore had no impact on the computation.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions set forth below for the Company's financial instruments are made solely to comply with the requirements of SFAS 107 and should be read in conjunction with the financial statements and notes.

     These calculations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results. For all of these reasons, the aggregation of the fair

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

value calculations presented herein does not represent, and should not be construed to represent, the underlying value of the Company.

     The following table presents a summary of the Company's financial instruments, as defined by SFAS 107:

                                                                          DECEMBER 31,
                                                           -------------------------------------------
                                                                   1995                   1996
                                                           --------------------   --------------------
                                                                      ESTIMATED              ESTIMATED
                                                           CARRYING     FAIR      CARRYING     FAIR
                                                            AMOUNT      VALUE      AMOUNT      VALUE
                                                           --------   ---------   --------   ---------
                                                                         (IN THOUSANDS)
Financial Assets
Cash and cash equivalents................................  $ 14,209    $14,209    $ 10,980    $10,980
Restricted cash and investments..........................     2,743      2,743      11,500     11,500
Other financial assets, primarily accounts receivable....     8,685      8,685      43,696     43,657
Financial Liabilities
Bank overdraft...........................................     3,752      3,752       2,477      2,477
Long-term debt...........................................        --         --      42,800     42,800
Other financial liabilities, primarily accounts
  payable................................................    10,889     10,889      33,354     33,354

     Financial instruments other than long-term debt approximate fair value because of their short-term duration. Long-term debt approximates fair value because of the variable interest rate.

2.   COMMON STOCK SPLITS

     On December 18, 1995, and June 26, 1996 the Board of Directors authorized two-for-one common stock splits, effected in the form of 100% stock dividends, effective on January 16, 1996 and July 26, 1996 respectively, to shareholders of record at the close of business on January 2, 1996 and July 12, 1996. In this report, all per share amounts and numbers of shares, including options and warrants, have been restated to reflect these stock splits.

3.   EMPLOYEE BENEFITS

     The Company maintains two money purchase pension plans which are available to those clients who wish to participate. Contributions to the plans are either seven and one-half percent or ten percent of each eligible employee's compensation, depending upon which plan the employee is covered by. The Company funds both plans on a monthly basis.

     One of the Company's subsidiaries is party to several union contracts whereby benefits are provided to employees through Multiple Employer Pension Plans. In connection with the acquisition of this subsidiary in 1996, the Company assumed certain contingent liabilities for the funding of various pension plans that could materialize if a significant decrease in contribution units as defined in the various contracts were to occur. The Company has recorded a liability of approximately $1.8 million based on information provided to the Company from the various plans.

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

4.   LEASE COMMITMENTS

     The Company leases office space under non-cancelable operating lease agreements. Future minimum lease payments due under such agreements are as follows:

        YEARS ENDING
        DECEMBER 31,
        --------------------------------------------------------------
                                                                          (IN THOUSANDS)
        1997..........................................................        $1,117
        1998..........................................................         1,316
        1999..........................................................         1,160
        2000..........................................................         1,099
        2001..........................................................         1,052
        Later years...................................................         2,360
                                                                          ----------
                  Total...............................................        $8,104
                                                                          ==========

     Rental expense under all leases was $150,000, $162,000, and $734,000 in 1994, 1995 and 1996, respectively.

5.   INCOME TAXES

     The components of the provision for income taxes for the years ended December 31, 1994, 1995 and 1996 were as follows:

                                                                         1994    1995     1996
                                                                         ----   ------   ------
                                                                             (IN THOUSANDS)
Current................................................................  $478   $3,102   $6,935
Deferred...............................................................   (28)    (256)    (554)
                                                                         ----    -----    -----
Income tax provision...................................................  $450   $2,846   $6,381
                                                                         ====    =====    =====

     Income tax expense differs from the amount computed using the statutory federal income tax rate due to the following:

                                                                         1994    1995     1996
                                                                         ----   ------   ------
                                                                             (IN THOUSANDS)
Income tax expense at statutory rate...................................  $282   $2,272   $6,442
Non-deductible goodwill amortization...................................    60       73      197
Non-deductible per diem and other expenses.............................    38       85       41
State taxes, net of federal benefit....................................    70      429      179
Change in estimate related to 1995 state taxes.........................    --       --     (430)
Other..................................................................    --      (13)     (48)
                                                                         ----    -----    -----
Income tax provision...................................................  $450   $2,846   $6,381
                                                                         ====    =====    =====

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

     Deferred tax assets and liabilities are comprised of the following temporary differences at December 31:

                                                                                             1996
                                                                   1995             -----------------------
                                                          -----------------------               LONG-TERM
                                                          CURRENT     LONG-TERM     CURRENT      ASSETS
                                                          ASSETS    (LIABILITIES)   ASSETS    (LIABILITIES)
                                                          -------   -------------   -------   -------------
                                                                           (IN THOUSANDS)
Depreciation and amortization...........................   $  --        $ (22)      $    --       $(111)
Reserves not deductible for tax purposes................     334           --         1,130         539
Other, net..............................................      --          (27)           26          --
                                                            ----         ----        ------       -----
                                                           $ 334        $ (49)      $ 1,156       $ 428
                                                            ====         ====        ======       =====

6.   LONG-TERM DEBT

     On August 1, 1996, the Company entered into a three year $35 million revolving credit facility for the purposes of acquisition financing, working capital and general corporate purposes. The revolving credit facility provides for various borrowing rate options including borrowing rates based on a fixed spread of 25 basis points over prime or 250 basis points over the London Interbank Offered Rate ("LIBOR"). The Company pays a commitment fee of 37.5 basis points on the unused portion of the line. Total costs incurred in obtaining this facility were approximately $400,000 and are being amortized over the life of the facility. The line matures on August 1, 1999. The principal loan covenants are as follows as defined in the agreement: current ratio of at least
1.4 to 1; total liabilities to net worth of not more than 2 to 1; total funded debt to earnings before taxes, depreciation and amortization of not more than 2 to 1. Certain acquisitions are limited without the lender's approval. The facility is secured by substantially all of the Company's assets.

     In October, 1996 the Company increased the line of credit by $10.0 million to $45.0 million in anticipation of additional acquisition financing. Costs related to such increase were approximately $100,000 and are being amortized over the remaining life of the facility. Subsequent to year end, the line was increased to $60 million. Additional costs of $150,000 will be amortized over the remaining life of the loan. Commencing February 1, 1998, the commitment will be reduced by $3 million every three months until the scheduled maturity date.

     As a subfeature of the revolving credit facility, on December 31, 1996, an irrevocable and unconditional Letter of Credit was established in the amount of $1 million, with scheduled increases to a total amount of $2 million on May 1, 1997, expiring on September 5, 1997. The letter of credit will be automatically extended unless the beneficiary is notified 30 days prior to the expiration date, provided that the expiration date cannot be subsequent to the maturity date of the revolving credit facility. The undrawn amount of the letter of credit is reserved under the revolving credit facility and not available for borrowing.

     Since the loan was funded on August 1, 1996, through December 31, 1996, the average principal amount outstanding has been $34.0 million and the weighted-average interest rate has been 8.24%. As of December 31, 1996, the outstanding balance was $42.8 million and the weighted-average interest rate was 8.50%.

7.   STOCKHOLDERS' EQUITY

  Preferred Stock

     On April 12, 1995, each of the 1,265,000 outstanding shares of Class A Convertible Preferred Stock were converted into four shares of Common Stock. These preferred shares were considered converted in the 1994 earnings per share calculations because the Company achieved the earnings target in 1994 which allowed the shares to be converted.

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

  Warrants

     Warrant activity in 1994, 1995 and 1996 was as follows:

                                                                                      WEIGHTED-
                                                                           NUMBER      AVERAGE
                                                                             OF       EXERCISE
                                                                          WARRANTS      PRICE
                                                                          ---------   ---------
Outstanding at December 31, 1993......................................    5,179,240     $1.64
     Granted..........................................................    2,816,000      2.30
                                                                          -----------   -----
Outstanding at December 31, 1994......................................    7,995,240      1.87
     Granted..........................................................      320,000      2.23
     Exercised........................................................    (4,979,200)    1.62
     Canceled.........................................................          (40)     1.88
     Canceled and replaced with options...............................     (400,000)     2.13
                                                                          -----------   -----
Outstanding at December 31, 1995......................................    2,936,000      2.32
     Exercised........................................................    (2,816,000)    2.33
                                                                          -----------   -----
Outstanding at December 31, 1996......................................      120,000     $1.88
                                                                          ===========   =====

     The number of warrants exercisable were 7,595,240, 2,936,000 and 120,000 at December 31, 1994, 1995 and 1996, respectively. The remaining outstanding warrants expire on January 2, 1999.

  Stock Option Plans

     The Company has a 1993 Stock Option Plan and a 1995 Stock Option Plan. The plans are administered by the Compensation Committee of the Company's Board of Directors, and certain employees are eligible to participate in the plans and receive incentive stock options and/or non-statutory options. In addition, all consultants are eligible to participate in the plans and receive non-statutory options. Options granted may be either "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options.

     The total number of options made available and reserved for issuance under the 1993 and 1995 Plans are 1,200,000 and 3,500,000, respectively. The Company has granted options on 1,116,660 shares and 2,770,579 shares, respectively, through December 31, 1996. Under both plans the option exercise price equals the stock's market price on the date of grant. No compensation expense was recorded for the stock options under the 1993 or 1995 Plans in the accompanying financial statements as the Company has elected to retain the accounting prescribed under Accounting Principles Board Opinion No. 25 (APB 25). Employee stock options generally become fully exercisable over three years from the grant date and generally have terms for up to five years. Upon termination of employment, the option period is reduced or the options are canceled.

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

     The following table is a summary of the Company's 1993 and 1995 Stock Option Plan activity and related information for the three years ended December 31, 1996:

                                                                                        WEIGHTED-
                                                                                         AVERAGE
                                                                           NUMBER       EXERCISE
                                                                         OF OPTIONS       PRICE
                                                                         ----------     ---------
Outstanding at December 31, 1993.......................................     550,000      $  1.08
     Granted...........................................................     400,000         2.32
     Canceled..........................................................     (20,000)        1.24
                                                                           --------       ------
Outstanding at December 31, 1994.......................................     930,000         1.61
     Granted...........................................................   2,405,000         2.74
     Exercised.........................................................    (213,308)         .84
     Canceled..........................................................    (400,004)        2.35
                                                                           --------       ------
Outstanding at December 31, 1995.......................................   2,721,688         2.56
     Granted...........................................................     982,579        15.38
     Exercised.........................................................    (560,161)        2.22
     Canceled..........................................................     (30,336)       10.07
                                                                           --------       ------
Outstanding at December 31, 1996.......................................   3,113,770      $  6.59
                                                                           ========       ======
Outstanding options exercisable as of:
     December 31, 1994.................................................     626,668
     December 31, 1995.................................................     859,160
     December 31, 1996.................................................     791,843
Available for future grants at December 31, 1996.......................     812,761

     The following table is a summary of selected information for the Company's compensatory stock option plans for December 31, 1996:

                                                             WEIGHTED-
                                                              AVERAGE                      WEIGHTED-
                                                             REMAINING                      AVERAGE
                                                            CONTRACTUAL                    EXERCISE
                                                           LIFE (IN YRS.)      NUMBER        PRICE
                                                           --------------     --------     ---------
RANGE OF EXERCISE PRICES
1993 Stock Option Plan
$1.24 -- $3.31
Options outstanding....................................          3.0           557,852       $2.66
Options exercisable....................................                        270,511        2.25
1995 Stock Option Plan
$2.13 -- $4.3125
Options outstanding....................................          4.7          1,593,339       2.67
Options exercisable....................................                        516,332        2.62
$10.50 -- $21.88
Options outstanding....................................          4.7           962,579       15.37
Options exercisable....................................                          5,000       14.50

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

     The weighted-average fair value of options granted under the 1993 and 1995 Stock Option Plans was $1.07 and $6.10 for 1995 and 1996, respectively.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." This Statement establishes a new fair value based accounting method for stock-based compensation plans and encourages (but does not require) employers to adopt the new method in place of the provisions of APB
25. Companies may continue to apply the accounting provisions of APB 25 in determining net income; however, they must apply the disclosure requirements of SFAS 123 for all grants issued after 1994. The Company elected to continue to apply the provisions of APB 25 in accounting for the employee stock option plans described. Accordingly, no compensation cost has been recognized for stock options granted under the 1993 or 1995 Stock Option Plans.

     Had compensation cost for these employee stock plans been determined based on the new fair value method under SFAS 123, the Company's net income and earnings per share would have been changed to the pro forma amounts indicated below.

                                                                  YEAR ENDED DECEMBER
                                                                          31,
                                                                  --------------------
                                                                   1995         1996
                                                                  ------       -------
                                                                      (DOLLARS IN
                                                                       THOUSANDS,
                                                                    EXCEPT PER SHARE
                                                                  DATA)
        Net Income:
             As Reported......................................    $3,835       $12,026
             Pro Forma........................................     3,256        13,233
        Primary EPS:
             As Reported......................................       .16           .37
             Pro Forma........................................       .13           .41
        Fully Diluted EPS:
             As Reported......................................       .14           .37
             Pro Forma........................................       .12           .41

     The pro forma amounts noted above only reflect the effects of stock-based compensation grants made after 1994. Because stock options are granted each year and generally vest over three years, these pro forma amounts may not reflect the full effect of applying the (optional) fair value method established by SFAS 123 that would be expected if all outstanding stock option grants were accounted for under this method and may not be representative of amounts in future years.

     The fair value of each option grant is estimated based on the date of grant using the Black-Scholes options pricing model. The following weighted-average assumptions were used for grants in 1995 and 1996: risk-free interest rate of 5.98%; expected dividend yield of 0%; expected lives of 2 years; expected volatility of 67%.

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

8.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table presents summary unaudited quarterly financial data from the Company's consolidated statements of operations:

                                                               QUARTER ENDED
                                        ------------------------------------------------------------
                                        MARCH 31,       JUNE 30,      SEPTEMBER 30,     DECEMBER 31,
                                        ----------     ----------     -------------     ------------
                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
1995
Revenues..............................  $   28,800     $   29,159      $     33,436      $    73,060
Gross profit..........................       1,826          2,633             3,627            5,694
Net income............................         310            691             1,205            1,629
Net income per share
     Primary..........................         .01            .03               .05              .06
     Fully diluted....................         .01            .03               .05              .05
Weighted-average shares
     Primary..........................  21,101,948     21,101,948        26,226,280       27,799,146
     Fully diluted....................  21,101,948     21,101,948        26,226,280       28,882,526
1996
Revenues..............................  $   73,934     $   91,008      $    125,238      $   148,836
Gross profit..........................       7,669          8,826            12,374            9,285
Net income............................       2,352          3,116             4,246            2,312
Net income per share
     Primary..........................         .07            .10               .13              .07
     Fully diluted....................         .07            .10               .13              .07
Weighted-average shares
     Primary..........................  32,048,552     32,564,993        33,020,742       32,770,684
     Fully diluted....................  32,262,830     32,564,993        33,043,173       32,784,871

9.   ACQUISITIONS

  Acquisition of Employment Services of Michigan, Inc.

     The Company purchased all of the outstanding capital stock of Employment Services of Michigan, Inc., a transportation PEO, effective January 1, 1995. Once acquired by the Company, Employment Services of Michigan, Inc. was renamed Employee Solutions -- Midwest, Inc. ("ESM"). The purchase price has been paid in the form of the Company's unregistered common stock, valued at the average of the Nasdaq daily closing prices during the 1995 calendar year less a discount of 35% for lack of marketability of the unregistered shares. Pursuant to the purchase agreement, as amended, the consideration for the stock of ESM included 799,448 shares of the Company's common stock valued at an average price of $2.01 per share ($3.10 per share less the 35% discount) for a total purchase price of approximately $1,612,000, plus acquisition costs of $22,000. The excess of purchase price over net assets acquired was $1,634,000 of which $1,584,000 has been recorded as goodwill.

  Acquisition of Hazar, Inc.

     On October 2, 1995, the Company completed the acquisition of the principal assets of Hazar, Inc. and certain of its subsidiaries (collectively Hazar) for $7.0 million plus $50,000 for fixed assets. The purchase

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

price was paid in cash and by the assumption of certain liabilities. The Company acquired Hazar through ESI America, Inc. (ESI America) a newly formed wholly owned subsidiary. For several months prior to the purchase, the Company provided workers' compensation coverage to Hazar.

     In conjunction with the Hazar acquisition, the Company received an option to purchase a related entity for $400,000 which was exercised on May 20, 1996. This acquisition was for the principal assets of Employer Sources, Inc. (formerly known as LMS), a California based PEO. The Company acquired Employer Sources through Employee Solutions of California, Inc. Prior to the purchase, the Company provided management and risk management/workers' compensation services to Employer Sources.

     In 1996, the Company completed its purchase accounting and quantified certain assumed liabilities previously thought to be the responsibility of the seller. The total purchase price for all Hazar related entities including acquisitions costs is $9.6 million.

     Hazar and LMS were PEO's which, together with some of their subsidiaries, have been operating under the protection of the federal bankruptcy laws. The acquisition increased the number of the Company's worksite employees and expanded the Company's geographic reach to key markets in California, New York, New Jersey, Massachusetts, New Hampshire, Rhode Island and Illinois.

  Acquisition of Employee Solutions-East, Inc. (ESEI)

     Effective January 1, 1996, the Company completed its acquisition of ESEI. The base purchase price consists of 648,000 shares of the Company's unregistered common stock, including certain registration rights as to these shares, valued as of the effective date of the transaction at $5.53 per share ($8.50 less a 35% discount for the lack of marketability of the unregistered shares) for a total purchase price of $3.6 million plus acquisition costs of $94,000. The excess purchase price over net assets acquired, was $3,674,000 which has been recorded as goodwill. The former owner serves as ESEI's president pursuant to an employment agreement which, as amended, provides for the payment of commissions based on employee-leasing business placed through ESEI after the effective date of acquisition. ESEI's president had previously received options to acquire 400,000 shares of the Company's common stock at an exercise price of $2.13 per share (the fair market value on the date of grant) which expire through November 10, 2004, and which, among other terms and conditions, become exercisable in November 1999 subject to continued employment. ESEI's president was elected to the Company's board of directors in 1995 and has served as its vice president of sales since April 1995.

  Ashlin Transportation Services, Inc.

     On June 1, 1996, the Company completed the acquisition of the principal assets of Ashlin Transportation Services, Inc. ("Ashlin"), an Indiana based employee leasing company specializing in the transportation industry. The Company acquired the assets of Ashlin through ESI-Midwest, Inc. For approximately five months prior to the purchase, the Company provided risk management/workers' compensation coverage to Ashlin. The purchase price was paid in cash and assumed liabilities for a total purchase price of approximately $1.4 million.

  Acquisition of TEAM Services

     On June 22, 1996, the Company completed the purchase of all of the outstanding capital stock of GCK Entertainment Services I, Inc. and Talent, Entertainment and Media Services, Inc. (collectively, "TEAM Services"). TEAM Services is a Burbank, California based company specializing in leasing commercial talent, musicians and recording engineers to the music and advertising segments of the entertainment industry. In connection with the acquisition, the Company assumed net liabilities of

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

approximately $825,000 which were recorded as goodwill and are being amortized over a 15 year life. The purchase price will be the sum of the net liabilities assumed at closing plus four times (4X) total TEAM Services' pre-tax income for the twelve month period ending June 30, 1999. Additional purchase price, if any, will be paid in the form of the Company's unregistered common stock. The unregistered shares are entitled to certain piggyback and demand registration rights. Based on current earnings of TEAM Services, no additional purchase price will be required and, accordingly, any contingent purchase price has not been considered in the earnings per share calculation for 1996.

  Acquisition of Leaseway Personnel Corporation

     On August 1, 1996, the Company completed the acquisition of the principal assets of Leaseway Personnel Corporation and Leaseway Administrative Personnel, Inc. (collectively, "Leaseway") for approximately $24 million in cash, plus deferred acquisition costs of approximately $250,000. The Company acquired the assets of Leaseway through Logistics Personnel Corp. ("LPC", formerly, Employee Solutions of Florida, Inc.), a wholly owned subsidiary. Logistics Personnel Corp. is an employee leasing company providing permanent and temporary private carriage truck drivers, as well as non-driver employees, including warehouse workers, mechanics, dispatchers, and administrative personnel to approximately 180 clients in 41 states.

  Acquisition of The McClary-Trapp Companies

     On November 1, 1996, the Company completed the acquisition of the principal assets of the
McClary-Trapp Companies for approximately $10.6 million. The purchase price has been paid in the form of cash, assumed liabilities, and the Company's unregistered common stock, valued at the average closing price on Nasdaq for the month ended October 31, 1996, less a discount of 35% for lack of marketability of the unregistered shares. Pursuant to the purchase agreement, the consideration for the assets of McClary-Trapp included 53,000 shares of the Company's unregistered common stock (which carries certain registration rights) valued at an average price of $13.09 per share ($20.14 per share less the 35% discount) plus cash in the amount of $9.4 million and assumed liabilities. The excess of purchase price over net assets acquired was $10,871,000 of which $10,498,000 has been recorded as goodwill. McClary-Trapp Companies lease approximately 2,000 worksite employees with a client base consisting primarily of light industrial, transportation and service companies.

  Unaudited Pro Forma Financial Information

     The following unaudited pro forma combined financial data gives effect to the combined historical results of operations of the Company, ESI America, TEAM Services and LPC for the years ended December 31, 1995 and 1996, and assumed that the acquisitions had been effective as of the beginning of each period.

     The pro forma information is not indicative of the actual results which would have occurred had the acquisitions been consummated at the beginning of such periods or of future consolidated operations of the Company and accordingly, does not reflect results that would occur from a change in management and planned restructuring of the operations of ESI America. The pro forma financial information is based on the purchase method of accounting and reflects adjustments to eliminate nonrecurring general, administrative and other expenses, to amortize the excess purchase price over the underlying value of net assets acquired and to adjust income taxes for the pro forma adjustments.

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

                                                                        1995          1996
                                                                      ---------     ---------
                                                                      (DOLLARS IN THOUSANDS,
                                                                        EXCEPT SHARE DATA)
Total revenues....................................................    $ 411,349     $ 522,286
Net income........................................................        3,243        12,758
Net income per common and common equivalent share
  Primary.........................................................          .14           .40
  Fully diluted...................................................          .12           .39
Weighted average number of common and common
  equivalent shares outstanding
  Primary.........................................................    23,506,782    32,167,777
  Fully diluted...................................................    26,430,586    32,385,735

10.   ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     The Financial Accounting Standards Board (FASB) has issued SFAS 128, "Earnings per Share." SFAS 128 requires companies to change the method for calculating earnings per share. SFAS 128 is effective for financial statements for periods ending after December 15, 1997. The Company has not yet determined the effect of adopting SFAS 128.

11.   CONTINGENCIES

     The Company has received a letter from the Arizona Department of Economic Security indicating that the Company has been assigned a higher state unemployment tax rate for calendar year 1994 than the Company believes it is entitled to. In consultation with legal counsel the Company believes that based on Arizona Revised Statutes it is entitled to the lower rate. If it was ultimately determined that the higher rate applies, the Company would owe $500,000 (before interest and the income tax effect) more than is reflected in the Company's financial statements. As of December 31, 1996, the compounded interest totaled approximately $140,000.

     The Company received payroll tax penalty notices from the Internal Revenue Service and various states, relating to the acquired operations of Hazar alleging certain late payment of payroll taxes. The penalties proposed to be assessed against the Company total approximately $470,000 and the penalties to be assessed against Hazar total approximately $390,000 for the period during which the Company performed designated management services on behalf of the predecessor. The Company has been informed that the IRS is considering abatement of the penalties.

     The Company, and certain of its executive officers, have been named as defendants in several actions filed in March 1997. While the exact claims and allegations vary, they all allege violations by the Company of Section 10(b) of the Securities Exchange Act, and Rule 10b-5 promulgated thereunder, with respect to the accuracy of statements regarding Company reserves and other disclosures made by the Company and certain directors and officers. These suits were filed shortly after a significant drop in the trading price of the Company's common stock in March 1997. Each of the actions seek certification of a class consisting of purchasers of securities of the Registrant over specified periods of time. Each of the complaints seeks the award of compensatory damages in amounts to be determined at trial, including interest thereon, and costs of the action, including attorneys fees. The Company believes the actions are without merit and intends to defend the cases vigorously.

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

     From time to time, the Company is named as a defendant in lawsuits filed by a client or clients relating to the contractual arrangement between the Company and the client. Such actions allege various contractual violations.

     The Company believes that it has meritorious defenses to the lawsuits facing it, including those mentioned above, and intends to assert such defenses vigorously. However, it is not possible to predict whether such defenses will be successfully asserted in all cases, and the Company would be required to record an expense and liability as to any matter if, at any time in the future, it became probable that the Company would not prevail in such matter.

12.   RELATED PARTY TRANSACTIONS

     Related party transactions not mentioned elsewhere in the financial statements are summarized as follows:

                                                                        1994     1995     1996
                                                                        ----     ----     ----
                                                                            (IN THOUSANDS)
Legal services provided by officer/director.........................    $154     $ 60     $ --
Processing fees paid to company owned by shareholder................      --      820      805
Risk management/workers' compensation services to a
  company owned by a shareholder....................................      --      205       --
Non-compete agreement settlements with two shareholders.............      --       --      543

     Additionally, the Company provides services to companies affiliated with certain directors and officers. Revenues were insignificant. The Company also pays commissions to related parties in the ordinary course of business.

13.   SUBSEQUENT EVENTS

     To date in 1997, the Company has acquired two PEOs in transactions described below:

  Acquisition of ETIC Corporation

     On February 1, 1997, the Company completed the acquisition of the principal assets of ETIC Corporation, dba Employers Trust ("ETIC"). The purchase price is $30,000 plus five times ETIC's total pre-tax income for the 12-month period ending January 31, 1998. $855,000 of the purchase price was paid in cash at closing. An interim payment toward the purchase price may be due on or before April 30, 1997 if ETIC meets certain earnings thresholds. The final payment of purchase price is due on or before April 30, 1998. The purchase price will be paid in cash. ETIC is a Cincinnati, Ohio based company specializing in leasing to a client base consisting primarily of light industrial, transportation and construction companies, with approximately 150 clients and 2,000 worksite employees.

  Acquisition of CMGR Companies

     On February 17, 1997, the Company completed the acquisition of the principal assets of CMGR, Inc., and Humasys for $3.0 million in cash and $850,000 in the assumption of certain liabilities. $1.5 million of the purchase price was paid in cash at the closing. An interim payment of $500,000 toward the purchase price is due 6 months after the closing. The final payment toward the purchase price is due on or before April 18, 1998. CMGR is a New Jersey based company, specializing in leasing to a client base consisting primarily of professional, service and light industrial companies, with approximately 75 clients and 1,700 worksite employees.

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

14.   SUBSEQUENT EVENT -- ISSUANCE OF NOTES PAYABLE

     On October 21, 1997, the Company issued $85 million of 10% Senior Notes due 2004 (the Notes) effected under Rule 144A under the Securities Act of 1933 as amended (Securities Act). A portion of the net proceeds of the offering, sold through private placement transactions, was used to repay certain indebtedness, and the remaining balance will be used for general corporate purposes. Interest under the Notes is payable semi-annually commencing April 15, 1998, and the Notes are not callable until October 2001 subject to the terms of the Note Agreement. The Company incurred expenses related to the offering of approximately $3 million and will amortize such costs over the life of the Notes. The Company has agreed to file under the Securities Act, a registration statement relating to an exchange offer for these Notes. If this registration is not declared effective prior to the 120th day after the issue date of October 21, 1997 or certain other conditions are not met, the interest rate can increase up to a maximum of 12% per annum of the principal amount of such Notes. In connection with the issuance of the Notes, the Company modified its revolving credit facility whereby the total commitment has been reduced to $20 million. The Notes contain certain covenants which could limit the Company's ability to incur any future indebtedness.

     The Notes are general unsecured obligations of the Company and are unconditionally guaranteed on a joint and several basis by certain of the Company's wholly-owned current and future subsidiaries. The Company's wholly owned insurance subsidiary, which is a non-guarantor subsidiary, is subject to certain statutory and contractual restrictions which limit its ability to pay dividends or make loans to the parent company or other subsidiaries. The financial statements presented below include the separate or combined financial position, results of operations and cash flows of Employee Solutions, Inc. (Parent), the guarantor subsidiaries (Guarantors) and the subsidiaries which are not guarantors (Non-guarantors), for each of the periods indicated. The non-guarantor subsidiaries were not significant as of and for the year ended December 31, 1994.

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

                                                             UNAUDITED BALANCE SHEETS
                                                                   JUNE 30, 1997
                                        -------------------------------------------------------------------
                                         PARENT    GUARANTORS   NON GUARANTORS   ELIMINATING   CONSOLIDATED
                                        --------   ----------   --------------   -----------   ------------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.............. $  4,307    $  2,477       $  3,825       $       --     $ 10,609
Restricted cash and investments........       --          --         14,000               --       14,000
Accounts receivable, net...............   18,797      29,804          1,806               --       50,407
Receivable from insurance companies....       --       5,304          1,661               --        6,965
Prepaid expenses and deposits..........    1,287         941            542               --        2,770
Deferred income taxes..................    2,236       1,521             --               --        3,757
                                        --------     -------        -------         --------     --------
          Total current assets.........   26,627      40,047         21,834               --       88,508
Property and equipment, net............    1,720         354             31               --        2,105
Goodwill and other assets, net.........   20,667      39,990            487               --       61,144
Investment in subsidiaries.............   46,800          --             --          (46,800)          --
Due from affiliates....................   36,729       6,105         15,554          (58,388)          --
                                        --------     -------        -------         --------     --------
          Total assets................. $132,543    $ 86,496       $ 37,906       $ (105,188)    $151,757
                                        ========     =======        =======         ========     ========

LIABILITIES
CURRENT LIABILITIES:
Bank overdraft......................... $     --    $  2,516       $     --       $       --     $  2,516
Accrued salaries, wages and payroll
  taxes................................   16,058      13,713          1,649               --       31,420
Accounts payable.......................      685       1,716            881               --        3,282
Accrued workers' compensation and
  benefits.............................    1,664       1,967          7,449               --       11,080
Other accrued expenses.................    1,408       3,742             41               --        5,191
Due to affiliates......................   15,809      31,842         10,737          (58,388)          --
                                        --------     -------        -------         --------     --------
          Total current liabilities....   35,624      55,496         20,757          (58,388)      53,489
                                        --------     -------        -------         --------     --------
Long-term debt.........................   47,300          --             --               --       47,300
                                        --------     -------        -------         --------     --------
Other long-term liabilities............       --       1,349             --               --        1,349
                                        --------     -------        -------         --------     --------
Commitments and contingencies
STOCKHOLDERS' EQUITY
Class A convertible preferred stock....       --          --             --               --           --
Common stock, no par value.............   31,747          22            771             (793)      31,747
Additional paid in capital.............       --      26,175             50          (26,225)          --
Retained earnings......................   17,872       3,454         16,328          (19,782)      17,872
                                        --------     -------        -------         --------     --------
          Total stockholders' equity...   49,619      29,651         17,149          (46,800)      49,619
                                        --------     -------        -------         --------     --------
          Total liabilities and
            stockholders' equity....... $132,543    $ 86,496       $ 37,906       $ (105,188)    $151,757
                                        ========     =======        =======         ========     ========

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

                                                                   BALANCE SHEETS
                                                                  DECEMBER 31, 1996
                                         -------------------------------------------------------------------
                                          PARENT    GUARANTORS   NON GUARANTORS   ELIMINATING   CONSOLIDATED
                                         --------   ----------   --------------   -----------   ------------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents............... $  2,435    $  6,747       $  1,798       $      --      $ 10,980
Restricted cash and investments.........       --          --         11,500              --        11,500
Accounts receivable, net................   10,912      23,585            342              --        34,839
Receivable from insurance companies.....       --       3,157          2,761              --         5,918
Prepaid expenses and deposits...........      743         394            121              --         1,258
Deferred income taxes...................    1,156          --             --              --         1,156
                                          -------     -------        -------        --------      --------
          Total current assets..........   15,246      33,883         16,522              --        65,651
Property and equipment, net.............      731         317             36              --         1,084
Deferred income taxes...................      539          --             --              --           539
Goodwill and other assets, net..........   17,546      40,870            279              --        58,695
Investment in subsidiaries..............   39,113          --             --         (39,113)           --
Due from affiliates.....................   30,279       3,680         12,900         (46,859)           --
                                          -------     -------        -------        --------      --------
          Total assets.................. $103,454    $ 78,750       $ 29,737       $ (85,972)     $125,969
                                          =======     =======        =======        ========      ========

LIABILITIES
CURRENT LIABILITIES:
Bank overdraft.......................... $     --    $  2,477       $     --       $      --      $  2,477
Accrued salaries, wages and payroll
  taxes.................................    9,890       7,180            516              --        17,586
Accounts payable........................      189       3,285            604              --         4,078
Accrued workers' compensation and
  benefits..............................      232       2,219          4,476              --         6,927
Income taxes payable....................      720          --             --              --           720
Other accrued expenses..................    1,313       2,069             32              --         3,414
Due to affiliates.......................    1,692      31,909         13,258         (46,859)           --
                                          -------     -------        -------        --------      --------
          Total current liabilities.....   14,036      49,139         18,886         (46,859)       35,202
                                          -------     -------        -------        --------      --------
Deferred income taxes...................      111          --             --              --           111
                                          -------     -------        -------        --------      --------
Long-term debt..........................   42,800          --             --              --        42,800
                                          -------     -------        -------        --------      --------
Other long-term liabilities.............       --       1,349             --              --         1,349
                                          -------     -------        -------        --------      --------
Commitments and contingencies
STOCKHOLDERS' EQUITY
Class A convertible preferred stock.....       --          --             --              --            --
Common stock, no par value..............   30,145          22            771            (793)       30,145
Additional paid in capital..............       --      26,175             --         (26,175)           --
Retained earnings.......................   16,362       2,065         10,080         (12,145)       16,362
                                          -------     -------        -------        --------      --------
          Total stockholders' equity....   46,507      28,262         10,851         (39,113)       46,507
                                          -------     -------        -------        --------      --------
          Total liabilities and
            stockholders' equity........ $103,454    $ 78,750       $ 29,737       $ (85,972)     $125,969
                                          =======     =======        =======        ========      ========

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

                                                                    BALANCE SHEETS
                                                                   DECEMBER 31, 1995
                                          -------------------------------------------------------------------
                                          PARENT    GUARANTORS   NON GUARANTORS   ELIMINATING   CONSOLIDATED
                                          -------   ----------   --------------   -----------   -------------
                                                                (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...............  $12,185    $     79        $1,765         $    --           $14,029
Restricted cash and investments.........       --          --         2,743              --             2,743
Accounts receivable, net................    5,125       2,732             9              --             7,866
Receivable from insurance companies.....       86          --            --              --                86
Prepaid expenses and deposits...........      257         122            --              --               379
Deferred income taxes...................      334          --            --              --               334
                                          -------     -------        ------         -------           -------
          Total current assets..........   17,987       2,933         4,517              --            25,437
Property and equipment, net.............      319         121            --              --               440
Deferred income taxes...................       --          --            --              --                --
Goodwill and other assets, net..........    4,718       6,245            --              --            10,963
Investment in subsidiaries..............    2,157          --            --          (2,157)               --
Due from affiliates.....................    1,678       3,142           108          (4,928)               --
                                          -------     -------        ------         -------           -------
          Total assets..................  $26,859    $ 12,441        $4,625         $(7,085)          $36,840
                                          =======     =======        ======         =======           =======
LIABILITIES
CURRENT LIABILITIES:
Bank overdraft..........................  $    --    $  3,752        $   --         $    --            $3,752
Accrued salaries, wages and payroll
  taxes.................................    3,166       3,515            --              --             6,681
Accounts payable........................      345         292           477              --             1,114
Accrued workers' compensation and
  benefits..............................      282       1,129         1,052              --             2,463
Income taxes payable....................    2,207          --            --              --             2,207
Other accrued expenses..................      257         374            --              --               631
Due to affiliates.......................      610       2,280         2,038          (4,928)               --
                                          -------     -------        ------         -------           -------
          Total current liabilities.....    6,867      11,342         3,567          (4,928)           16,848
                                          -------     -------        ------         -------           -------
Deferred income taxes...................       49          --            --              --                49
                                          -------     -------        ------         -------           -------
Commitments and contingencies
STOCKHOLDERS' EQUITY
Class A convertible preferred stock.....       --          --            --              --                --
Common stock, no par value..............   15,607         711           121            (832)           15,607
Retained earnings.......................    4,336         388           937          (1,325)            4,336
                                          -------     -------        ------         -------           -------
          Total stockholders' equity....   19,943       1,099         1,058          (2,157)           19,943
                                          -------     -------        ------         -------           -------
          Total liabilities and
            stockholders' equity........  $26,859    $ 12,441        $4,625         $(7,085)          $36,840
                                          =======     =======        ======         =======           =======

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

                                                        UNAUDITED STATEMENTS OF OPERATIONS
                                                      FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                         -----------------------------------------------------------------
                                          PARENT    GUARANTORS NON GUARANTORS   ELIMINATING   CONSOLIDATED
                                         --------   --------   --------------   -----------   ------------
                                                              (DOLLARS IN THOUSANDS)
Revenues...............................  $225,670   $180,076      $ 41,303       $ (25,025)     $422,024
                                         --------   --------       -------         -------      --------
Cost of Revenues:
  Salaries and wages of worksite
     employees.........................   181,390    138,980        17,978              --       338,348
  Healthcare and workers'
     compensation......................    23,690     18,429        11,454         (22,464)       31,109
  Payroll and employment taxes.........    16,134     12,709         1,571              --        30,414
                                         --------   --------       -------         -------      --------
          Cost of Revenues.............   221,214    170,118        31,003         (22,464)      399,871
                                         --------   --------       -------         -------      --------
Gross profit...........................     4,456      9,958        10,300          (2,561)       22,153
Selling, general and administrative
  expenses.............................    10,809      4,902           201              --        15,912
Intercompany selling, general and
  administrative expenses..............       634      1,837            90          (2,561)           --
Depreciation and amortization..........     1,066        966            16              --         2,048
                                         --------   --------       -------         -------      --------
          Income (loss) from
            operations.................    (8,053)     2,253         9,993              --         4,193
Other income (expense):
  Interest income......................        17          9           421              --           447
  Interest expense and other...........    (2,176)        53            --              --        (2,123)
                                         --------   --------       -------         -------      --------
Income (loss) before provision for
  income taxes.........................   (10,212)     2,315        10,414              --         2,517
Income tax (benefit) provision.........    (4,085)       926         4,166              --         1,007
                                         --------   --------       -------         -------      --------
                                           (6,127)     1,389         6,248              --         1,510
Income from wholly-owned
  subsidiaries.........................     7,637         --            --          (7,637)           --
                                         --------   --------       -------         -------      --------
          Net Income...................  $  1,510   $  1,389      $  6,248       $  (7,637)     $  1,510
                                         ========   ========       =======         =======      ========

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

                                                             STATEMENTS OF OPERATIONS
                                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                                         -----------------------------------------------------------------
                                          PARENT    GUARANTORS NON GUARANTORS   ELIMINATING   CONSOLIDATED
                                         --------   --------   --------------   -----------   ------------
                                                              (DOLLARS IN THOUSANDS)
Revenues...............................  $128,185   $293,874      $ 36,313       $ (19,356)     $439,016
                                         --------   --------       -------         -------      --------
Cost of Revenues:
  Salaries and wages of worksite
     employees.........................   103,873    230,469         7,646              --       341,988
  Healthcare and workers'
     compensation......................     4,751     29,585        12,768         (16,870)       30,234
  Payroll and employment taxes.........     8,146     19,721           773              --        28,640
                                         --------   --------       -------         -------      --------
          Cost of Revenues.............   116,770    279,775        21,187         (16,870)      400,862
                                         --------   --------       -------         -------      --------
Gross profit...........................    11,415     14,099        15,126          (2,486)       38,154
Selling, general and administrative
  expenses.............................     7,963      8,876           471              --        17,310
Intercompany selling, general and
  administrative expenses..............       811      1,486           189          (2,486)           --
Depreciation and amortization..........       983      1,074            16              --         2,073
                                         --------   --------       -------         -------      --------
          Income from operations.......     1,658      2,663        14,450              --        18,771
Other income (expense):
  Interest income......................       227         92           514              --           833
  Interest expense and other...........    (1,185)       (11)           (1)             --        (1,197)
                                         --------   --------       -------         -------      --------
Income before provision for income
  taxes................................       700      2,744        14,963              --        18,407
Income tax (benefit) provision.........      (506)     1,067         5,820              --         6,381
                                         --------   --------       -------         -------      --------
                                            1,206      1,677         9,143              --        12,026
Income from wholly-owned
  subsidiaries.........................    10,820         --            --         (10,820)           --
                                         --------   --------       -------         -------      --------
          Net Income...................  $ 12,026   $  1,677      $  9,143       $ (10,820)     $ 12,026
                                         ========   ========       =======         =======      ========

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

                                                              STATEMENTS OF OPERATIONS
                                                        FOR THE YEAR ENDED DECEMBER 31, 1995
                                         -------------------------------------------------------------------
                                          PARENT    GUARANTORS   NON GUARANTORS   ELIMINATING   CONSOLIDATED
                                         --------   ----------   --------------   -----------   ------------
                                                               (DOLLARS IN THOUSANDS)
Revenues...............................  $108,324    $ 57,099        $5,127         $(6,095)      $164,455
Cost of Revenues.......................    99,109      53,439         3,464          (5,337)       150,675
                                         --------     -------        ------          ------       --------
Gross profit...........................     9,215       3,660         1,663            (758)        13,780
Selling, general and administrative
  expenses.............................     4,769       3,125            70            (781)         7,183
Depreciation and amortization..........       338          88            --              --            426
                                         --------     -------        ------          ------       --------
          Income from operations.......     4,108         447         1,593              23          6,171
Other income (expense):
  Interest income......................       205          19            95             (23)           296
  Interest expense and other...........       (19)        233            --              --            214
                                         --------     -------        ------          ------       --------
Income before provision for income
  taxes................................     4,294         699         1,688              --          6,681
Income tax provision...................     1,784         311           751              --          2,846
                                         --------     -------        ------          ------       --------
                                            2,510         388           937              --          3,835
Income from wholly-owned
  subsidiaries.........................     1,325          --            --          (1,325)            --
                                         --------     -------        ------          ------       --------
          Net Income...................  $  3,835    $    388        $  937         $(1,325)      $  3,835
                                         ========     =======        ======          ======       ========

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

                                                               UNAUDITED STATEMENTS OF CASH FLOWS
                                                             FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                               -------------------------------------------------------------------
                                                PARENT    GUARANTORS   NON GUARANTORS   ELIMINATING   CONSOLIDATED
                                               --------   ----------   --------------   -----------   ------------
                                                                     (DOLLARS IN THOUSANDS)
RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income...................................  $  1,510    $  1,389       $  6,248       $  (7,637)     $  1,510
                                               --------    --------       --------       ---------      --------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
  CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES:
Depreciation and amortization................     1,066         966             16              --         2,048
Increase in accounts receivable, net.........    (7,884)     (6,220)        (1,464)             --       (15,568)
(Increase) decrease in insurance company
  receivable.................................        --      (2,147)         1,100              --        (1,047)
Increase in prepaid expenses and deposits....      (544)       (545)          (423)             --        (1,512)
Increase in deferred income taxes............      (652)     (1,521)            --              --        (2,173)
Decrease in other assets.....................        --       1,245             --              --         1,245
(Decrease) increase from intercompany
  transactions...............................       (22)     (2,489)        (5,126)          7,637            --
Increase in accrued salaries, wages and
  payroll taxes..............................     6,168       6,532          1,134              --        13,834
Increase (decrease) in accrued workers'
  compensation and health insurance..........     1,432        (252)         2,973              --         4,153
Increase (decrease) in accounts payable......       496      (1,571)           279              --          (796)
Increase (decrease) in income taxes
  payable....................................       468      (1,188)            --              --          (720)
Increase in other accrued expenses...........        95       1,673              9              --         1,777
                                               --------    --------       --------       ---------      --------
                                                    623      (5,517)        (1,502)          7,637         1,241
                                               --------    --------       --------       ---------      --------
         Net cash provided by (used in)
           operating activities..............     2,133      (4,128)         4,746              --         2,751
                                               --------    --------       --------       ---------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment...........    (1,143)         --             --              --        (1,143)
Business acquisitions........................    (4,032)        (56)          (219)             --        (4,307)
Cash invested in restricted cash and
  investments................................        --          --         (2,500)             --        (2,500)
                                               --------    --------       --------       ---------      --------
         Net cash used in investing
           activities........................    (5,175)        (56)        (2,719)             --        (7,950)
                                               --------    --------       --------       ---------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt.....     4,500          --             --              --         4,500
Proceeds from issuance of common stock.......       414          --             --              --           414
Decrease in bank overdraft and other.........        --         (86)            --              --           (86)
                                               --------    --------       --------       ---------      --------
         Net cash provided by (used in)
           financing activities..............     4,914         (86)            --              --         4,828
                                               --------    --------       --------       ---------      --------
Net increase (decrease) in cash and cash
  equivalents................................     1,872      (4,270)         2,027              --          (371)
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................     2,435       6,747          1,798              --        10,980
                                               --------    --------       --------       ---------      --------
CASH AND CASH EQUIVALENTS, end of period.....  $  4,307    $  2,477       $  3,825       $      --      $ 10,609
                                               ========    ========       ========       =========      ========

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

                                                                    STATEMENTS OF CASH FLOWS
                                                              FOR THE YEAR ENDED DECEMBER 31, 1996
                                               -------------------------------------------------------------------
                                                PARENT    GUARANTORS   NON GUARANTORS   ELIMINATING   CONSOLIDATED
                                               --------   ----------   --------------   -----------   ------------
                                                                     (DOLLARS IN THOUSANDS)
RECONCILIATION OF NET INCOME TO NET CASH
  (USED IN) PROVIDED BY OPERATING ACTIVITIES:
Net income...................................  $ 12,026    $  1,677       $  9,143       $ (10,820)     $ 12,026
                                               --------    --------        -------        --------      --------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
  CASH (USED IN) PROVIDED BY OPERATING
  ACTIVITIES:
Depreciation and amortization................       983       1,074             16              --         2,073
Tax benefit from stock options...............     2,635          --             --              --         2,635
Increase in accounts receivable, net.........    (5,464)    (18,963)          (333)             --       (24,760)
Increase (decrease) in insurance company
  receivable.................................        86      (3,157)        (2,761)             --        (5,832)
Increase in prepaid expenses and deposits....      (486)       (129)          (121)             --          (736)
(Increase) decrease in deferred income tax
  assets.....................................    (1,361)        760             --              --          (601)
Increase in other assets.....................        --      (2,253)          (279)             --        (2,532)
(Decrease) increase from intercompany
  transactions...............................   (62,735)     52,846           (931)         10,820            --
Increase in accrued salaries, wages and
  payroll taxes..............................     6,724       3,665            516              --        10,905
(Decrease) increase in accrued workers'
  compensation and health insurance..........       (50)      1,090          3,424              --         4,464
Increase in other long term liabilities......        --       1,349             --              --         1,349
Increase (decrease) in accounts payable......      (406)     (1,753)           121              --        (2,038)
Decrease in income taxes payable.............    (1,487)         --             --              --        (1,487)
(Decrease) increase in other accrued
  expenses...................................       (65)      1,188             32              --         1,155
Increase in deferred income tax
  liabilities................................        62          --             --              --            62
                                               --------    --------        -------        --------      --------
                                                (61,564)     35,717           (316)         10,820       (15,343)
                                               --------    --------        -------        --------      --------
         Net cash (used in) provided by
           operating activities..............   (49,538)     37,394          8,827              --        (3,317)
                                               --------    --------        -------        --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment...........      (573)        (92)           (37)             --          (702)
Business acquisitions........................   (10,225)    (27,026)            --              --       (37,251)
Cash invested in restricted cash and
  investments................................        --          --         (8,757)             --        (8,757)
Issuance of notes receivable, and other
  net........................................        --        (189)            --              --          (189)
                                               --------    --------        -------        --------      --------
         Net cash used in investing
           activities........................   (10,798)    (27,307)        (8,794)             --       (46,899)
                                               --------    --------        -------        --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt.....    42,800          --             --              --        42,800
Proceeds from issuance of common stock.......     7,786          --             --              --         7,786
Decrease in bank overdraft and other.........        --      (3,419)            --              --        (3,419)
                                               --------    --------        -------        --------      --------
         Net cash provided by (used in)
           financing activities..............    50,586      (3,419)            --              --        47,167
                                               --------    --------        -------        --------      --------
Net (decrease) increase in cash and cash
  equivalents................................    (9,750)      6,668             33              --        (3,049)
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................    12,185          79          1,765              --        14,029
                                               --------    --------        -------        --------      --------
CASH AND CASH EQUIVALENTS, end of period.....  $  2,435    $  6,747       $  1,798       $      --      $ 10,980
                                               ========    ========        =======        ========      ========

                            EMPLOYEE SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1994, 1995 AND 1996 -- (CONTINUED)

                                                                     STATEMENTS OF CASH FLOWS
                                                               FOR THE YEAR ENDED DECEMBER 31, 1995
                                                ------------------------------------------------------------------
                                                PARENT    GUARANTORS   NON GUARANTORS   ELIMINATING   CONSOLIDATED
                                                -------   ----------   --------------   -----------   ------------
                                                                      (DOLLARS IN THOUSANDS)
RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:
Net income....................................  $ 3,835     $  388        $    937        $(1,325)      $  3,835
                                                -------    -------         -------        -------        -------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
  CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization.................      338         88              --             --            426
Tax benefit from stock options................      267         --              --             --            267
(Increase) decrease in accounts receivable,
  net.........................................   (3,415)     1,089              (9)            --         (2,335)
Increase in prepaid expenses and deposits.....     (253)      (123)             --             --           (376)
Increase in deferred income tax assets........     (275)        --              --             --           (275)
Decrease (increase) in other assets...........      366       (383)             --             --            (17)
(Decrease) increase from intercompany
  transactions................................   (2,657)      (597)          1,929          1,325             --
Increase (decrease) in accrued salaries, wages
  and payroll taxes...........................    1,405        (86)             --             --          1,319
(Decrease) increase in accrued workers'
  compensation and health insurance...........       (5)      (371)          1,052             --            676
Decrease in other long term liabilities.......       --        (39)             --             --            (39)
Increase in accounts payable..................       18        104             477             --            599
Increase (decrease) in income taxes payable...    1,789        (13)             --             --          1,776
Increase in other accrued expenses............      169        235              --             --            404
Increase in deferred income tax liabilities...       19         --              --             --             19
                                                -------    -------         -------        -------        -------
                                                 (2,234)       (96)          3,449          1,325          2,444
                                                -------    -------         -------        -------        -------
         Net cash provided by operating
           activities.........................    1,601        292           4,386             --          6,279
                                                -------    -------         -------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment............     (152)       (86)             --             --           (238)
Business acquisitions.........................     (961)        --              --             --           (961)
Cash invested in restricted cash and
  investments.................................    1,361          9          (2,742)            --         (1,372)
Issuance of notes receivable, and other net...      386         --              --             --            386
                                                -------    -------         -------        -------        -------
         Net cash provided by (used in)
           investing activities...............      634        (77)         (2,742)            --         (2,185)
                                                -------    -------         -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock........    8,002         --             121             --          8,123
Decrease in bank overdraft and other..........       --       (136)             --             --           (136)
                                                -------    -------         -------        -------        -------
         Net cash provided by (used in)
           financing activities...............    8,002       (136)            121             --          7,987
                                                -------    -------         -------        -------        -------
Net increase in cash and cash equivalents.....   10,237         79           1,765             --         12,081
CASH AND CASH EQUIVALENTS, beginning of
  period......................................    1,948         --              --             --          1,948
                                                -------    -------         -------        -------        -------
CASH AND CASH EQUIVALENTS, end of period......  $12,185     $   79        $  1,765        $    --       $ 14,029
                                                =======    =======         =======        =======        =======

                            EMPLOYEE SOLUTIONS, INC.

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 31,     JUNE 30,
                                                                           1996           1997
                                                                       ------------     --------
                                                                        (DOLLARS IN THOUSANDS,
                                                                          EXCEPT SHARE DATA)
                               ASSETS
CURRENT ASSETS:
Cash and cash equivalents............................................    $ 10,980       $ 10,609
Restricted cash and investments......................................      11,500         14,000
Accounts receivable, net.............................................      34,839         50,407
Receivable from insurance companies..................................       5,918          6,965
Prepaid expenses and deposits........................................       1,258          2,770
Deferred income taxes................................................       1,156          3,757
                                                                       ------------     --------
          Total current assets.......................................      65,651         88,508
Property and equipment, net..........................................       1,084          2,105
Deferred income taxes................................................         539             --
Goodwill and other assets, net.......................................      58,695         61,144
                                                                       ------------     --------
          Total assets...............................................    $125,969       $151,757
                                                                       ==========       ========
                             LIABILITIES
CURRENT LIABILITIES:
Bank overdraft.......................................................    $  2,477       $  2,516
Accrued salaries, wages and payroll taxes............................      17,586         31,420
Accounts payable.....................................................       4,078          3,282
Accrued workers' compensation and benefits...........................       6,927         11,080
Income taxes payable.................................................         720             --
Other accrued expenses...............................................       3,414          5,191
                                                                       ------------     --------
          Total current liabilities..................................      35,202         53,489
                                                                       ------------     --------
Deferred income taxes................................................         111             --
                                                                       ------------     --------
Long-term debt.......................................................      42,800         47,300
                                                                       ------------     --------
Other long-term liabilities..........................................       1,349          1,349
                                                                       ------------     --------
Commitments and contingencies

                        STOCKHOLDERS' EQUITY
Class A Convertible Preferred Stock, nonvoting, no par value,
  10,000,000 shares authorized, no shares in 1996 and 1997
  issued and outstanding.............................................          --             --
Common Stock, no par value, 75,000,000 shares authorized,
  30,729,433 shares issued and outstanding December 31, 1996,
  30,895,534 shares issued and outstanding June 30, 1997.............      30,145         31,747
Retained earnings....................................................      16,362         17,872
                                                                       ------------     --------
          Total stockholders' equity.................................      46,507         49,619
                                                                       ------------     --------
          Total liabilities and stockholders' equity.................    $125,969       $151,757
                                                                       ==========       ========

             The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.

                            EMPLOYEE SOLUTIONS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       SIX MONTHS ENDED JUNE
                                                                                30,
                                                                      -----------------------
                                                                        1996          1997
                                                                      ---------     ---------
                                                                      (DOLLARS IN THOUSANDS,
                                                                        EXCEPT SHARE DATA)
Revenues..........................................................    $ 164,942     $ 422,024
                                                                      ----------    ----------
Cost of revenues:
  Salaries and wages of worksite employees........................      128,777       338,348
  Healthcare and workers' compensation............................        7,508        31,109
  Payroll and employment taxes....................................       12,161        30,414
                                                                      ----------    ----------
     Cost of revenues.............................................      148,446       399,871
                                                                      ----------    ----------
Gross profit......................................................       16,496        22,153
Selling, general and administrative expenses......................        6,975        15,912
Depreciation and amortization.....................................          654         2,048
                                                                      ----------    ----------
     Income from operations.......................................        8,867         4,193
Other income (expense):
  Interest income.................................................          410           447
  Interest expense and other......................................           (7)       (2,123)
                                                                      ----------    ----------
Income before provision for income taxes..........................        9,270         2,517
Income tax provision..............................................        3,801         1,007
                                                                      ----------    ----------
     Net income...................................................    $   5,469     $   1,510
                                                                      ==========    ==========
Net income per common and common equivalent share:
  Primary.........................................................    $     .17     $     .05
                                                                      ==========    ==========
  Fully diluted...................................................    $     .17     $     .05
                                                                      ==========    ==========
Weighted average number of common and common
  equivalent shares outstanding:
  Primary.........................................................    32,200,621    32,549,438
                                                                      ==========    ==========
  Fully diluted...................................................    32,276,888    32,549,438
                                                                      ==========    ==========

             The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.

                            EMPLOYEE SOLUTIONS, INC.

            UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                         FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                                   ---------------------------------------------------
                                                                                             TOTAL
                                                   PREFERRED     COMMON      RETAINED     STOCKHOLDERS'
                                                     STOCK        STOCK      EARNINGS        EQUITY
                                                   ---------     -------     --------     ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, December 31, 1996.....................     $     --     $30,145     $ 16,362       $ 46,507
Issuance of 166,101 shares of common stock in
  connection with exercise of stock options....           --         414           --            414
Tax benefit related to the exercise of stock
  options......................................           --       1,188           --          1,188
Net income.....................................           --          --        1,510          1,510
                                                          --
                                                                 -------      -------        -------
BALANCE, June 30, 1997.........................     $     --     $31,747     $ 17,872       $ 49,619
                                                          ==     =======      =======        =======

             The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.

                            EMPLOYEE SOLUTIONS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              SIX MONTHS ENDED JUNE
                                                                                       30,
                                                                             ------------------------
                                                                               1996           1997
                                                                             ---------      ---------
                                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash received from customers............................................     $ 150,938      $ 405,409
Cash paid to suppliers and employees....................................      (147,365)      (397,140)
Interest received.......................................................           330            447
Interest paid...........................................................            (6)        (2,065)
Income taxes paid, net of refunds.......................................        (6,066)        (3,900)
                                                                             ---------      ---------
    Net cash (used in) provided by operating activities.................        (2,169)         2,751
                                                                             ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment......................................          (416)        (1,143)
Business acquisitions...................................................        (1,628)        (4,307)
Cash invested in restricted cash and investments........................        (2,358)        (2,500)
Issuance of notes receivable, and other, net............................          (439)            --
                                                                             ---------      ---------
    Net cash used in investing activities...............................        (4,841)        (7,950)
                                                                             ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt................................            --          4,500
Proceeds from issuance of common stock..................................         7,491            414
Decrease in bank overdraft and other....................................        (3,792)           (86)
                                                                             ---------      ---------
    Net cash provided by financing activities...........................         3,699          4,828
                                                                             ---------      ---------
Net decrease in cash and cash equivalents...............................        (3,311)          (371)
CASH AND CASH EQUIVALENTS, beginning of period..........................        14,029         10,980
                                                                             ---------      ---------
CASH AND CASH EQUIVALENTS, end of period................................     $  10,718      $  10,609
                                                                             =========      =========
RECONCILIATION OF NET INCOME TO NET CASH (USED IN) PROVIDED BY OPERATING
  ACTIVITIES:
Net income..............................................................     $   5,469      $   1,510
                                                                             ---------      ---------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH (USED IN) PROVIDED BY
  OPERATING ACTIVITIES:
Depreciation and amortization...........................................           654          2,048
Loss on sale of fixed assets............................................            --             58
Increase in accounts receivable, net....................................       (14,034)       (15,568)
Increase in insurance company receivable................................            --         (1,047)
Increase in prepaid expenses and deposits...............................          (982)        (1,512)
Decrease (increase) in deferred income tax..............................           138         (2,173)
(Increase) decrease in other assets.....................................           (80)         1,187
Increase in accrued salaries, wages and payroll taxes...................         7,653         13,834
Increase in accrued workers' compensation and health insurance..........           944          4,153
Decrease in other long term liabilities.................................          (113)            --
Decrease in accounts payable............................................          (688)          (796)
Decrease in income taxes payable........................................        (2,376)          (720)
Increase in other accrued expenses......................................         1,246          1,777
                                                                             ---------      ---------
                                                                                (7,638)         1,241
                                                                             ---------      ---------
    Net cash (used in) provided by operating activities.................     $  (2,169)     $   2,751
                                                                             =========      =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     During the six months ended June 30, 1997, $1.2 million was derived as a tax benefit for the exercise of stock options during the period.

    The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.

                            EMPLOYEE SOLUTIONS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Corporation

     The Company is a leading PEO, providing employers throughout the United States with comprehensive employee payroll, human resources and benefits outsourcing services. The Company's integrated outsourcing services include payroll processing and reporting, human resources administration, employment regulatory compliance management, risk management/workers' compensation services, retirement and health care programs, and other products and services provided directly to worksite employees.

  Basis of Presentation

     The accompanying unaudited consolidated financial statements of the Company have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of management the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary in order to make the unaudited consolidated financial statements not misleading. Results of operations for the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included elsewhere in this Offering Memorandum.

  Principles of Consolidation

     The consolidated financial statements include the activities of Employee Solutions, Inc. and its wholly owned subsidiaries from their respective acquisition dates. All acquisitions were accounted for as purchases. All significant intercompany accounts and transactions have been eliminated. Certain amounts have been reclassified from prior years to conform with the current year presentation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The nature of the Company's business requires significant estimates to be made in the areas of workers' compensation reserves and revenue recognized for stand-alone risk management/workers' compensation services, particularly for retrospectively rated policies. The actual results of these estimates may be unknown for a period of years. Actual results could differ from those estimates.

                            EMPLOYEE SOLUTIONS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1997 -- (CONTINUED)

  Net Income Per Common and Common Equivalent Share

     The Company used the treasury stock method to compute net income per share. The computation of adjusted net income and weighted average common and common equivalent shares used in the calculation of income per common share is as follows:

                                                         SIX MONTHS ENDED JUNE 30,
                                            ---------------------------------------------------
                                                     1996                        1997
                                            -----------------------     -----------------------
                                                            FULLY                       FULLY
                                             PRIMARY       DILUTED       PRIMARY       DILUTED
                                            ---------     ---------     ---------     ---------
                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Weighted average of common shares
  outstanding...........................    30,175,511    30,175,511    30,840,094    30,840,094
Dilutive effect of options and warrants
  outstanding...........................    2,025,110     2,101,377     1,709,344     1,709,344
                                            ----------    ----------    ----------    ----------
Weighted average of common and common
  equivalent shares.....................    32,200,621    32,276,888    32,549,438    32,549,438
                                            ==========    ==========    ==========    ==========
Net income..............................    $   5,469     $   5,469     $   1,510     $   1,510
Adjustments to net income...............          (12)          (12)          (32)          (32)
                                            ----------    ----------    ----------    ----------
Adjusted net income for purposes of the
  income per common share calculation...    $   5,457     $   5,457     $   1,478     $   1,478
                                            ==========    ==========    ==========    ==========
Net income per common and common
  equivalent share......................    $     .17     $     .17     $     .05     $     .05
                                            ==========    ==========    ==========    ==========

2.   COMMON STOCK SPLITS

     On December 18, 1995, and June 26, 1996 the Board of Directors authorized two-for-one common stock splits, effected in the form of 100% stock dividends, effective on January 16, 1996 and July 26, 1996 respectively, to shareholders of record at the close of business on January 2, 1996 and July 12, 1996. In this report, all per share amounts and numbers of shares, including options and warrants, have been restated to reflect these stock splits.

3.   ACQUISITIONS

  Acquisition of ETIC Corporation

     On February 1, 1997, the Company completed the acquisition of the principal assets of ETIC Corporation, d/b/a Employers Trust (ETIC). The purchase price was $30,000 plus five times ETIC's total pre-tax income for the 12-month period ending January 31, 1998. At closing $855,000 was paid in cash. The excess purchase price over net assets acquired was approximately $994,000 which has been recorded as goodwill. The final payment of purchase price is due on or before April 30, 1998, and will be paid in cash. ETIC is a Cincinnati, Ohio based PEO with a client base consisting primarily of light industrial, transportation and construction companies, with approximately 150 clients and 2,000 worksite employees.

  Acquisition of CMGR Companies

     On February 17, 1997, the Company completed the acquisition of the principal assets of CMGR, Inc., and Humasys (collectively, CMGR) for $3.85 million. At closing $2.35 million was paid in cash. The excess purchase price over net assets acquired was approximately $2.6 million which has been recorded as goodwill.

                            EMPLOYEE SOLUTIONS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1997 -- (CONTINUED)

An interim payment of $500,000 toward the purchase price is due six months after the closing. Final payment is due on or before April 18, 1998 and is subject to certain client retention factors. CMGR is a New Jersey based PEO with a client base consisting primarily of professional, service and light industrial companies, with approximately 75 clients and 1,700 worksite employees.

4.   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined financial data gives effect to the combined historical results of operations of the Company and TEAM Services and Leaseway, which were acquired in 1996, for the six months ended June 30, 1996, and assumes that the acquisitions had been effective as of the beginning of such period and compares the pro forma results in 1996 to actual results in 1997.

     The pro forma information is not indicative of the actual results which would have occurred had the acquisitions been consummated at the beginning of such periods or of future consolidated operations of the Company. The pro forma financial information is based on the purchase method of accounting and reflects adjustments to eliminate nonrecurring general, administrative and other expenses, to amortize the excess purchase price over the underlying value of net assets acquired and to adjust income taxes for the pro forma adjustments.

                                                                   FOR THE SIX MONTHS ENDED JUNE
                                                                                30,
                                                                   ------------------------------
                                                                   1996 PRO FORMA     1997 ACTUAL
                                                                   --------------     -----------
                                                                       (DOLLARS IN THOUSANDS,
                                                                         EXCEPT SHARE DATA)
Total revenues.................................................      $  245,592        $  422,024
Net income.....................................................           6,106             1,510
Net income per common and common equivalent share
     Primary...................................................             .19               .05
     Fully diluted.............................................             .19               .05
Weighted average number of common and common equivalent shares outstanding
     Primary...................................................      32,200,621        32,549,438
     Fully diluted.............................................      32,276,888        32,549,438

                            EMPLOYEE SOLUTIONS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1997 -- (CONTINUED)

5.   ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share." The statement establishes standards for computing and presenting earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statement. SFAS 128 is effective for financial statement periods ending after December 15, 1997. Adoption of SFAS 128 would have the following effect on the June 30, 1996 and 1997 financial statements:

                                                         SIX MONTHS ENDED JUNE 30,
                                      ----------------------------------------------------------------
                                                   1996                              1997
                                      ------------------------------    ------------------------------
                                      INCOME    SHARES     PER SHARE    INCOME    SHARES     PER SHARE
                                      ------   ---------   ---------    ------   ---------   ---------
                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Earnings per common share...........                         $ .17                             $ .05
                                                              ====                              ====
Earnings per common share --
  assuming dilution.................                         $ .17                             $ .05
                                                              ====                              ====
Basic earnings per share Income
  available to common
  stockholders......................  $5,457   30,175,511    $ .18      $1,478   30,840,094    $ .05
Effect of dilutive securities common
  stock options.....................      --   2,025,110                    --   1,709,344
                                      ------   ----------               ------   ----------
Diluted earnings per share..........  $5,457   32,200,621    $ .17      $1,478   32,549,438    $ .05
                                      ======   ==========     ====      ======   ==========     ====

6.   CONTINGENCIES

     The Company has received a letter from the Arizona Department of Economic Security indicating that the Company has been assigned a higher state unemployment tax rate for calendar year 1994 than the Company believes it is entitled to. In consultation with legal counsel the Company believes that based on Arizona Revised Statutes it is entitled to the lower rate. If it was ultimately determined that the higher rate applies, the Company would owe $500,000 (before interest and the income tax effect) more than is reflected in the Company's financial statements. As of June 30, 1997, the compounded interest totaled approximately $170,000.

     The Company received payroll tax penalty notices from the IRS and various states, relating to the acquired operations of Hazar alleging certain late payment of payroll taxes. The penalties proposed to be assessed against the Company totaled approximately $470,000 and have been abated in totality by the IRS during the quarter ended June 30, 1997. The penalties to be assessed against Hazar have been revised down by the IRS to a maximum of approximately $130,000 from approximately $390,000 for the period during which the Company performed designated management services on behalf of the predecessor. The Company has been informed that the IRS is also considering abatement of these penalties.

     The Company, and certain of its present and former executive officers and directors, have been named as defendants in several actions filed in 1997. While the exact claims and allegations vary, they all allege violations by the Company of Section 10(b) of the Securities Exchange Act, and Rule 10b-5 promulgated thereunder, with respect to the accuracy of statements regarding Company reserves and other disclosures made by the Company and certain directors and officers. These suits were filed shortly after a significant drop in the trading price of the Company's common stock in March 1997. Each of the actions seeks certification of a class consisting of purchasers of securities of the Registrant over specified periods of time. Each of the

                            EMPLOYEE SOLUTIONS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1997 -- (CONTINUED)

complaints seeks the award of compensatory damages in amounts to be determined at trial, including interest thereon, and costs of the action, including attorney's fees. The suits have been consolidated before a single judge of the U.S. District Court in Phoenix, Arizona. The Court has before it motions by the plaintiffs for the appointment of representative plaintiffs and approval of selection of lead counsel. Once these motions are ruled upon, it is anticipated that a consolidated, amended complaint will be filed. The Company believes the actions are without merit and intends to defend the cases vigorously.

     From time to time, the Company is named as a defendant in lawsuits in the ordinary course of business. These lawsuits are not considered to have a material impact on the Company.

     The Company believes that it has meritorious defenses to the lawsuits facing it, including those mentioned above, and intends to assert such defenses vigorously. However, it is not possible to predict whether such defenses will be successfully asserted in all cases. The Company would be required to record an expense and liability as to any matter if, at any time in the future, it became probable that the Company would not prevail in such matter.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Arizona Revised Statutes sec. 10-851 contains an extensive indemnification provision which permits an Arizona corporation to indemnify any person who was, is or is threatened to be named defendant or respondent ("party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding") (other than (i) a proceeding by or in the right of the corporation in which the director was held liable to the corporation or (ii) in connection with a proceeding charging improper personal benefit in which the director was held liable on the basis that personal benefit was improperly received by the director) by reason of the fact that such person is or was a director, or while serving as a director, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise ("director") against the obligation to pay a judgment, settlement, penalty or fine, or reasonable expenses with respect to a proceeding (including obligations and expenses that have not yet been paid by such person but that have been or may be incurred) ("liability") if such person's conduct was in good faith and such person reasonably believed that such conduct in an official capacity with the corporation was in the corporation's best interest or, in all other cases, that such conduct was at least not opposed to the corporation's best interest, and, in the case of criminal proceedings, such person had no reasonable cause to believe that the conduct was unlawful.

     Arizona Revised Statutes sec. 10-852 requires an Arizona corporation (unless limited by its articles of incorporation) to (i) indemnify a director who was the prevailing party in the defense of a proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding and (ii) indemnify a director who is not an officer, employee or holder of more than 5% of the outstanding shares of any class of the corporation's stock (an "outside director") against liability and to pay an outside director's expenses in advance of a final disposition of a proceeding, if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director met the standard of conduct described in sec. 10-851 and an undertaking executed personally, or on the director's behalf, to repay the advance if it is determined that the director did not meet the standard of conduct. Arizona Revised Statutes sec. 10-853 permits an Arizona corporation to pay expenses incurred by any other director who is a party to a proceeding in advance of final disposition of a proceeding if the director furnishes the corporation the written affirmation and undertaking described above and a determination is made by the company's board who are not parties to the proceeding, special legal counsel or shareholders that the facts then known would not preclude indemnification.

     Arizona Revised Statutes sec. 10-854 permits a court to order indemnification of a director who is a party to a proceeding upon the director's application for indemnification to the court even if the director has not met the statutory requirements if the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.

     Arizona Revised Statutes sec. 10-856 entitles an officer who is not a director to the mandatory and court-ordered indemnification provided by Arizona law to directors. In addition, an officer who is not a director and employees and agents of an Arizona corporation may be indemnified to the same extent as directors and may be further indemnified to the extent consistent with public policy.

     Arizona Revised Statutes sec. 10-202 provides that a corporation in its articles of incorporation may eliminate or limit personal liability of members of its board of directors to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director. However, no such provision may eliminate or limit the liability of a director for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the corporation or its shareholders, authorizing the unlawful distribution to shareholders, or an intentional violation of criminal law. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for an action or failure to take any action as a director. The Registrant's Articles of Incorporation contain such a provision.

     The Registrant's Bylaws provide that the Registrant shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Arizona.

     The Registrant maintains directors' and officers' liability insurance coverage for, among other things, certain liability for violations of certain federal and state securities laws. The Registrant also has entered into indemnification agreements with substantially all of the Registrant's directors and executive officers.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

     Incorporated by reference to the Exhibit Index immediately following the signature page hereof.

(b) Financial Statement Schedules:

     None. All schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

     Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Phoenix, State of Arizona on October 29, 1997.

                                          EMPLOYEE SOLUTIONS, INC.

                                          By:      /s/ MARVIN D. BRODY

                                            ------------------------------------
                                            MARVIN D. BRODY
                                            CHAIRMAN, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marvin D. Brody, Morris C. Aaron and Paul
M. Gales, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state securities commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

                SIGNATURE                                TITLE                      DATE
------------------------------------------    ----------------------------    -----------------

           /s/ MARVIN D. BRODY                Chairman of the Board, Chief    October 29, 1997
------------------------------------------      Executive Officer,
             Marvin D. Brody                    President and Director

           /s/ HARVEY A. BELFER               Director                        October 29, 1997
------------------------------------------
             Harvey A. Belfer

           /s/ JEFFERY A. COLBY               Director                        October 29, 1997
------------------------------------------
             Jeffery A. Colby

         /s/ EDWARD L. CAIN, JR.              Director                        October 29, 1997
------------------------------------------
           Edward L. Cain, Jr.

          /s/ ROBERT L. MUELLER               Director                        October 29, 1997
------------------------------------------
            Robert L. Mueller

           /s/ MORRIS C. AARON                Chief Financial Officer         October 29, 1997
------------------------------------------
             Morris C. Aaron

            /s/ JOHN V. PRINCE                Chief Accounting Officer        October 29, 1997
------------------------------------------
              John V. Prince

                                     * * *

     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Guarantor Subsidiaries, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Phoenix, State of Arizona on October 29, 1997.

                                          ERC OF INDIANA, INC.
                                          ERC OF MINN, INC.
                                          ERC OF OHIO, INC.
                                          ESI AMERICA, INC.
                                          ESI-MIDWEST, INC.
                                          ESI RISK MANAGEMENT AGENCY, INC.
                                          EMPLOYEE RESOURCES CORPORATION
                                          EMPLOYEE SOLUTIONS-EAST, INC.
                                          EMPLOYEE SOLUTIONS-MIDWEST, INC.
                                          EMPLOYEE SOLUTIONS OF OHIO, INC.
                                          EMPLOYEE SOLUTIONS OF TEXAS, INC.
                                          GCK ENTERTAINMENT SERVICES I, INC.
                                          LOGISTICS PERSONNEL CORPORATION
                                          PHOENIX CAPITAL MANAGEMENT, INC.
                                          TALENT, ENTERTAINMENT AND MEDIA
                                            SERVICES, INC.

                                          By:      /s/ MARVIN D. BRODY
                                            ------------------------------------
                                              Marvin D. Brody, Chief Executive
                                              Officer of each of the foregoing
                                              Guarantor Subsidiaries

                SIGNATURE                                TITLE                      DATE
------------------------------------------  --------------------------------  -----------------

           /s/ MARVIN D. BRODY              Director and Chief Executive      October 29, 1997
------------------------------------------    Officer of each of the
             Marvin D. Brody                  foregoing Guarantor
                                              Subsidiaries

           /s/ HARVEY A. BELFER             Director of each of the           October 29, 1997
------------------------------------------    Guarantor Subsidiaries
             Harvey A. Belfer

           /s/ MORRIS C. AARON              Chief financial officer of each   October 29, 1997
------------------------------------------    of the foregoing Guarantor
             Morris C. Aaron                  Subsidiaries

            /s/ JOHN V. PRINCE              Chief accounting officer of each  October 29, 1997
------------------------------------------    of the foregoing Guarantor
              John V. Prince                  Subsidiaries

                                     * * *

     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Guarantor Subsidiaries, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Phoenix, State of Arizona on October 29, 1997.

                                          EMPLOYEE SOLUTIONS-SOUTHEAST, INC.

                                          By:    /s/ ROY A. FLEGENHEIMER

                                            ------------------------------------
                                              Roy A. Flegenheimer, President

                SIGNATURE                                TITLE                      DATE
------------------------------------------  --------------------------------  -----------------

         /s/ ROY A. FLEGENHEIMER            President (chief executive        October 29, 1997
------------------------------------------    officer)
           Roy A. Flegenheimer

           /s/ HARVEY A. BELFER             Director                          October 29, 1997
------------------------------------------
             Harvey A. Belfer

         /s/ EDWARD L. CAIN, JR.            Director                          October 29, 1997
------------------------------------------
           Edward L. Cain, Jr.

           /s/ MORRIS C. AARON              Chief financial officer           October 29, 1997
------------------------------------------
             Morris C. Aaron

            /s/ JOHN V. PRINCE              Chief accounting officer          October 29, 1997
------------------------------------------
              John V. Prince

  EXHIBIT                                                               INCORPORATED BY         FILED
    NO.                            DESCRIPTION                           REFERENCE TO          HEREWITH
  -------       -------------------------------------------------  -------------------------  ----------
   4.1     --   Registrant's Composite Articles of Incorporation,  Exhibit 3(i) to the
                as amended                                         Registrant's Annual
                                                                   Report on Form 10-K for
                                                                   the year ended December
                                                                   31, 1996 ("1996 10-K")
   4.2     --   Registrant's Bylaws, as amended                    Exhibit 3(ii) to 1996
                                                                   10-K
   4.3     --   Indenture dated October 15, 1997 among the         Exhibit 4.1 to the
                Registrant, the Guarantor Subsidiaries and The     Registrant's Current
                Huntington National Bank                           Report on Form 8-K dated
                                                                   October 21, 1997
                                                                   ("10/21/97 8-K")
   4.4     --   Purchase Agreement dated October 16, 1997 among    Exhibit 4.2 to 10/21/97
                the Registrant, the Guarantor Subsidiaries and     8-K
                First Chicago Capital Markets, Inc. ("FCCM")
   4.5     --   Registration Rights Agreement dated October 21,    Exhibit 4.3 to 10/21/97
                1997 among the Registrant, the Guarantor           8-K
                Subsidiaries and FCCM
   4.6     --   Amended and Restated Loan Agreement dated October  Exhibit 4.4 to 10/21/97
                21, 1997 between the Registrant and Bank One       8-K
                Arizona, NA
   5.1     --   Opinion of Quarles & Brady
                                                                                                  X
  12.1     --   Statements re computation of ratios
                                                                                                  X
  23.1     --   Consent of Quarles & Brady (Included in Exhibit
                5.1 above)
  23.2     --   Consent of Arthur Andersen LLP
                                                                                                  X
  23.3     --   Consent of Deloitte & Touche LLP
                                                                                                  X
  24.1     --   Powers of Attorney
                                                                                              Signature
                                                                                                 Page
  25.1     --   Statement of eligibility of Trustee, on Form T-1
                                                                                                  X
  99.1     --   Form of Letter of Transmittal
                                                                                                  X